UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE JONES GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

1411 Broadway

New York, NY 10018

[                    ], 2014

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”) of The Jones Group Inc. (the “Company”, “we”, “us” or “our”), I cordially invite you to attend a special meeting of our shareholders, to be held on [                    ], 2014 at [            ] local time, at [            ].

On December 19, 2013, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Jasper Parent LLC, a Delaware limited liability company (“Parent”), and Jasper Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). Parent and Merger Sub are beneficially owned by affiliates of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, “Sycamore”). If the merger is completed, you will be entitled to receive $15.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you own. At the special meeting, you will be asked to consider and vote upon proposals:

1.	To adopt the merger agreement, as it may be amended from time to time;

2.	To adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement; and

3.	To approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

After due and careful discussion and consideration, the Board has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of our shareholders. Accordingly, the Board has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Approval of the proposals to adopt the merger agreement, to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger each requires the affirmative vote of the holders of a majority of votes cast by our shareholders at the special meeting. Only shareholders who owned shares of our common stock at the close of business on [                    ], 2014, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting.

Under the Pennsylvania Business Corporation Law of 1988, as amended, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters’ rights if the shares of the corporation are listed on a national securities exchange. Since our common stock is currently listed on The New York Stock Exchange, which is a national securities exchange, holders of our common stock will not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is adopted and the merger is completed, holders of our common stock who voted against the adoption of the merger agreement will be treated the same as holders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

Your vote is very important, regardless of the number of shares of our common stock you own. Whether or not you plan to attend the special meeting in person, if you are a shareholder of record (that is, if your shares of our common stock are registered in your name with Wells Fargo Bank, National Association, our transfer agent), please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you do not issue instructions to your bank, brokerage firm or other nominee or obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting, your shares of our common stock will not be voted at the special meeting. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

By order of the Board of Directors,

[signature]

Wesley R. Card

Chief Executive Officer

New York, New York

[                    ], 2014

The proxy statement is dated [                    ], 2014, and is first being mailed to our shareholders on or about [                    ], 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

THE JONES GROUP INC.

1411 Broadway

New York, NY 10018

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held [                    ], 2014

A special meeting of shareholders of The Jones Group Inc., a Pennsylvania corporation (the “Company”, “we”, “us” or “our”), will be held on [                    ], 2014, at [            ] local time, at [            ].

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of December 19, 2013, by and among the Company, Jasper Parent LLC, a Delaware limited liability company (“Parent”) and Jasper Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), providing for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

3. To consider and vote on the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

The Board of Directors of the Company (the “Board”) has fixed the close of business on [                    ], 2014 as the record date for determining shareholders entitled to notice of and to vote at the special meeting. Only shareholders of record at the close of business on [                    ], 2014 are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

Your vote is very important, regardless of the number of shares of our common stock that you own. The affirmative vote of the holders of a majority of votes cast by our shareholders at the special meeting is required to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger, in each case provided that a quorum is present. If a quorum does not exist, the holders of a majority of the shares of our common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Under the Pennsylvania Business Corporation Law of 1988, as amended, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters’ rights if the shares of the corporation are listed on a national securities exchange. Since our common stock is currently listed on The New York Stock Exchange, which is a national securities exchange, the holders of our common stock will not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is adopted and the merger is completed, holders of our common stock who voted against the adoption of the merger agreement will be treated the same as holders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from the shareholder of record. You may revoke your proxy in the manner described in the enclosed proxy statement at any time before it has been voted at the special meeting.

If you sign, date and return your proxy card or submit a proxy via phone or the Internet without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

If you are a shareholder of record and you do not return your proxy card, submit your proxy by phone or the Internet or attend and vote at the special meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have no effect on (i) the proposal to adopt the merger agreement, (ii) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement or (iii) the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. If your shares of our common stock are held in “street name” and you do not issue instructions to your bank, brokerage firm or other nominee with respect to a particular proposal, your shares of our common stock will have no effect on such proposal. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

After due and careful discussion and consideration, the Board has unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of our shareholders. Accordingly, the Board has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

[signature]
Wesley R. Card Chief Executive Officer

New York, New York

[                    ], 2014

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THE JONES GROUP INC.

SPECIAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders of The Jones Group Inc. (the “Company”, “we”, “us” or “our”), which will be held on [                    ], 2014, at [                    ] local time, at [                    ], and any adjournments or postponements thereof. We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors (the “Board”) for use at the special meeting. This proxy statement is dated [                    ], 2014 and is first being mailed to shareholders on or about [                    ], 2014.

We refer to the Agreement and Plan of Merger, dated as of December 19, 2013, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the “merger agreement”, and the merger of Merger Sub with and into the Company as the “merger”.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [    ].

Parties to the Merger (Page [    ])

The Jones Group Inc.

1411 Broadway

New York, NY 10018

(212) 642-3860

The Jones Group Inc. (NYSE: JNY), a Pennsylvania corporation, is a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. We have a reputation for innovation, excellence in product quality and value, operational execution and talent. We also market directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through e-commerce sites. Our internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, Brian Atwood (L), Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., Joan & David, Miss KG, Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Erika, Napier, Jessica Simpson (L), Givenchy (L), Judith Jack, Albert Nipon, Pappagallo and Rafe (L).

For additional information about us and our business, please see “Where You Can Find More Information” beginning on page [    ].

Jasper Merger Sub, Inc.

c/o Sycamore Partners

9 West 57th Street, 31st Floor

New York, NY 10019

(212) 796-8560

Jasper Merger Sub, Inc., a Pennsylvania corporation, which we refer to as “Merger Sub”, is a wholly owned subsidiary of Jasper Parent LLC that was formed on November 26, 2013, solely for the purpose of entering into the merger agreement and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the “surviving corporation”.

Jasper Parent LLC

c/o Sycamore Partners

9 West 57th Street, 31st Floor

New York, NY 10019

(212) 796-8560

Jasper Parent LLC, a Delaware limited liability company, which we refer to as “Parent”, was formed on December 2, 2013, solely for the purpose of entering into the merger agreement and related agreements and completing the merger and the other transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Each of Merger Sub and Parent is controlled by Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, “Sycamore”), which are private equity funds based in New York specializing in consumer and retail industry investments.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on December 19, 2013. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The following will occur in connection with the merger:

•	each share of our common stock issued and outstanding immediately prior to the effective time of the merger (which we refer to as the “effective time”), other than (a) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, in each case not held on behalf of third parties (which we refer to as the “Excluded Shares”) and (b) Restricted Shares (as defined below), will convert into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes, as described below; and

•	each share of our common stock will, at the effective time, be canceled, and each holder of a certificate representing shares of our common stock described above will cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate.

Following and as a result of the merger:

•	our shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of our future earnings or growth (except for any of our employees who may be given the opportunity to invest in Parent or its affiliates and who choose to make this investment, and any of our employees who may be granted equity compensation awards in respect of the stock of Parent or its affiliates following consummation of the merger, each of whom will continue so to participate through his or her interest in Parent or its affiliates);

•	shares of our common stock will no longer be listed on The New York Stock Exchange (“NYSE”), and price quotations with respect to the shares of our common stock in the public market will no longer be available; and

•	the registration of shares of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

The Carveout Transactions

Substantially concurrently with the closing of the merger, Parent intends to transfer ownership of (1) the Jones Apparel Business, (2) the Kurt Geiger Business and (3) the Stuart Weitzman Business (each as defined below under “The Merger Agreement—Carveout Transaction Matters” beginning on page [    ]), in each case, to separate controlled affiliates of Sycamore (which we refer to collectively as the “carveout transactions”). The carveout transactions will not occur if the merger is not consummated for any reason. The only condition to the closing of the carveout transactions is the consummation of the merger. No approval of the holders of our common stock is required in order to complete the carveout transactions and our shareholders will not receive any consideration in, or as a result of, the carveout transactions. Following completion of the carveout transactions, the Company’s business will be comprised of the Nine West Business and the Jeanswear Business (each as defined under “The Merger Agreement—Carveout Transaction Matters” beginning on page [    ]), together with certain corporate level assets and obligations to be retained by the Company.

The Special Meeting (Page [    ])

Time, Place and Purpose of the Special Meeting (Page [    ])

The special meeting will be held on [                    ], 2014 at [            ] local time, at [    ].

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as “our common stock” or “Shares”, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement. In addition, holders of Shares will be asked to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Record Date and Quorum (Page [    ])

You are entitled to receive notice of, and to vote at, the special meeting if you owned Shares at the close of business on [                    ], 2014, which the Board set as the record date for the special meeting and which we refer to as the “record date”. You will have one vote for each Share that you owned on the record date. As of the record date, there were [            ] Shares outstanding and entitled to vote at the special meeting. A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purposes of consideration and action on the matter at the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present, while broker non-votes are not counted as present unless instructions have been provided by the beneficial owner to the applicable bank, brokerage firm or nominee with respect to at least one proposal. If a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Vote Required (Page [    ])

The affirmative vote of the holders of a majority of votes cast by our shareholders at the special meeting is required to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement and to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger, in each case provided that a quorum is present. In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [            ] Shares (collectively representing [            ]% of the outstanding Shares on the record date). Our directors and executive officers have informed us that they currently intend to vote all of their Shares (other than Shares as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which, subject to the terms and conditions set forth therein, each such shareholder agreed, among other things, to vote all of the Shares that are beneficially owned by such shareholder in favor of the adoption of the merger agreement. As of February 21, 2014, Mr. Card and Mr. Dickson beneficially owned 1,859,724 Shares, collectively, representing 2.4% of our outstanding Shares. Please see “The Merger Agreement—Support Agreements” beginning on page [    ].

Proxies and Revocation (Page [    ])

Any shareholder of record (that is, a shareholder registered in its own name with Wells Fargo Bank, National Association, our transfer agent) entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your Shares are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Shares using the instructions provided by your bank, brokerage firm or other nominee.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your Shares in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Merger Consideration (Page [    ])

At the effective time, each outstanding Share (other than Excluded Shares and Restricted Shares) will be converted into the right to receive $15.00 in cash, which we refer to as the “per share merger consideration”, without interest and less any required withholding taxes. At the effective time, each Excluded Share will be canceled without payment of consideration and will cease to exist.

Treatment of Restricted Shares and Share Units (Page [    ])

At the effective time, unless otherwise agreed between the Company and a holder, each outstanding Company restricted share (a “Restricted Share”) will become fully vested and nonforfeitable (assuming the maximum achievement of all applicable performance goals) and will be canceled in exchange for the right to receive the per share merger consideration of $15.00 in cash plus any unpaid dividends that have accumulated on such Restricted Share prior to the effective time, without interest and less any required withholding taxes.

At the effective time, each share unit (a “Share Unit”) held by our directors under our Deferred Compensation Plan for Outside Directors will be canceled and converted into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes.

Recommendation of the Board; Reasons for the Merger (Page [    ])

After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger”, the Board has unanimously determined that the merger agreement and merger are fair to, advisable and in the best interests of our shareholders.

The Board recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

To review the factors that our Board considered when deciding whether to approve the merger agreement and the merger, please see “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page [    ].

Citigroup Global Markets Inc. Financial Analyses and Opinion (Page [    ])

In connection with the merger, Citigroup Global Markets Inc. (“Citigroup”), the financial advisor to the Company, delivered its written opinion to the Board on December 19, 2013, as to the fairness, from a financial point of view, to the holders of the Shares, of the per share merger consideration to be received by such holders pursuant to the merger agreement. The full text of Citigroup’s opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by Citigroup in rendering Citigroup’s opinion, is attached as Annex B-1 and is incorporated herein by reference. Citigroup’s opinion was provided for the information of the Board in connection with its evaluation of the merger. Citigroup was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of the Shares, of the per share merger consideration to be received by such holders pursuant to the merger agreement. Citigroup’s opinion did not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup’s opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. The summary of Citigroup’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Holders of Shares are urged to read Citigroup’s opinion, and the section “The Merger—Citigroup Global Markets Inc. Financial Analyses and Opinion” beginning on page [    ], carefully and in its entirety.

Peter J. Solomon Company Financial Analyses and Opinion (Page [    ])

In connection with the merger, Peter J. Solomon Company (“PJSC”), the financial advisor to the Company’s Board, delivered its written opinion to the Board on December 19, 2013, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $15.00 in cash per share to be received by holders of Shares (other than the holders of Excluded Shares) in connection with the merger is fair, from a financial point of view, to such holders. The full text of PJSC’s opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex B-2 and is incorporated herein by reference. PJSC’s opinion was directed only to the fairness of the per share merger consideration proposed to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the merger from a financial point of view, was provided to the Board in connection with its evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of Shares as to how any shareholder should act or vote on any matter with respect to the merger. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Holders of Shares are urged to read PJSC’s opinion, and the section “The Merger—Peter J. Solomon Company Financial Analyses and Opinion” beginning on page [    ], carefully and in its entirety.

Financing of the Merger (Page [    ])

Parent and Merger Sub anticipate that the total funds required to complete the merger, to repay certain of our existing debt and to pay related transaction fees and expenses at the closing of the merger will be approximately $2.0 billion. Parent, Merger Sub and the Sycamore affiliates that are party to the carveout transactions (the “Sycamore Affiliates”) have received debt and equity commitments (which are described below) in an aggregate amount that we believe will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of related transaction fees and expenses at the closing of the merger. The funding of the financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the financing will be provided.

Sycamore Equity Financing (Page [    ])

Sycamore has provided an equity commitment of $551.0 million to Parent and the Sycamore Affiliates (the “Sycamore equity financing”). The Sycamore equity financing is made pursuant to an equity commitment letter from Sycamore, dated December 19, 2013 (the “Sycamore equity commitment letter”), pursuant to which Sycamore has committed to contribute the Sycamore equity financing to Parent and the Sycamore Affiliates solely for the purpose of funding, in the case of Parent, a portion of the aggregate per share merger consideration and, in the case of the Sycamore Affiliates, all or a portion of the consideration payable pursuant to the purchase agreements for the carveout transactions that will in turn be paid over to Parent for the purpose of funding a portion of the aggregate per share merger consideration plus, in each case, certain related costs and expenses. We are an express third-party beneficiary to the Sycamore equity commitment letter and under certain circumstances may seek specific performance (either directly or through Parent or the Sycamore Affiliates) to cause Sycamore to fund the Sycamore equity financing in accordance with the Sycamore equity commitment letter and the merger agreement. The Sycamore equity financing is generally subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger and the prior or simultaneous funding of the debt financing and the KKR equity financing (each as defined under “—Debt Financing” and “—KKR Equity Financing”, respectively) pursuant to the terms thereof (or, if alternative financing has been obtained in accordance with the merger agreement, such alternative financing).

Debt Financing (Page [    ])

In connection with the merger and the carveout transactions, Parent, Merger Sub and the Sycamore Affiliates have received a debt commitment letter dated December 19, 2013 (the “debt commitment letter”) whereby the financial institutions named therein will collectively provide, subject to the terms and conditions therein, the following debt financing (the “debt financing”):

•	a $250.0 million senior secured asset-based revolving credit facility (the “surviving corporation revolving credit facility”), a $400.0 million senior secured term loan facility (the “surviving corporation term loan facility”) and a $525.0 million senior unsecured bridge facility (less the aggregate proceeds of senior unsecured notes that would be issued in a high yield bond offering under Rule 144A) (the “surviving corporation bridge facility”), in each case to be used (i) to finance a portion of the aggregate merger consideration, (ii) to pay fees, costs and expenses incurred in connection therewith, (iii) to refinance certain of our existing indebtedness and (iv) in the case of the surviving corporation revolving credit facility, for working capital, capital expenditures and general corporate purposes of the surviving corporation after the closing of the merger and the carveout transactions;

•	a $175.0 million senior secured asset-based revolving credit facility and a $25.0 million senior secured term loan to be used (i) to finance the acquisition of the Jones Apparel Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay fees, costs and expenses incurred in connection therewith and (iii) in the case of the asset-based revolving credit facility, for working capital, capital expenditures and other general corporate purposes of the Jones Apparel Business after the closing of the merger and the carveout transactions;

•	a $35.0 million senior secured asset-based revolving credit facility and a $220.0 million senior secured term loan facility to be used (i) to finance the acquisition of the Stuart Weitzman Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay fees, costs and expenses incurred in connection therewith and (iii) in the case of the asset-based revolving credit facility, for working capital, capital expenditures and general corporate purposes of the Stuart Weitzman Business after the closing of the merger and the carveout transactions; and

•	a £70.0 million senior secured unitranche facility to be used (i) to finance the acquisition of the Kurt Geiger Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay costs and expenses incurred in connection therewith and (iii) to refinance certain of the existing indebtedness of the Kurt Geiger Business; and a £25.0 million senior secured asset-based revolving credit facility to be used for working capital, capital expenditures and other general corporate purposes of the Kurt Geiger Business after the closing of the merger and the carveout transactions.

On February 12, 2014, the debt commitment letter was amended to, among other things, increase the surviving corporation term loan facility from $400.0 million to $470.0 million and to decrease the surviving corporation bridge facility from $525.0 million to $455.0 million.

In addition, we currently have outstanding the following public indebtedness: (i) $250 million aggregate principal amount of 5.125% Senior Notes due 2014 issued by the Company and certain of its subsidiaries (the “2014 Notes”), (ii) $400 million aggregate principal amount of 6.875% Senior Notes due 2019 issued by the Company and certain of its subsidiaries (the “2019 Notes”) and (iii) $250 million aggregate principal amount of 6.125% Senior Notes due 2034 issued by the Company and certain of its subsidiaries (the “2034 Notes” and, collectively with the 2014 Notes and the 2019 Notes, the “Notes”; the indentures governing the Notes being the “Indentures”). Parent has informed us that, in connection with the financing of the merger and the other transactions contemplated by the merger agreement, it currently intends: (i) to optionally redeem and discharge in full as of the effective time the 2014 Notes; (ii) to conduct and consummate as of the effective time the required change of control offer for the 2019 Notes (at the required offer price of 101% under the Indenture governing the 2019 Notes); and (iii) for the 2034 Notes to remain outstanding obligations of the Company following the effective time.

Parent has informed us that, subject to the immediately following sentence, upon completion of the merger and the carveout transactions, the Company, as the surviving corporation, is expected to have the following debt capitalization: (i) $250.0 million under the surviving corporation revolving credit facility, which is not expected to be drawn on the closing date unless $25.0 million or less of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer for the 2019 Notes that Parent chooses to undertake in connection with the transactions; (ii) $470.0 million under the surviving corporation term loan facility; (iii) $455.0 million under either the surviving corporation bridge facility or senior unsecured notes that would be issued in a high yield bond offering under Rule 144A; (iv) $250.0 million of 2034 Notes; (v) £6.2 million of KG Loan Notes (as defined under “The Merger Agreement—Financing” beginning on page [    ]); and (vi) the amount, if any, of 2019 Notes that are not tendered and purchased by the Company pursuant to the required change of control offer or any tender offer that Parent chooses to undertake in connection with the transactions. Under the terms of the debt commitment letter (as amended on February 12, 2014), (x) if $25.0 million or less of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer that Parent chooses to undertake in connection with the transactions, then the surviving corporation bridge facility and senior unsecured notes will be reduced to $0 and the surviving corporation revolving credit facility will be drawn on the closing date in an aggregate amount of up to $80.0 million to finance the merger transactions and (y) if more than $25.0 million but less than all of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer that Parent chooses to undertake in connection with the transactions, then up to the first $205.0 million of any remaining outstanding 2019 Notes will reduce the amount of the surviving corporation bridge facility and senior unsecured notes on a dollar for dollar basis, and any amount of remaining outstanding 2019 Notes in excess of $205.0 million will reduce the surviving corporation term loan facility on a dollar for dollar basis.

KKR Equity Financing (Page [    ])

Certain funds and accounts managed by KKR Asset Management LLC and its affiliates (collectively, the “KKR Accounts”) have provided an equity commitment with respect to an aggregate of $60.0 million to Parent and the Sycamore Affiliates (the “KKR equity financing”) pursuant to two equity commitment letters from the KKR Accounts, each dated December 19, 2013 (collectively, the “KKR equity commitment letter” and, together with the debt commitment letter and the Sycamore equity commitment letter, the “financing commitments”). The KKR Accounts have committed, on the terms and subject to the conditions set forth in the KKR equity commitment letter, to contribute the KKR equity financing to Parent and the Sycamore Affiliates solely for the purpose of funding, in the case of Parent, a portion of the aggregate per share merger consideration and, in the case of the Sycamore Affiliates, all or a portion of the consideration payable pursuant to the purchase agreements for the carveout transactions that will in turn be paid over to Parent for the purpose of funding a portion of the aggregate per share merger consideration plus, in each case, certain related costs and expenses. The KKR equity financing is subject to conditions as provided in the KKR equity commitment letter, including the execution of definitive documentation consistent with previously agreed terms; satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger; satisfaction of the conditions of the lenders in the debt commitment letter; and the substantially simultaneous closing of the merger in accordance with the terms of the merger agreement, including the funding of the debt financing and the Sycamore equity financing.

Reverse Termination Fee (Page [    ])

If the merger agreement is terminated in circumstances in which the debt financing or the KKR equity financing is not funded, Parent may be obligated to pay us a reverse termination fee of $60.0 million, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ]. The obligation of Parent to pay the reverse termination fee is guaranteed by Sycamore, as discussed under “Limited Guarantee” below.

Limited Guarantee (Page [    ])

Pursuant to the terms of a limited guarantee delivered by Sycamore in favor of the Company, dated December 19, 2013 (the “limited guarantee”), Sycamore has agreed to guarantee the due and punctual payment by Parent and Merger Sub to us of the reverse termination fee of $60.0 million, the Company expenses (as defined under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ]) and certain expense reimbursement and indemnification obligations of Parent and Merger Sub in the merger agreement, subject to the terms and conditions of the limited guarantee.

Interests of Certain Persons in the Merger (Page [    ])

In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. These interests include the acceleration and “cash-out” of Restricted Shares and Share Units; certain severance benefits that may be payable upon termination following a change in control; and the right to continued indemnification and insurance coverage by Parent, the surviving corporation and the Sycamore Affiliates after the merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders.

Support Agreements

In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which, subject to the terms and conditions set forth therein, each such shareholder agreed, among other things, to vote all of the Shares that are beneficially owned by such shareholder in favor of the adoption of the merger agreement. As of February 21, 2014, Mr. Card and Mr. Dickson beneficially owned 1,859,724 Shares, collectively, representing 2.4% of our outstanding Shares. The support agreements terminate in the event the merger agreement is terminated (including in the event the Board accepts a superior proposal, as described on page [    ]), in the event the Board changes its recommendation with respect to the merger and in certain other specified circumstances. A copy of Mr. Card’s and Mr. Dickson’s support agreement is attached as Exhibit 10.1 and Exhibit 10.2, respectively, to the Current Report on Form 8-K we filed with the SEC on December 23, 2013. The foregoing description of the support agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the support agreements.

Material United States Federal Income Tax Consequences of the Merger (Page [    ])

The exchange of Shares for cash in the merger will generally be a taxable transaction to United States Holders (as defined below) for United States federal income tax purposes. In general, a United States Holder whose Shares are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such Shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such Shares. Backup withholding may also apply to the cash payments made to a United States Holder pursuant to the merger unless the United States Holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States Holder (as defined below) with respect to Shares exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made to it pursuant to the merger, unless the non-United States Holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page [    ] for definitions of “United States Holder” and “non-United States Holder”, and for a more detailed discussion of the material United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page [    ])

Under the terms of the merger agreement, the merger cannot be completed until the waiting periods applicable to the consummation of the merger and the carveout transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) have expired or been terminated.

Under the HSR Act and the related rules and regulations, certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the merger and the carveout transactions. The HSR Act requires the parties to observe a 30-day waiting period, during which time the merger and the carveout transactions may not be consummated, unless that initial 30-day waiting period is terminated early. If, before the expiration of the initial 30-day waiting period, the Antitrust Division or the FTC issues a request for additional information, the parties may not consummate the merger or the carveout transactions until 30 days after the parties have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). On January 10, 2014, we and Sycamore’s “ultimate parent entity” (as defined under the HSR Act) filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the merger and the carveout transactions. On January 17, 2014, the FTC granted early termination of the waiting period under the HSR Act. The consummation of the merger and the carveout transactions is not conditioned on other regulatory filings or approvals in the United States or in any other jurisdiction.

Litigation Relating to the Merger (Page [    ])

Since the announcement of the proposed merger, the Company and its directors have been named as defendants in five shareholder actions brought by purported Company shareholders. The plaintiffs in each of the actions seek equitable relief, including an injunction preventing consummation of the merger, rescission in the event the merger is consummated, damages, and an award of attorneys’ and other fees and costs. For a description of the litigation related to the merger brought against us as of the date of this proxy statement, please see “The Merger—Litigation Relating to the Merger” beginning on page [    ].

Solicitation of Acquisition Proposals (Page [    ])

The merger agreement provides that from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we are not permitted to, directly or indirectly, initiate, solicit or knowingly encourage any inquiry or the making of any proposal that constitutes an acquisition proposal (which is described on page [    ]) from any person or engage in discussions or negotiations regarding, or facilitate, any acquisition proposal. During such period we are also not permitted to enter into any agreement with respect to any acquisition proposal, nor may we grant waivers, amendments or releases under confidentiality agreements entered into in connection with a potential acquisition proposal (other than with respect to the waiver of certain standstill provisions contained in such confidentiality agreements). Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our shareholders, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal if the Board determines in good faith after consultation with its financial advisor that such acquisition proposal is or could reasonably be expected to result in a superior proposal (which is described on page [    ]). At any time before the merger agreement is adopted by our shareholders, we may terminate the merger agreement in order to enter into an acquisition proposal so long as the Board determines in good faith after consultation with its financial advisor that the acquisition proposal is a superior proposal and we comply with the terms of the merger agreement related thereto, including negotiating revisions to the terms of the merger agreement with Parent (to the extent Parent desires to negotiate) for a period of three business days (or a shorter period under certain circumstances) prior to our termination of the merger agreement and entry into an acquisition proposal and paying a termination fee to Parent, which termination fee is described under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ].

Conditions to the Merger (Page [    ])

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our shareholders, expiration (or earlier termination) of the waiting period under the HSR Act, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement and the absence of a Company material adverse effect (as defined in the merger agreement, which definition is described under “The Merger Agreement—Representations and Warranties” beginning on page [    ]). Please see “The Merger Agreement—Conditions to the Merger” beginning on page [    ].

Termination (Page [    ])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•	by either Parent or us, if:

•	the merger has not been consummated by June 17, 2014, which we refer to as the “termination date”; provided that this termination right will not be available to a party if the other party has the right to terminate the merger agreement because of the breach of a representation, warranty, covenant or agreement that causes the failure of a closing condition;

•	our special meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement thereof; or

•	an order, judgment or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or carveout transactions has become final and nonappealable.

However, these termination rights will not be available to a party if the failure to consummate the merger prior to the termination date was primarily due to a material breach by such party of any of its obligations under the merger agreement.

•	by us, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, (i) the Board authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent the termination fee as described below under “—Termination Fees and Expenses”;

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement so as to cause the failure of a closing condition); or

•	the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), we indicate to Parent in writing that we are ready, willing and able to consummate the merger, and Parent and Merger Sub fail to consummate the merger within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period.

•	by Parent, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, the Board (i) makes and does not withdraw a change of recommendation, (ii) fails to include in the proxy statement its recommendation that our shareholders vote to adopt the merger agreement or (iii) subject to a cure period, breaches (or we breach) in any material respect the undertaking to not solicit acquisition proposals or any related obligations; or

•	there has been a breach of a representation, warranty, covenant or agreement made by us in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by Parent to us and (ii) three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of the merger agreement so as to cause the failure of a closing condition).

Termination Fees and Expenses (Page [    ])

Upon termination of the merger agreement under specified circumstances, we will be required to pay Parent a termination fee of $36.0 million (which we refer to as the “termination fee”). The merger agreement also provides that Parent will be required to pay us a reverse termination fee of $60.0 million (which we refer to as the “reverse termination fee”) in the event that we terminate the merger agreement (i) due to an inaccuracy of any of Parent or Merger Sub’s representations and warranties or a breach of any of their covenants set forth in the merger agreement and the breach is the principal cause of the failure of the merger to be consummated; or (ii) because the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and Parent has not closed the merger within two business days following the date on which the closing should have otherwise occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period.

In addition, in certain circumstances, we will be required to reimburse Parent, and in certain other circumstances, Parent will be required to reimburse us, in each case, for out-of-pocket fees and expenses incurred by the other party in connection with the transactions contemplated by the merger agreement (subject in each case to a cap of $12.0 million and to certain other limitations described in the merger agreement). Please see “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ].

Remedies (Page [    ])

Subject to our specific performance rights described below, our receipt of the reverse termination fee or the Company expenses (as defined under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ]), as applicable, and certain other expense reimbursement and indemnification payments from Parent, will be our sole and exclusive remedy against Parent, Merger Sub, Sycamore, the KKR Accounts, the debt financing sources and any of their respective former, current or future affiliates, as well as any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of such persons will have any further liability or obligation relating to or arising out of the merger agreement, the merger, the financing, the carveout transactions or the other transactions contemplated thereby, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee or expenses.

Subject to Parent’s specific performance rights described below, Parent’s receipt of the termination fee or the Parent expenses (as defined under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ]), as applicable, will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against us, our subsidiaries and our affiliates, as well any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of such persons will have any further liability or obligation relating to or arising out of the merger agreement, the financing, the carveout transactions or the other transactions contemplated thereby, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee or expenses.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. We are entitled to seek specific performance of Parent’s obligation to cause the Sycamore equity financing to be funded to fund the merger under the circumstances described in “The Merger—Financing of the Merger—Sycamore Equity Financing” beginning on page [    ]. Although we are permitted and entitled to seek both (i) a grant of specific performance to cause the Sycamore equity financing to be funded and the merger to be consummated and (ii) payment of the reverse termination fee, under no circumstances will we be entitled to receive both (a) a grant of specific performance to cause the funding of the Sycamore equity financing and the merger to be consummated and (b) payment of the reverse termination fee.

Market Price of Company Common Stock and Suspension of Quarterly Dividend (Page [    ])

Our common stock is listed on The New York Stock Exchange under the symbol “JNY”. On April 11, 2013, the last trading day prior to when media speculation began regarding our plans to sell all or part of our portfolio, our common stock closed at $13.29 per share. On [                    ], 2014, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $[            ] per share.

We have paid a quarterly $0.05 cash dividend to our shareholders since January 1, 2009, with varying dividends before such date. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common stock.

If the merger is completed, there will be no further market for our common stock.

Absence of Dissenters’ Rights (Page [    ])

Under Section 1571 of the Pennsylvania Business Corporation Law of 1988 (as amended, the “PBCL”), the holders of any class or series of shares of a corporation are not entitled to exercise dissenters’ rights if the shares of the corporation are listed on a national securities exchange. Since our common stock is currently listed on The New York Stock Exchange, which is a national securities exchange, the holders of our common stock will not have the right to exercise dissenters’ rights in connection with the merger.

If the merger agreement is adopted and the merger is completed, holders of our common stock who voted against the adoption of the merger agreement will be treated the same as holders who voted for the adoption of the merger agreement and their Shares will automatically be converted into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes.

Delisting and Deregistration of Company Common Stock (Page [    ])

If the merger is completed, our common stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act. As such, we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of our common stock.

Additional Information (Page [    ])

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.jonesgroupinc.com. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page [    ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [    ].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent and Merger Sub pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. As a result of the merger, the Company will become a wholly owned direct subsidiary of Parent and will no longer be a publicly held corporation. You will not own any shares of the capital stock of the surviving corporation, although you will be entitled to the per share merger consideration, without interest and less any required withholding taxes, with regard to your Shares. In addition, our common stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes, for each Share that you own. For example, if you own 100 Shares, you will receive $1,500.00 in cash in exchange for your Shares, without interest and less any required withholding taxes. If the merger is completed, you will not own any shares of the capital stock in the surviving corporation.

Q.	What will happen to outstanding Restricted Shares in the merger?

A.	For information regarding the treatment of Restricted Shares, please see “The Merger Agreement—Treatment of Shares, Restricted Shares and Share Units” beginning on page [ ].

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. If the merger agreement is adopted at the special meeting, we anticipate that the merger will be completed in the second quarter of 2014. However, we cannot assure completion by any particular date, if at all.

Q.	When will I receive the cash payment for my Shares?

A.	If you are a shareholder of record, shortly after the effective time, Wells Fargo Bank, National Association (the “paying agent”) will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the aggregate per share merger consideration for your Shares. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to the paying agent, it will promptly pay, on behalf of Parent, the merger consideration owing to you, less any required withholding taxes.

If your Shares are held in “street name” through a bank, brokerage firm or other nominee, shortly after the effective time, the paying agent will transmit to The Depository Trust Company (“DTC”) or its nominee an amount in cash equal to the product of the number of Shares held of record by DTC or such nominee immediately prior to the effective time and the per share merger consideration, and you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your Shares held in “street name” in exchange for the per share merger consideration.

Q.	What are the carveout transactions?

A.	Substantially concurrently with the closing of the merger, Parent intends to transfer ownership of (1) the Jones Apparel Business, (2) the Kurt Geiger Business and (3) the Stuart Weitzman Business, in each case, to separate Sycamore Affiliates. The carveout transactions will not occur if the merger is not consummated for any reason. The only condition to closing of the carveout transactions is the consummation of the merger. No approval of the holders of our common stock is required in order to complete the carveout transactions and our shareholders will not receive any consideration in, or as a result of, the carveout transactions. Following completion of the carveout transactions, the Company’s business will be comprised of the Nine West Business and the Jeanswear Business, together with certain corporate level assets and obligations to be retained by the Company. For additional information, please see “The Merger Agreement—Carveout Transaction Matters” beginning on page [ ].

Q.	Will I continue to receive regular quarterly dividends?

A.	No. We have paid a quarterly $0.05 cash dividend to our shareholders since January 1, 2009, with varying dividends before such date. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common stock.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares. Instead, we will remain an independent public company, and our common stock will continue to be listed and traded on The New York Stock Exchange. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a termination fee or expense reimbursement with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page [ ].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of Shares for cash in the merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose Shares are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such Shares (determined before the deduction of any required withholding taxes) and such United States Holder’s adjusted tax basis in such Shares. Backup withholding may also apply to the cash payments made to a United States Holder pursuant to the merger unless such United States Holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States Holder with respect to Shares exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made to it pursuant to the merger, unless such non-United States Holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page [    ] for definitions of “United States Holder” and “non-United States Holder” and for a more detailed discussion of the material United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:	Yes. In considering the recommendation of the Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests include the acceleration and “cash-out” of Restricted Shares and Share Units; certain severance benefits that may be payable upon termination following a change in control; and the right to continued indemnification and insurance coverage by Parent, the surviving corporation and the Sycamore Affiliates after the merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders. Please see “The Merger—Interests of Certain Persons in the Merger” beginning on page [ ] for additional information.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned Shares as of [ ], 2014, which is the record date. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Shares with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of our shareholders will be held on [ ], 2014, at [ ] local time, at [ ]. This proxy statement is first being mailed to shareholders on or about [ ], 2014.

Q.	Who may attend the special meeting?

A.	All shareholders of record at the close of business on [ ], 2014, which is the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold Shares in “street name” and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the shareholders’ list be available for examination?

A.	A complete list of the shareholders of record as of the record date will be available for examination by shareholders of record at the special meeting.

Q.	Who may vote?

A.	You may vote if you owned Shares as of the close of business on the record date. Each Share is entitled to one vote. As of the record date, there were [ ] Shares outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	A proposal to adopt the merger agreement, as it may be amended from time to time;

•	A proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement; and

•	A proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What are the voting recommendations of the Board?

A.	The Board recommends that you vote your Shares “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	How do I vote?

A.	If you are a shareholder of record, there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your Shares and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your Shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card by Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your Shares according to your directions. If you sign and return your proxy card without specifying choices, your Shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board as set forth in this proxy statement; provided that no proxy that is specifically marked “AGAINST” or “ABSTAIN” with regard to the proposal to adopt the merger agreement will be voted “FOR” the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute compensation” unless it is specifically marked “FOR” the proposal to adjourn the special meeting and/or “FOR” the non-binding advisory proposal regarding “golden parachute compensation”, as applicable. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted. If you vote by returning your proxy card by mail, your proxy card must be received by our Secretary by the time the special meeting begins.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to shareholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time on [                    ], 2014. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your Shares by proxy. You may still vote your Shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my Shares in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your Shares as you have directed. Please note that if you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee and provide it at the special meeting.

If you do not issue instructions to your bank, brokerage firm or other nominee or obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting, your Shares will not be voted at the special meeting. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your Shares in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Revocation of a proxy will not affect any vote taken prior to revocation. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q.	Who will count the votes?

A.	A representative of Wells Fargo Bank, National Association will count the votes and will serve as the judge of election appointed for the special meeting.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these Shares. We encourage you to register all of your Shares in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at [ ].

Q.	Will my Shares be voted if I do not provide my proxy?

A.	If you are a shareholder of record and you do not vote or provide a proxy, your Shares will not be voted.

If your Shares are held in “street name” and you do not issue instructions to your broker or obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting, your broker may vote your Shares at its discretion on routine matters but may not vote your Shares on non-routine matters. Under The New York Stock Exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your Shares are held in “street name” and you do not issue instructions to your bank, brokerage firm or other nominee or obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting, your Shares will not be voted at the special meeting. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your bank, brokerage firm or other nominee, it will not have an effect on the proposals presented at the special meeting. You will have the right to receive the per share merger consideration if the merger is approved, adopted and completed even if your shares are not voted at the special meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the outstanding Shares entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares represented in person or by proxy, including abstentions, will be counted for purposes of determining whether a quorum is present. Broker non-votes will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

Q.	What vote is required to approve each proposal?

A.	Each of (i) the adoption of the merger agreement, (ii) the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement and (iii) the approval, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of votes cast by our shareholders at the special meeting. In addition, even if a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. If you fail to submit a proxy or to vote in person at the special meeting or if your Shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your Shares, your Shares will not be voted and will not have an effect (other than for purposes of determining a quorum) on the proposals presented at the special meeting.

In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which, subject to the terms and conditions set forth therein, each such shareholder agreed, among other things, to vote all of the Shares that are beneficially owned by such shareholder in favor of the adoption of the merger agreement. As of February 21, 2014, Mr. Card and Mr. Dickson beneficially owned 1,859,724 Shares, collectively, representing 2.4% of our outstanding Shares. Please see “The Merger Agreement—Support Agreements” beginning on page [    ].

Q.	How are votes counted?

A.	For the proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Because the required vote for each proposal is a majority of votes actually cast, abstentions and broker non-votes will have no effect on the approval of the proposals presented at the special meeting.

Q.	Why am I being asked to cast a vote on a proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger?

A.	In accordance with the rules promulgated by the SEC under Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a vote on a proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What is the “golden parachute compensation”?

A.	The “golden parachute compensation” is certain compensation that is tied to or based on the completion of the merger and that is payable to our named executive officers. Please see “Proposal 3 Advisory Vote Regarding Golden Parachute Compensation” beginning on page [ ].

Q.	What will happen if shareholders do not approve the “golden parachute compensation” at the special meeting?

A.	Approval of the “golden parachute compensation” proposal is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” proposal is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by the shareholders and the merger is completed, our named executive officers will receive the “golden parachute compensation” to which they may be contractually entitled.

Q.	What is the Company’s website address?

A.	Our website address is www.jonesgroupinc.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website free of charge on our website on the same day they are electronically filed with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding registrants that is filed electronically with the SEC. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting The Jones Group Inc. Investor Relations at 1411 Broadway, New York, NY 10018, telephone number (212) 703-9189.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any shareholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my Shares before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your Shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such Shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your Shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	We are paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. [ ] will assist in the solicitation of proxies. We have agreed to pay [ ] a fee of approximately $[ ] for its services and to reimburse its reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your Shares are represented at the special meeting. If you hold your Shares in your own name as the shareholder of record, please vote your Shares by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my share certificates now?

A.	No. If the merger is completed and you are a shareholder of record, you will be sent a letter of transmittal as soon as reasonably practicable after the completion of the merger, describing how you may exchange your Shares for the per share merger consideration. If the merger is completed and your Shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” Shares in exchange for the per share merger consideration. Please do NOT send your share certificate(s) with your proxy.

Q.	Am I entitled to exercise dissenters’ rights instead of receiving the per share merger consideration for my Shares?

A.	No. Under the PBCL, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters’ rights if the shares of the corporation are listed on a national securities exchange. Since our common stock is currently listed on The New York Stock Exchange, which is a national securities exchange, the holders of our common stock will not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is adopted and the merger is completed, holders of our common stock who voted against the adoption of the merger agreement will be treated the same as holders who voted for the adoption of the merger agreement and their Shares will automatically be converted into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of shares of our common stock held through brokerage firms. If your household has multiple accounts holding shares of our common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your Shares, or need additional copies of the proxy statement or the enclosed proxy card, please call [ ] toll-free at [ ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements about the expected timing, completion and effects of the proposed merger, and all other statements made in this proxy statement and the documents to which we refer you in this proxy statement that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this proxy statement are made as of the date hereof only, based on information available to us as of the date hereof, and subject to applicable law to the contrary, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause our actual results to differ materially from those suggested by the projected results in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the transactions described herein; approval of the merger by our shareholders (or the failure to obtain such approval); our ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in our reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013, in other of our filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations. Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

All of the materials related to the merger will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents we filed with the SEC by contacting The Jones Group Inc. Investor Relations at 1411 Broadway, New York, NY 10018, telephone number (212) 703-9189. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page [    ].

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [                    ], 2014, starting at [            ] local time, at [            ], or at any postponement or adjournment thereof. At the special meeting, holders of Shares will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [                    ], 2014 as the record date for the special meeting, and only shareholders of record on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned Shares at the close of business on the record date. On the record date, there were [            ] Shares outstanding and entitled to vote. Each Share entitles its holder to one vote on all matters properly coming before the special meeting.

The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter constitutes a quorum for the purposes of consideration and action on the matter at the special meeting. Shares represented at the special meeting but not voted, including Shares for which a shareholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of establishing a quorum unless instructions have been provided by the beneficial owner with respect to at least one proposal. A quorum is necessary to transact business at the special meeting. Once a Share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record as of the close of business on [            ], 2014 or their duly authorized proxies and our invited guests have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your Shares are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Shares as of the record date and a valid photo identification. If your Shares are held through a bank, brokerage firm or other nominee, you must also bring a legal proxy from your bank, brokerage firm or other nominee to vote in person at the special meeting. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of votes cast on the matter by our shareholders at the special meeting. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of or against the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have no effect on the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, requires the affirmative vote of the holders of a majority of votes cast on the matter by our shareholders at the special meeting. In addition, even if a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of or against the proposal to adjourn the special meeting but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, or abstain, it will have no effect on the proposal to adjourn the special meeting.

The proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of votes cast on the matter by our shareholders at the special meeting. For the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation”, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of or against the proposal to approve, on a non-binding, advisory basis, “golden parachute compensation” but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, or abstain, it will have no effect on the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation”.

If your Shares are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those Shares, the “shareholder of record”. In such circumstances, this proxy statement and proxy card have been sent directly to you by us.

If your Shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of Shares held in “street name”. In such circumstances, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those Shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. You may also obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting.

Under The New York Stock Exchange rules, all of the proposals mentioned above are non-routine matters. Accordingly, if your Shares are held in “street name” and you do not issue instructions to your bank, brokerage firm or other nominee or obtain a legal proxy from your bank, brokerage firm or other nominee and vote in person at the special meeting, your Shares will not be voted at the special meeting. Broker non-votes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal) will not be counted for purposes of determining whether a quorum exists unless instructions have been provided by the beneficial owner with respect to at least one proposal.

Most of our shareholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your Shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from the registered holder that you must follow in order to have your Shares voted. If you hold your Shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your Shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you are always welcome to come to the meeting and vote your Shares in person in accordance with the procedures described herein.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your Shares voted. Those instructions will identify which of the above choices are available to you in order to have your Shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you are a shareholder of record and choose to vote by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins.

Please do not send in your share certificates with your proxy card. If you are a shareholder of record and the merger is completed, a separate letter of transmittal will be mailed to you promptly following the completion of the merger that will enable you to receive the aggregate per share merger consideration in exchange for your share certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your Shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Shares should be voted for or against or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you sign and return your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, your Shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board as set forth in this proxy statement; provided that no proxy that is specifically marked “AGAINST” or “ABSTAIN” with regard to the proposal to adopt the merger agreement will be voted “FOR” the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute compensation” unless it is specifically marked “FOR” the proposal to adjourn the special meeting and/or “FOR” the non-binding advisory proposal regarding “golden parachute compensation”, as applicable. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If you have any questions or need assistance voting your shares, please call [            ] toll-free at [                    ].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IF YOU ARE A SHAREHOLDER OF RECORD PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [                    ], 2014, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [            ] Shares, representing [    ]% of the outstanding Shares on the record date. The directors and executive officers have informed us that they currently intend to vote all of their Shares “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the non-binding proposal to approve the “golden parachute compensation”.

In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which, subject to the terms and conditions set forth therein, each such shareholder agreed, among other things, to vote all of the Shares that are beneficially owned by such shareholder in favor of the adoption of the merger agreement. As of February 21, 2014, Mr. Card and Mr. Dickson beneficially owned 1,859,724 Shares, collectively, representing 2.4% of our outstanding Shares. Please see “The Merger Agreement—Support Agreements” beginning on page [    ].

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your Shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your Shares using the instructions provided by your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your Shares will not be voted on any of the proposals.

If you are a shareholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in “street name”, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee.

Adjournments

If at the special meeting of shareholders, our Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the merger agreement at the special meeting is insufficient to adopt that proposal under the PBCL, in order to enable our Board to solicit additional votes in respect of such proposal. If our Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to adopt the merger agreement.

If a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of the holders of a majority of votes cast on the matter at the special meeting.

Please see “Proposal 2 Authority to Adjourn the Special Meeting” beginning on page [     ].

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger agreement is adopted at the special meeting we anticipate that the merger will be completed in the second quarter of 2014. However, we cannot assure completion by any particular date, if at all.

Payment of Solicitation Expenses

We are paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. [            ] will assist in the solicitation of proxies. We have agreed to pay [            ] a fee of approximately $[            ] for its services and to reimburse its reasonable out-of-pocket expenses.

Tabulation

A representative of Wells Fargo Bank, National Association will count the votes and will serve as the judge of election appointed for the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [            ] toll-free at [            ].

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. As a result of the merger, the Company will become a wholly owned direct subsidiary of Parent and will no longer be a publicly held corporation. You will not own any shares of the capital stock of the surviving corporation, although you will be entitled to the per share merger consideration, without interest and less any required withholding taxes, with regard to your Shares.

Parties to the Merger

The Jones Group Inc.

1411 Broadway

New York, NY 10018

(212) 642-3860

The Company was organized in Pennsylvania in 1975 and became a public company in 1991. Our principal offices are located at 1411 Broadway, New York, NY 10018 and its telephone number is (212) 642-3860. We are a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. We have a reputation for innovation, excellence in product quality and value, operational execution and talent. We also market directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through e-commerce sites. Our internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, Brian Atwood (L), Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., Joan & David, Miss KG, Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Erika, Napier, Jessica Simpson (L), Givenchy (L), Judith Jack, Albert Nipon, Pappagallo and Rafe (L).

Our operations are comprised of six reportable segments: domestic wholesale sportswear, domestic wholesale jeanswear, domestic wholesale footwear and accessories, domestic retail, international wholesale and international retail. We identify operating segments based on, among other things, the way our management organizes the components of our business for purposes of allocating resources and assessing performance. Segment revenues are generated from the sale of apparel, footwear and accessories through wholesale channels, our own retail locations, international concession arrangements and several e-commerce websites that we operate and, for licensing, as a percentage of revenues for items sold by our licensees under our trademarks.

For additional information about us and our business, please visit our website at www.jonesgroupinc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Please see “Where You Can Find More Information” beginning on page [    ]. Our common stock is publicly traded on The New York Stock Exchange under the symbol “JNY”.

Jasper Merger Sub, Inc.

c/o Sycamore Partners

9 West 57th Street, 31st Floor

New York, NY 10019

(212) 796-8560

Jasper Merger Sub, Inc., a Pennsylvania corporation, or Merger Sub, is a wholly owned subsidiary of Jasper Parent LLC that was formed on November 26, 2013, solely for the purpose of entering into the merger agreement and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Jasper Parent LLC

c/o Sycamore Partners.

9 West 57th Street, 31st Floor

New York, NY 10019

(212) 796-8560

Jasper Parent LLC, a Delaware limited liability company, or Parent, was formed on December 2, 2013, solely for the purpose of entering into the merger agreement and related agreements and completing the merger and the other transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Each of Merger Sub and Parent is controlled by Sycamore Partners, L.P. and Sycamore Partners A, L.P., which are private equity funds based in New York specializing in consumer and retail investments.

Merger Consideration

If the merger is completed, each outstanding Share (other than Excluded Shares and Restricted Shares) will be converted into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Board, the Company’s management team or our representatives and other parties.

Our Board and senior management team periodically review and assess our long-term strategic plan with the goal of maximizing value for the Company and its shareholders. As part of this ongoing process, the Board and senior management also periodically review strategic alternatives that may be available to us.

From time to time over the last two years, parties have approached Mr. Wesley R. Card, our Chief Executive Officer, as well as other members of our senior management team and our advisors, about possible transactions involving the sale of the Company or certain of our brands or businesses.

Beginning in early 2011, we explored a potential sale of our Jeanswear division to several potentially interested parties. On October 11, 2011, we publicly confirmed that we were in discussions with Delta Galil Industries Ltd. regarding the possible sale of our Jeanswear division for an estimated aggregate purchase price of between $350 and $400 million, subject to adjustments for, among other things, the level of net working capital of the Jeanswear division at the closing of the contemplated transaction. The parties were ultimately unable to agree on terms, and on January 9, 2012, we announced that we had terminated all discussions regarding the sale of this division.

In August 2011, a representative of a financial sponsor, which we refer to as Financial Party A, contacted a representative of a financial advisor that we have engaged from time to time in the past to express an interest in exploring a potential acquisition of the Company. Following that initial contact, Mr. Card met twice with representatives of Financial Party A in order to better understand Financial Party A’s potential interest.

On October 25, 2011, the Board held a regularly scheduled meeting. Members of our senior management team, as well as representatives of the financial advisor, also attended the meeting. In addition to ordinary course matters that were discussed at the Board meeting, Mr. Card briefed the Board on the meetings with Financial Party A. Following discussion, the Board determined not to engage in further discussions with Financial Party A until it had the opportunity to review the Company’s 2012 business plan, which consistent with the Company’s ordinary course practice was then in the process of being prepared by the Company’s management team. On November 9, 2011, the Board held a regularly scheduled Board meeting, at which it reviewed, among other things, the Company’s 2012 business plan. At a regularly scheduled Board meeting on December 7, 2011, the Board determined, among other things, not to engage in any further discussions with Financial Party A until it had the opportunity to review the Company’s year-end 2011 financial results.

On February 7, 2012, the Board held a regularly scheduled meeting. Members of our senior management team, as well as representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the non-management directors of the Board (“Skadden”), and representatives of the financial advisor, also attended the meeting. In addition to ordinary course matters that were discussed at the Board meeting, representatives of the financial advisor presented preliminary analyses to the Board regarding the Company’s strategic options, including an illustrative leveraged buyout transaction. The Board also reviewed the Company’s preliminary 2011 financial results and 2012 projections, which had been prepared by our management team. Following discussion, the Board determined that it was unlikely that Financial Party A would be willing to offer a value for the Company that would be compelling for our shareholders, and that, as a result, the Company should not engage in further discussions with Financial Party A at that time.

In February 2012, a company in our sector, which we refer to as Strategic Party A, expressed an interest in exploring a potential acquisition of the Company. Following this initial indication of interest, our senior management team and advisors, at the direction of the Board, engaged in several preliminary discussions with Strategic Party A to discuss the merits of, and interest of each party in, a potential transaction. Although Strategic Party A had not yet been provided with non-public information regarding the Company, based on these preliminary discussions our management team believed that Strategic Party A might be interested in pursuing a transaction that would provide compelling value for our shareholders. On June 11, 2012, Mr. Card met with representatives of Strategic Party A, during which Strategic Party A reaffirmed its interest in continuing to explore a potential transaction and requested a limited amount of non-public information about the Company for purposes of evaluating a transaction. Mr. Card discussed Strategic Party A’s ongoing interest and its request for non-public information with members of the Board. Following such discussions, on June 15, 2012, we and Strategic Party A entered into a confidentiality agreement, following which Strategic Party A was provided non-public information regarding the Company. Following receipt of this information, there was an in-person meeting between our senior management team and representatives of Strategic Party A to discuss certain initial diligence matters.

In early July 2012, we engaged Citigroup as our financial advisor in connection with our evaluation of the transaction being considered with Strategic Party A as well as other potential strategic alternatives that might be considered in the future.

In late July 2012, Strategic Party A informed us that, based on its preliminary diligence of the Company, it had concluded that it was unlikely to be able to offer a value for the Company that it believed would merit serious consideration by the Board, and that as a result it was discontinuing its evaluation of a potential transaction.

In November 2012, a member of our management team received a call from a representative of a company in our sector, which we refer to as Strategic Party B, during which Strategic Party B expressed an interest in exploring a potential acquisition of the Company’s suits and dresses business. On November 29, 2012, we and Strategic Party B entered into a confidentiality agreement, following which Strategic Party B was provided confidential information for purposes of considering a potential transaction.

In early January 2013, the chief executive officer of a company in our sector, which we refer to as Strategic Party C, contacted Mr. Card to request a meeting, which was held on January 9, 2013. During this meeting, the chief executive officer of Strategic Party C did not express any particular agenda other than a general indication that Strategic Party C could be interested in exploring a potential transaction with the Company if we decided to pursue strategic alternatives.

On February 12, 2013, the Board held a regularly scheduled meeting. Members of our senior management team also attended the meeting. In addition to ordinary course matters that were discussed at the meeting, senior management provided the Board with an update of certain corporate strategic matters, including the meeting between Mr. Card and Strategic Party C and the preliminary discussions between the Company and Strategic Party B regarding the Company’s suits and dresses business. Following discussion, the Board determined that the Company should engage in further discussions with Strategic Party B to determine whether Strategic Party B would be interested in acquiring the Company’s suits and dresses business at a price and on other terms that would be attractive to the Company. At this meeting, the Board also discussed the significant ongoing challenges facing the Company’s apparel business (the “Apparel Business”) and the impact of these challenges on the Company’s financial and operating performance as a whole, and determined that the Company’s management team and its advisors should review, on a preliminary basis, other strategic possibilities involving the Apparel Business, including a potential sale of all or a portion of the Apparel Business or a spin-off of the Apparel Business, as well as other strategic alternatives that may be available to the Company.

On February 13, 2013, we announced our fourth quarter and fiscal year 2012 financial results. As part of the announcement, senior management described the ongoing challenges in our retail and structured sportswear businesses.

On February 22, 2013, members of our senior management team held an ordinary course financial performance review with members of the Board, during which our management team reviewed with the Board the ongoing challenges facing our business and the negative impact of these challenges on our 2012 financial performance and 2013 outlook. In light of the continued deterioration of the Company’s business, the Board directed senior management to develop and evaluate potential restructuring initiatives in an effort to improve our profitability, which initiatives could then be presented to the Board for consideration.

On March 15, 2013, Mr. Card received a call from Mr. James Mitarotonda, Chairman, President and Chief Executive Officer of Barington Capital Group, L.P. (“Barington”). During the course of this conversation, Mr. Mitarotonda informed Mr. Card that Barington was a beneficial owner of approximately 2% of our common stock and that Barington wanted to discuss our strategic direction. On March 26, 2013, there was an in-person meeting between Mr. Card and Mr. Mitarotonda to discuss Barington’s views on the Company. Following the meeting, Barington sent a letter to the Secretary of the Company on March 27, 2013, stating its intention to nominate directors. Mr. Mitarotonda and Mr. Card met again on April 1, 2013 to discuss Barington’s recommendations on how to improve shareholder value at the Company. On April 9, 2013, Barington sent a letter to the Board summarizing these recommendations, which included selling part of our portfolio of businesses and certain cost reduction measures. During this time period, our senior management team and advisors discussed the fact that the Company was already in the process of considering various strategic alternatives and restructuring actions in response to challenges facing the business that were directionally aligned with Barington’s proposals.

On April 4, 2013, representatives of Citigroup met with Mr. Card to discuss the Company’s recent and projected operating and financial performance and strategic direction. Mr. Card expressed that given the challenges facing the Company, at the direction of the Board he and other members of the Company’s senior management team were reviewing, on a preliminary basis, the Company’s strategic direction as well as potential strategic alternatives that may be available to the Company.

On April 10, 2013, Mr. Card again met with the chief executive officer of Strategic Party C to discuss Strategic Party C’s interest in a potential transaction between the parties. During this meeting, Strategic Party C conveyed that it was not interested in acquiring the entire Company but might be interested in acquiring the Apparel Business or certain of our Apparel Business brands. On April 16, 2013, we and Strategic Party C entered into a confidentiality agreement with respect to non-public information that might be exchanged in contemplation of a possible transaction between us and Strategic Party C.

On April 12, 2013, The Wall Street Journal reported that Barington was pressuring the Company to sell parts of our portfolio, reduce costs and add new directors. Our closing stock price on April 11, 2013, the day prior to such report, was $13.29 per share.

On April 18, 2013, the Board held a special meeting. Members of our senior management team also attended the meeting. At the meeting, members of our senior management team provided the Board with a preliminary overview of our financial performance for the first quarter ended April 6, 2013, noting that although certain brands were performing well, we continued to face difficulties overall, particularly in the sportswear division of the Apparel Business and in our retail business, and that we were going to record earnings below analyst consensus estimates for the first quarter as well as our current full year guidance numbers. Senior management also presented to the Board its recommendations with respect to the restructuring initiatives that senior management and the Board had been evaluating in an effort to improve our profitability. As part of this discussion and in view of our anticipated first quarter earnings, as well as the downward trend in our full year projections, the Board determined that we should issue a press release the following week pre-announcing preliminary first quarter earnings and revising down our 2013 full year guidance, and that in this press release we should also announce the contemplated restructuring initiatives discussed at the meeting. Following this discussion, Mr. John McClain, our Chief Financial Officer, provided the Board with an update on discussions with Strategic Party B regarding our suits and dresses business, including that the price Strategic Party B had offered was substantially below what senior management believed would merit further discussion. Mr. Card then reported on his recent meeting with Strategic Party C and several other unsolicited calls he had received over the preceding weeks from third parties, noting that none of the parties had expressed a particular agenda during these calls other than a general indication that they could be interested in exploring potential transactions to purchase all or a portion of the Company if we decided to pursue strategic alternatives. Mr. Card noted that one of these parties was Sycamore. Mr. Card also reported that Citigroup had been doing preliminary work with senior management regarding potential strategic alternatives and recommended that Citigroup present a more formal analysis to the Board at the upcoming Board meeting scheduled for April 30, 2013. Finally, the Board discussed the status of ongoing discussions with Barington, noting that the restructuring initiatives that we would be announcing shortly as well as the preliminary review of strategic alternatives that we and our advisors were engaging in were directionally aligned with Barington’s proposals and that as such we should not engage in further discussions with Barington until after our upcoming preliminary earnings and restructuring announcement on April 24, 2013.

On April 24, 2013, we issued a press release announcing preliminary GAAP and adjusted results of operations for the first fiscal quarter ended April 6, 2013, revising our full year guidance and issuing guidance for the second quarter. In the same press release, we announced certain restructuring actions designed to improve profitability. These identified actions included: (a) closing approximately 170 underperforming domestic retail stores by mid-2014, which plan was already underway and included the 50 store closings announced in the fourth quarter of 2012; (b) continuing our critical assessment of individual store profitability on an ongoing basis, including our consideration of converting certain stores to brands that offer the greatest opportunity for revenue growth and profitability; (c) optimizing our wholesale channel, with a focus on the sportswear division, through a more streamlined structure to support a brand-focused organization, including the consolidation of certain production, design and selling divisions, and consolidation of distribution and supply chain facilities; and

(d) reducing domestic retail staff by approximately 18% and corporate, support and supply chain staff by approximately 2%, for a total headcount reduction of approximately 8% upon completion.

Following the press release announcing the Company’s preliminary first quarter results, Mr. Mitarotonda contacted Mr. Card to inform him that Barington had reviewed the Company’s first quarter results and the announced restructuring initiatives and that while Barington was supportive of these restructuring measures, Barington still desired Board representation.

On April 30, 2013, the Board held a regularly scheduled meeting to discuss, among other things, our first quarter performance, the ongoing discussions with Barington and the preliminary analyses that Citigroup had undertaken with respect to potential strategic alternatives. Members of our senior management team, as well as representatives of Citigroup, also attended all or portions of the meeting. Mr. Card and Mr. McClain began by reviewing our first quarter performance as well as projections for the remainder of 2013. Mr. Card noted that our second quarter and full year projections were heavily influenced by the significant underperformance of the sportswear division and so were subject to further change and potential deterioration. The Board then discussed the ongoing discussions with Barington and determined that it was in the best interests of the Company to offer Barington the nomination of one person for election to the Board at the upcoming annual meeting. Mr. Card then reported that discussions with Strategic Party B regarding the Company’s suits and dresses business had stalled, noting that Strategic Party B refused to meaningfully increase its price and that senior management believed that the current offered price would be dilutive to the Company. Representatives of Citigroup then reviewed with the Board the preliminary analyses they had conducted regarding strategic alternatives. Citigroup noted that our business has evolved into two clear segments—the higher growth, higher margin footwear business (the “Footwear Business”) and the lower growth, lower margin Apparel Business. Citigroup then discussed various strategic alternatives that might be available, including (i) a sale of the entire Company, (ii) a sale or separation of the Apparel Business and (iii) a sale of select brands. Citigroup noted that while a sale of the entire Company would likely yield the greatest amount of value for our shareholders given the anticipated execution risk, separation costs and tax leakage associated with a sale or separation of a portion of the Company as well as the Company’s standalone prospects, the universe of potential buyers for the entire Company would likely be small given the Company’s broad portfolio of footwear and apparel assets and the challenges facing the business. The Board also discussed the fact that selling only the Footwear Business and leaving the Apparel Business as a standalone public company would create significant challenges given the recent and expected future performance of the Apparel Business and that as a result it would likely only be desirable to sell the Footwear Business if there were a separate buyer to concurrently purchase the Apparel Business. As part of this discussion, Citigroup reviewed third parties that it believed might be interested in acquiring all or a significant portion of the Company, which included all of the parties who had contacted the Company or its advisors in recent months expressing interest in such a transaction. As part of these analyses, Citigroup noted that (i) the present stock price ($14.00 as of the date of the meeting) likely was influenced by the presence of Barington and an influx of more speculative investors and that Citigroup believed that the unaffected per share price would be significantly lower and might be subject to potential further deterioration given the ongoing and anticipated future challenges facing the business. Finally, Citigroup noted that engaging in further price discussions with Strategic Party B regarding the Company’s suits and dresses business would be unlikely to result in a price above the threshold that it and senior management believed would merit further consideration, and as a result, following discussion the Board determined not to proceed with such discussions at the current time. The representatives of Citigroup then left the meeting, following which the Board determined that Citigroup should continue its analyses of potential strategic alternatives.

On May 3, 2013, the Board held a special meeting. Mr. Ira Dansky, our Executive Vice President, General Counsel and Secretary, also attended the meeting. At the meeting, the Board approved a settlement agreement with Barington and certain of its affiliates and co-investors, pursuant to which, among other things, the Company agreed to nominate Mr. Mitarotonda for election as a director at the upcoming annual meeting and Barington agreed to abide by certain customary standstill provisions until our 2014 annual shareholder meeting. Following the Board meeting, we and Barington entered into such settlement agreement, which was announced in a press release on May 6, 2013.

On May 8, 2013, the Board held a special meeting. Mr. Dansky also attended the meeting. At the meeting, the Board discussed the ongoing work being undertaken by Citigroup related to strategic alternatives that may be available to us. Mr. Card noted that Sycamore, along with several other parties, had continued to express interest in a potential acquisition of all or a significant portion of the Company. The Board discussed the fact that there were a significant number of potential strategic alternatives available and that more formally directing Citigroup to evaluate such alternatives would likely be beneficial to the Board and senior management in their efforts to choose a course of action that would maximize value for the Company and its shareholders. Following discussion, the Board determined that we should engage Citigroup to reach out to, and seek to obtain preliminary expressions of interest from, a group of potentially interested parties identified with input from the Board and the Company’s management as being the most likely to be interested in a potential strategic transaction with us. Following further discussion, the Board determined that Citigroup should be directed to seek to obtain these preliminary indications prior to the Board meeting scheduled to be held in the last week of July.

Following the Board meeting held on May 8, 2013 and continuing over the next several weeks, Citigroup worked with our senior management team to prepare a confidential information memorandum that would be sent to potentially interested bidders who executed confidentiality agreements. The confidential information memorandum included non-public information about the Company as a whole as well as detailed information about the Apparel Business and the Footwear Business and the various brands comprising such businesses.

Beginning on June 7, 2013, Citigroup contacted 10 potentially interested parties identified, with input from the Board and senior management, as being the most likely to be interested in a potential strategic transaction with us involving the acquisition of (i) the entire Company, (ii) the Apparel Business or (iii) the Footwear Business. This universe of 10 potentially interested parties was comprised of seven potential financial sponsors and three potential strategic buyers and included all of the third parties (including Sycamore) that had contacted the Company or its advisors in recent months to express an interest in acquiring all or a significant portion of the Company. Citigroup informed each party that if it were interested in evaluating a potential transaction with us it would be sent a confidentiality agreement and that upon execution of the confidentiality agreement it would be provided with a confidential information memorandum containing non-public information about the Company. Citigroup also noted that a formal process letter would be distributed to each party in due course, but that each party would be asked to submit preliminary non-binding indications of interest on the basis of the confidential information memorandum and that parties selected to proceed to the next round of the process, if any, would be provided further diligence access (including a presentation from our senior management team).

Following Citigroup’s initial discussions with the potentially interested parties, a form confidentiality agreement that had been prepared by Cravath, Swaine & Moore LLP, the Company’s outside counsel (“Cravath”), was distributed to each potentially interested party. Beginning on June 10, 2013, Cravath exchanged comments on the draft confidentiality agreements with the potentially interested parties. Nine of the ten parties initially contacted by Citigroup, including Sycamore, decided to move forward and executed a confidentiality agreement. The confidentiality agreement with Sycamore was executed on June 20, 2013. Each of the confidentiality agreements entered into in connection with the strategic alternatives process contained customary standstill provisions restricting the ability of the potentially interested party to, among other things, acquire the Company’s stock or to make any unsolicited proposals relating to a merger, acquisition or other extraordinary transaction involving the Company. Pursuant to the terms of the confidentiality agreements, the restrictions related to making business combination proposals to the Company automatically ceased to apply from and after our entry into definitive agreements providing for a transaction such as the proposed merger with Sycamore.

On June 14, 2013, we held our annual meeting of shareholders. Each of the Board nominees, including Mr. Mitarotonda, was elected as a director to serve until our 2014 annual meeting of shareholders.

Immediately following the annual shareholder meeting on June 14, 2013, the Board held its regularly scheduled annual meeting. Members of our senior management team, as well as representatives of Citigroup, also attended all or portions of the meeting. In addition to various ordinary course matters, the Board reviewed materials regarding our May financial performance and updated 2013 forecast. Mr. Card and Mr. McClain noted that business continued to be soft, but that given expense reductions they anticipated that the Company could do better than previously expected in the second quarter. Representatives of Citigroup then provided the Board with an update on the strategic alternatives process that Citigroup had commenced at the Board’s direction, including the universe of parties that had been contacted and whether each such party was likely to be interested in acquiring all or a portion (and if so which portion) of the Company, the status of the conversations that Citigroup was having with each of these parties and the status of the confidential information memorandum that was being prepared for distribution to the interested parties. Citigroup reviewed the timeline that had been previously discussed with respect to the strategic alternatives process, including that Citigroup expected to receive indications of interest at the end of the third week of July and to then present a full report to the Board at the Board’s upcoming July 29, 2013 meeting. The Board then determined to have a telephonic meeting during the week of July 15, 2013 to receive an update on the ongoing strategic review process in advance of receiving indications of interests and the Board meeting to be held on July 29, 2013.

Beginning on June 18, 2013, potentially interested parties who had executed a confidentiality agreement were provided the confidential information memorandum that had been prepared by Citigroup and our senior management team.

Beginning on June 28, 2013, Citigroup sent a letter to each potentially interested party who had executed a confidentiality agreement detailing the process and setting a deadline of July 18, 2013 for preliminary indications of interest. Each party was instructed to indicate in its bid letter whether it was interested in acquiring the entire Company or a portion thereof (and if so what portion). Bids for less than the entire Company were requested on a debt free, cash free basis. All indications of interest were required to detail, among other things, the interested party’s sources of financing, required due diligence and material assumptions.

Beginning in June and over the course of the following months, certain of the interested parties indicated that they would only be in a position to move forward with a potential transaction involving the acquisition of all or a portion of the Company if they were allowed to partner with another party. Each such request was considered on a case by case basis and such requests were granted where we and our advisors determined that doing so would likely increase the competitive nature of the strategic alternatives process and thus be likely to increase value for the Company and its shareholders.

Beginning on July 5, 2013, media reports surfaced reporting that we had hired a financial advisor and that we were in the early stages of a sale process for all or a part of the Company. Consistent with our longstanding policy, we declined to comment on this market speculation and all subsequent media reports regarding the strategic alternatives process.

Following these media reports, Citigroup and members of our management team received unsolicited inbound calls from six additional parties expressing a potential interest in acquiring the entire Company. Following discussion of such unsolicited expressions of interest by Citigroup, our senior management team and Mr. Robert L. Mettler, the lead director of the Board, five of the six parties who had expressed an interest in acquiring the entire Company were provided and subsequently executed confidentiality agreements and were then provided the confidential information memorandum and process letter. The sixth party who had expressed interest in the entire Company acknowledged that it would face challenges in light of the overall process timing and for other reasons and therefore did not move forward in the process. This brought the total number of parties (or groups, as the case may be) who were involved in the process and had received the confidential information memorandum to 14. In addition, Citigroup received unsolicited inbound calls from two additional parties expressing an interest in acquiring select divisions of the Company, including a call from a company in our sector, which we refer to as Strategic Party D, expressing an interest in the Jeanswear division of the Apparel Business as well as in our Anne Klein brand. Discussion with Strategic Party D and the other party interested in select divisions of the Company were deferred at the time, although, as described below, Strategic Party D later executed a confidentiality agreement and was partnered with another company in our sector, which we refer to as Strategic Party E, to allow them to work together on a bid for the Apparel Business. Finally, Citigroup received numerous unsolicited calls from parties expressing an interest in acquiring select brands of the Company. Citigroup did not respond to the parties pending discussion of approach with respect to such parties with the Board at the upcoming Board meeting.

On July 16, 2013, the Board held a special meeting to receive an update on the strategic alternatives process. Members of our senior management team, as well as representatives of Citigroup, also attended all or a portion of the meeting. Citigroup reviewed the process that it had followed to date at the Board’s direction, noting that preliminary indications of interest were due on July 18, 2013. With reference to materials previously provided to the Board, Citigroup noted that two of the 14 parties (or groups, as the case may be) that were in the process had notified Citigroup that after reviewing the confidential information memorandum they were not interested in further pursuing a potential transaction. Citigroup noted that, of the 12 remaining parties (or groups, as the case may be), they believed that seven were interested in the entire Company, three were interested in the Apparel Business and two were interested in the Footwear Business. Citigroup then discussed the additional parties who had expressed interest in our individual brands, noting that based on the significant interest received for the entire Company, the Apparel Business and the Footwear Business and the fact that all of those transactions would likely create greater value than a sale of individual brands, it was Citigroup’s and senior management’s recommendation that these parties not be included in the process at this time but that the topic could be revisited after receiving preliminary indications of interest on July 18th. The Board agreed with this recommendation and approach and determined not to pursue the interest in limited parts of the business from these two parties at that time. At that point, representatives of Citigroup left the meeting. The non-management directors of the Board then discussed retaining counsel and financial advisors to assist them in the course of the strategic review process. The non-management directors discussed engaging Skadden as its legal counsel and PJSC to act as an additional financial advisor to the Board. It was agreed that Mr. Mettler should reach out to representatives of Skadden and PJSC to discuss their potential engagement.

Subsequently, the non-management directors of the Board retained Skadden to act as their outside counsel in connection with the strategic alternatives process.

On July 18, 2013, Sycamore and Kohlberg Kravis Roberts & Co. L.P. (“KKR Private Equity”), which had previously been one of the parties to execute a confidentiality agreement and receive a confidential information memorandum (together, the “Whole Company Consortium”) requested and were granted permission to partner together to pursue a bid for the entire Company.

Over several days beginning on July 18, 2013, we received seven preliminary indications of interest, all of which were non-binding, were based on the limited information provided to date and were subject to diligence and numerous other assumptions. At the time the indications of interest were submitted, the Company’s stock price was approximately $16.00 per share, to which it had risen after the July 5th media reports that we were in early stages of a sale process for all or a part of the Company. Two of the preliminary indications of interest were for the entire Company, including an indication of interest from the Whole Company Consortium for a price of $18.00 to $20.00 per share and an indication of interest from a financial sponsor, which we refer to as Financial Party C, for a price of $17.00 to $18.00 per share. Two of the preliminary indications of interest, which were submitted by Strategic Party C and Strategic Party E, were for the Apparel Business. One of the preliminary indications of interest was submitted by a financial sponsor, which we refer to as Financial Party B, for a number of the Company’s brands, most of which were part of the Apparel Business. The last two preliminary indications of interest were for the Footwear Business. Each of the other parties who had executed confidentiality agreements informed Citigroup that they were declining to further pursue a transaction and would not be submitting indications of interest. In addition to the seven indications of interest described above, the Company received an unsolicited proposal from Strategic Party D for our Jeanswear and Anne Klein businesses. As the Company had not entered into a confidentiality agreement with Strategic Party D at such time, its proposal was based only on publicly available information and did not provide a value range.

On July 18, 2013, Citigroup received an unsolicited call from an additional financial sponsor expressing interest in acquiring the Company. This party was provided and subsequently entered into a confidentiality agreement and then received the confidential information memorandum. On July 23, 2013, this party informed Citigroup that it was not going to further pursue a potential transaction and would not be submitting an indication of interest.

On the morning of July 23, 2013, Citigroup received an unsolicited call from a company in our sector, which we refer to a Strategic Party F, expressing an interest in a potential acquisition of the Footwear Business. Following discussion, the party was provided and entered into a confidentiality agreement.

In the afternoon on July 23, 2013, the Board held a special meeting to receive an update on the strategic alternatives process. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Citigroup began by reviewing the indications of interest that had been received, including financial analyses related to these indications of interest, as well as the parties that had declined to submit an indication of interest. The Board discussed that, while certain of the preliminary indications of interest were promising, including those received for the entire Company, such indications of interest were non-binding, were based on limited amounts of due diligence and were subject to multiple assumptions. Citigroup then discussed the additional parties that had expressed interest in acquiring individual brands of the Company but that had been put on hold pending receipt of the preliminary indications of interest. The Board and its advisors discussed that a sale of all or a substantial portion of the Company would likely create greater value for the Company and its shareholders than a sale of individual brands of the Company, including because the Board believed that selling individual brands was unlikely to address the significant and ongoing challenges facing the Company’s business. Citigroup also noted that it believed that including these additional parties in the strategic alternatives process would result in significant execution risk and potentially reduce the competitive nature of the process by allowing bidders for all or a substantial portion of the Company to only bid for brands they were primarily interested in. In addition, Citigroup believed that a sale of individual brands could still be pursued in the event that the sale of all or a substantial portion of the Company was not consummated. Given these factors and the substantial interest received to date from parties interested in acquiring all or a substantial portion of the Company, Citigroup and PJSC recommended that parties who had only expressed interest in individual brands not be included in the process at this point. The Board then discussed next steps with respect to the parties who had submitted indications of interest, during which discussion Citigroup and PJSC recommended bringing each party to the next phase of the process and allowing such parties to conduct further diligence. Citigroup and PJSC also recommended that we not partner any of the parties interested in the Apparel Business with parties interested in the Footwear Business at this point so as to maximize flexibility going forward. After discussion, the Board determined to follow the recommendations of Citigroup and PJSC detailed above.

On July 26, 2013, we opened a virtual data room containing additional diligence materials and provided access to each of the seven parties that had submitted preliminary indications of interest and remained in the process. Beginning on July 26, 2013 and continuing for the remainder of the process, we and our advisors responded to requests for additional diligence materials by having diligence calls and meetings with the requesting parties and by providing additional documents in the data room.

On July 29, 2013, the Board held a regularly scheduled meeting. Members of the Company’s senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended portions of the meeting. In addition to various ordinary course matters that were discussed and acted upon, Mr. Card and Mr. McClain provided an overview of the Company’s second quarter results and the outlook for the remainder of 2013. Mr. Card noted that if no major transaction to sell the Company or material parts of the Company were to occur, senior management would recommend that the Board consider a broad rationalization of the business, including (i) closing additional retail stores and realigning management in the Company’s retail business, (ii) discontinuing certain underperforming brands, (iii) engaging in an extensive review of the cost structure and processes related to the Company’s distribution, marketing and customer services as well as other internal corporate level services and (iv) evaluating and streamlining the Company’s supply chain. The Board and senior management then engaged in a discussion regarding these potential rationalization measures, including risks inherent in both executing these measures and in continuing to operate the Company as a standalone business. As part of this discussion, members of the Company’s senior management team discussed with the Board certain of the historical problems with the sportswear division of the Apparel Business and the ongoing effect these issues had on the Company’s overall performance, as well as key personnel performance and needs going forward, new product introductions, marketing initiatives, e-commerce, international performance and opportunities, the reasonable expectations for the Company’s smaller, emerging branded businesses and the status of the current restructuring plan. Representatives of Citigroup, PJSC, Cravath and Skadden then joined the meeting. Skadden began by providing the Board with an overview of certain legal matters in connection with its ongoing evaluation of strategic alternatives. Citigroup then summarized for the Board the terms of each of the preliminary indications of interest that had been received and reviewed with the Board the process Citigroup had followed to date in connection with the Company’s evaluation of strategic alternatives and the process and timeline that Citigroup would recommend going forward, which included conducting senior management presentations in the following weeks with interested parties who had submitted indications of interest. Citigroup then presented various analyses that it had conducted regarding the Company’s historical stock price, the indications of interest received and various possible strategic alternatives, including a discussion of key financial metrics and tax implications related to the various alternatives. A representative of Citigroup noted that in Citigroup’s view the process that had been conducted to date was comprehensive and that Citigroup had engaged in discussions with all of the strategic and financial parties who were most likely to be interested in a potential acquisition of all or a substantial portion of the Company. At that point, the representatives of Citigroup and PJSC left the meeting and the Board considered the proposed terms (including scope and fee structure) of PJSC’s engagement as an additional financial advisor to the Board in connection with the Board’s review of strategic alternatives, noting that PJSC’s fee would be fixed in amount, payable in an upfront portion and thereafter in monthly increments (subject to acceleration) and that the amount and payment of PJSC’s fee would not be contingent on the consummation of a transaction. The Board then unanimously approved PJSC’s engagement on the terms discussed. The representatives of PJSC and Citigroup then re-joined the meeting and PJSC presented to the Board financial analyses that it had conducted regarding a range of strategic alternatives available to the Company, noting that PJSC agreed with Citigroup’s assessment of the comprehensive nature of the process conducted to date. At this meeting and regularly throughout the process in conjunction with meetings of the Board, the non-management directors met in executive session without members of management present.

Beginning on August 6, 2013, and continuing for the next two weeks, each party that had submitted an initial indication of interest, together with their respective financial advisors and in certain cases potential debt financing sources, was invited to attend separate presentations given by our management team. At these meetings information concerning the Company’s business, results of operation, financial condition and prospects, including our management’s projections of our performance, were discussed. Several of the interested parties requested and were granted follow-up diligence sessions with all or some of our management team. Representatives of Citigroup and PJSC also attended these management presentations and subsequent diligence sessions.

On August 10, 2013, Strategic Party E requested permission to partner with three other parties, comprised of Strategic Party B, Strategic Party D and a financial sponsor not previously involved in the process, to continue its consideration of a bid for the Apparel Business. Strategic Party E indicated that it was only interested in certain portions of the Apparel Business and so would not be in a position (financial or otherwise) to continue in the process unless it was permitted to partner with other parties who it believed would be interested in the components of the Apparel Business that it was not interested in. After discussion, members of our management team and the Company’s and the Board’s financial advisors recommended, and the Board determined, that granting this request was in the best interests of the Company and its shareholders as doing so would maintain a second party in the process for the Apparel Business which in turn would create a more competitive process. We refer to these parties acting together as the “Apparel Consortium”.

On August 15, 2013, Citigroup received an unsolicited call from a financial party indicating that they had spent time over the past few weeks evaluating publicly available information regarding the Apparel Business and based on this review thought they may be able to offer a compelling value for the Apparel Business and would be interested in further pursuing such a transaction. After discussing the request with the Company’s management team, it was determined that this party should be allowed into the process and on August 16, 2013, this party executed a confidentiality agreement and was provided the confidential information memorandum. On August 19, 2013, this party informed Citigroup that following their review of the confidential information memorandum, they had concluded that they were unlikely to get to a value for the Apparel Business that they believed would merit serious consideration by the Board, and that as a result they were discontinuing their evaluation of a potential transaction.

Also on August 16, 2013, Strategic Party F submitted a preliminary indication of interest for the Footwear Business. The value proposed by Strategic Party F was below the two indications of interest for the Footwear Business that had been previously received from other interested parties. Citigroup conveyed to Strategic Party F that it would need to increase its offer to be competitive in the process, but did not hear back from Strategic Party F or its representatives following this correspondence.

Also on August 16, 2013, Citigroup received an unsolicited call from a financial party that had previously expressed interest in certain of the Company’s brands requesting that they be allowed into the process. Citigroup informed the party that they would discuss the request with the Board and return with a response, but noted that this party seemed focused on particular brands and not on all or a substantial portion of the Company and also that Citigroup had concerns about this party’s ability to compete from a timing and valuation perspective.

On August 23, 2013, the Board held a special meeting. Members of the Company’s senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Mr. Card and Mr. McClain provided the Board with an overview of the Company’s financial performance during the month of July, and Mr. Card noted that, as part of the restructuring previously approved by the Board, the Company continued to aggressively close stores and eliminate expenses. Representatives of Citigroup then reviewed with the Board the process Citigroup had followed to date in connection with the Company’s evaluation of strategic alternatives. As part of this discussion, Citigroup provided the Board with a report on Strategic Party F, as well as on the parties that had contacted Citigroup on August 15, 2013 and August 16, 2013 to express interest in pursuing a potential transaction, noting that (i) Strategic Party F had submitted a preliminary indication of interest for the Footwear Business that was below the indications of interest received from other parties and that Citigroup had conveyed this to Strategic Party F but had not heard back so would not recommend inviting Strategic Party F into the next round of the process, (ii) the party who had contacted Citigroup on August 15, 2013 and then signed a confidentiality agreement on August 16, 2013 had declined to submit a preliminary indication of interest and (iii) Citigroup did not recommend bringing the party who had contacted Citigroup on August 16, 2013 to express an interest in certain of the Company’s brands into the process due to timing and valuation concerns. PJSC conveyed to the Board that it agreed with Citigroup’s recommendations and the Board subsequently agreed with Citigroup’s and PJSC’s recommendations. Citigroup also provided an update with respect to each of the seven interested parties who had submitted preliminary indications of interest, noting that each of these interested parties had attended management presentations and continued to conduct diligence on the Company, and the Board discussed each of these interested parties and the process going forward. The representatives of Citigroup then left the meeting. Representatives of PJSC reviewed the process and PJSC’s involvement in the process to date, including attending management presentations and follow-up due diligence sessions, and PJSC agreed with Citigroup’s recommendations with respect to the process going forward, and provided its own assessment of each interested party. The Board also determined to have an update call on September 12, 2013 in advance of the deadline for final bids, which was anticipated to be towards the end of September.

Beginning in late August 2013, representatives of Cravath and Skadden prepared draft transaction agreements for the various potential transactions being considered, in each case with input from the Company’s management team and the Board as well as from Citigroup and PJSC.

On August 29, 2013, the two parties that had been interested in acquiring the Footwear Business separately contacted Citigroup to inform them that they were dropping out of the process. On the same day, Financial Party C contacted Citigroup to inform them that they were no longer interested in acquiring the entire Company, but that they may still be interested in acquiring the Footwear Business. As a result, (i) the Whole Company Consortium was the only remaining party interested in acquiring the entire Company, (ii) Financial Party C was the only remaining party interested in acquiring the Footwear Business, (iii) the Apparel Business Consortium and Strategic Party C were the two remaining parties interested in acquiring the entire Apparel Business and (iv) Financial Party B remained interested in acquiring a number of the Company’s brands, most of which were part of the Apparel Business.

On August 29, 2013, counsel for an individual who has experience in the Company’s industry contacted Citigroup to indicate that the individual would be interested in pursuing, in his individual capacity, an acquisition of the Company. Citigroup requested additional details regarding the proposal. On September 6, 2013, the individual delivered a non-binding letter to the Board’s attention indicating that he was in the process of putting together an investor group to acquire the Company, which letter included a value range for the Company based on publicly available information but was subject to multiple assumptions. The letter did not include details regarding, among other things, the composition of the investor group, the financing for the offer or the timing required by the individual to be in a position to deliver a binding proposal for the Company. Citigroup discussed the letter with Mr. Mettler, the Company’s management team and our other advisors and determined that Citigroup should request additional information so that the Board could assess the legitimacy of the non-binding proposal before allowing the individual access to confidential information or otherwise engaging with the individual. The individual did not respond to this request for additional information and did not subsequently contact the Board, our management team or our advisors.

On September 4, 2013, Financial Party C requested permission to work with a specified company in the Company’s sector in connection with their evaluation of the Footwear Business. Financial Party C indicated that it would only be interested in pursuing an acquisition of the Footwear Business if it had a strategic operating partner working with it. After discussion, it was determined that Financial Party C’s request should be granted because doing so would maintain at least one party that was interested in the Footwear Business, which would increase the competitive nature of the process overall. On September 5, 2013, the specified strategic party executed a confidentiality agreement and it and Financial Party C were given permission to work together in connection with their evaluation of a potential transaction involving the acquisition of the Footwear Business.

On September 9, 2013, Citigroup contacted representatives of the remaining parties interested in the Apparel Business to get informal updated views on valuation in advance of the final bid deadline, which was expected to be later that month. Representatives of the Apparel Business Consortium and Strategic Party C separately reaffirmed or increased their value ranges and indicated that diligence was progressing well and that they remained on track to deliver final bids later that month. However, Financial Party B, which had been interested in acquiring a number of the Company’s brands, most of which were part of the Apparel Business, significantly lowered its anticipated offer price for those brands.

On September 10, 2013, representatives of Financial Party C, the only remaining party interested in the Footwear Business, contacted Citigroup to inform them that it and the strategic partner that it had partnered with were now only interested in acquiring the Company’s Stuart Weitzman business.

On September 12, 2013, the Board held a special meeting. Members of the Company’s senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden also attended the meeting. Representatives of Citigroup began by updating the Board with respect to recent events, including that (i) Financial Party C had conveyed that it would only be interested in pursuing a transaction involving the Stuart Weitzman business and that, as a result, Citigroup recommended allowing them to continue their due diligence but did not recommend continuing to actively engage with them at this time, (ii) Financial Party B had significantly lowered its valuation for the brands that it was interested in and that, as a result, Citigroup would not recommend continuing to pursue a transaction with such party at this time and (iii) the individual that had previously delivered a letter to the Board’s attention expressing an interest in acquiring the Company had failed to respond to a request for additional information and so Citigroup did not recommend engaging with such person. Following discussion, the Board agreed with Citigroup’s recommendations. The Board then discussed with its and the Company’s advisors the process and timeline going forward, and agreed on a final bid deadline of around September 20, 2013. Representatives of Cravath then provided the Board with an overview of the draft transaction agreements proposed to be provided to interested parties, noting, among other things, provisions in the draft agreements related to the structure of the proposed transactions, the timing and certainty of closing, the Board’s ability to terminate a transaction in certain circumstances and the termination fees that would be required to be paid by each of the parties under certain circumstances. At the Board’s request, representatives of PJSC then presented to the Board the financial analyses that PJSC had undertaken with respect to the historical performance and anticipated future performance of the largest of each of the Company’s brands, as well as views regarding the value of each of the Company’s operating segments and of the Company as a whole, noting the significant risk embedded in the Company’s standalone strategic plans.

Later in the day on September 12, 2013, Citigroup sent a letter to representatives of the Whole Company Consortium detailing the process for their final round bid for the entire Company, including that their final proposal, together with any comments on the draft merger agreement that would be provided to them the following day, would be due on September 20, 2013. On September 13th, the Whole Company Consortium was provided a draft merger agreement providing for the merger of the Company into a controlled subsidiary of the Whole Company Consortium.

Also on September 13, 2013, Citigroup sent separate letters to representatives of the Apparel Business Consortium and to Strategic Party C detailing the process for their final round bids for the Apparel Business, including that their respective proposals, together with any comments on the draft purchase agreement for the Apparel Business that would be provided to each of them later that week, would be due on September 23, 2013. On September 17, 2013, each of the Apparel Business Consortium and Strategic Party C was provided a draft purchase agreement providing for the acquisition of the Apparel Business by them.

On September 16, 2013, representatives of Citigroup had a meeting with representatives of the Whole Company Consortium to discuss the status of their bid in advance of the final bid deadline. During this meeting, representatives of the Whole Company Consortium noted that they had conducted extensive additional diligence since they had submitted their preliminary indication of interest in July. Representatives of KKR Private Equity noted that based on this diligence, they had significant concerns about continuing to pursue an acquisition of the Company as a principal equity investor. Further, representatives of both Sycamore and KKR Private Equity noted that based on their ongoing diligence they now believed that the ongoing operational and financial challenges facing the Company, as well as the costs and risks associated with improving the Company’s performance on a going forward basis, were more significant than they had appreciated at the time they had submitted their preliminary indication of interest, and that as a result they now had considerable reservations regarding the value of the Company relative to their initial valuation views at the beginning of the process. In light of these valuation concerns, the representatives indicated that to the extent they submitted a final proposal it would be significantly lower than the $18.00 to $20.00 per share preliminary indication of interest that they had initially submitted in July.

On September 18, 2013, the Company held separate additional diligence meetings with representatives of the Apparel Business Consortium and Strategic Party C.

On September 20, 2013, representatives of the Whole Company Consortium informed Citigroup that the Whole Company Consortium would not be submitting a final proposal for the entire Company because KKR Private Equity was not interested in pursuing such a transaction in their current capacity as a principal equity investor, but that Sycamore remained interested in pursuing an acquisition of the Footwear Business and that KKR Private Equity may still be interested in supporting such a transaction with debt financing and/or a minority equity investment. Later in the day on September 20, 2013, Mr. Stefan Kaluzny, a Managing Director of Sycamore, contacted Citigroup to convey that Sycamore would be submitting a non-binding indication of interest for the Footwear Business over the upcoming weekend.

During the evening of September 22, 2013, Sycamore submitted a non-binding indication of interest to acquire the Footwear Business for $1.25 billion on a debt free, cash free basis and assuming a normalized level of working capital.

During the afternoon of September 23, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Representatives of Citigroup provided an update to the Board regarding events that had transpired since the last Board meeting. Citigroup then reviewed the indication of interest that had been received from Sycamore for the Footwear Business and noted that final proposals from Strategic Party C and the Apparel Consortium for the Apparel Business, including mark-ups of draft purchase agreements, were expected later that day. Citigroup then presented to the Board various financial analyses that Citigroup had undertaken with respect to the Company, the proposal that had been submitted by Sycamore for the Footwear Business and the proposals that Citigroup expected to receive for the Apparel Business. As part of this discussion, Citigroup reviewed analyses of a potential whole Company transaction if Sycamore and either Strategic Party C or the Apparel Consortium were to be paired up, which analysis was based on anticipated bid values from Strategic Party C and the Apparel Consortium and associated breakage costs related to the separation of the Company by the parties at closing. Citigroup also reviewed analyses relating to a potential sale of the Apparel Business only, noting potential uses for proceeds from such a transaction, the expected impact of such a transaction on our capital structure and pro forma valuations with respect to our remaining business following a potential sale of the Apparel Business. Following discussion, Citigroup recommended attempting to get Sycamore to increase its proposal for the Footwear Business, waiting to see the proposals for the Apparel Business and then potentially pairing the leading Apparel Business bidder with Sycamore in an effort to sell the entire Company and maximize value for shareholders. PJSC also presented various financial analyses that PJSC had undertaken with respect to the Company and the various proposals received or expected to be received by the Company. The Board accepted Citigroup’s recommendations regarding the next steps in the process and directed Citigroup to respond to Sycamore with a counteroffer of $1.4 billion for the Footwear Business on a debt free, cash free basis. The Board further determined that if Sycamore was unwilling to accept this counteroffer, Citigroup should seek to determine the highest price Sycamore would be willing to pay so that the Board could then consider whether to pursue a potential transaction at that price.

During the afternoon of September 23, 2013, a representative of Citigroup communicated to a representative of Sycamore the Board’s request that Sycamore raise its bid for the Footwear Business to $1.4 billion on a debt free, cash free basis and that, if it was willing to increase its bid, the Board would potentially be interested in partnering Sycamore with a bidder for the Apparel Business in connection with a potential sale of the entire Company. Citigroup also conveyed that the Company was not interested in selling only the Footwear Business.

Later in the afternoon on September 23, 2013, Strategic Party C submitted a final proposal to acquire the Apparel Business for $825 million on a debt free, cash free basis and assuming a normalized level of working capital. Included in Strategic Party C’s proposal were comments on the draft purchase agreement for the Apparel Business. During the course of that afternoon, Strategic Party E (on behalf of the Apparel Consortium) also submitted a written proposal to acquire the Apparel Business for $725 million on a debt free, cash free basis and assuming a specified level of working capital. Strategic Party E did not submit a mark-up of the draft purchase agreement with its proposal, but instead indicated that its counsel would be submitting a list of discussion points in the following few days.

On September 24, 2013, Sycamore contacted Citigroup to convey that it was willing to increase its bid for the Footwear Business to $1.325 billion on a debt free, cash free basis and assuming a normalized level of working capital, but that it was unwilling to go higher.

Between September 24, 2013 and September 26, 2013, in consultation with Mr. Mettler, Citigroup engaged in discussions with Strategic Party C in an effort to get Strategic Party C to improve its offer for the Apparel Business. Strategic Party C was unwilling to increase its proposed purchase price, but did express willingness to compromise on certain other points that had been included in its proposal, such as its assumption of certain liabilities related to the Company’s retail operations and the Apparel Business employees, which taken together improved the attractiveness of its offer. During this time, in consultation with Mr. Mettler, Citigroup had also reached out to representatives of Strategic Party E to inform such representatives that Strategic Party E’s offer (on behalf of the Apparel Consortium) was significantly lower than the other offer that had been received for the Apparel Business and that such party would need to materially increase its bid to remain in the process. Citigroup did not hear back from Strategic Party E or its representatives following this conversation.

On September 26, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Representatives of Citigroup provided the Board with an update of events since the last Board meeting. Citigroup then presented financial analyses that Citigroup had undertaken with respect to a potential sale of the entire Company if Sycamore and Strategic Party C were to be partnered, which analyses were based on the offers received to date and various assumptions regarding separation costs and tax leakage associated with such a transaction. Following a lengthy discussion regarding available alternatives, the Board determined, with input from advisors and senior management, that it was advisable to seek to pair together Sycamore and Strategic Party C in an effort to obtain an attractive offer for the entire Company from such parties. The Board and its advisors discussed structuring for any such transaction, including that the optimal structure would likely involve (i) a merger of the Company with a controlled affiliate of Sycamore, with the Company surviving the merger and the Company’s shareholders receiving an amount per share based on the aggregate consideration to be paid by Sycamore for the Footwear Business and Strategic Party C for the Apparel Business, and (ii) the concurrent sale by the Company (which would then be owned by Sycamore) of the Apparel Business to Strategic Party C, such that following the transaction Strategic Party C would own the Apparel Business and Sycamore would own the remaining Company (which at that point would be comprised of the Footwear Business and all corporate level assets).

Following the Board meeting on September 26, 2013, Citigroup informed Sycamore and Strategic Party C about the Board’s desire to partner the two parties and Citigroup engaged in preliminary discussions with each party regarding the proposed consortium approach. Both Sycamore and Strategic Party C expressed interest in pursuing such a joint transaction. Both parties noted, however, that the value they would be willing to pay for the Footwear Business and the Apparel Business respectively, and thus the ultimate price per share that would be payable to the Company’s shareholders, was heavily dependent on the costs associated with separating the Company, the allocation of assets, liabilities and employees between the two parties and the terms of the post-closing transition services and other commercial arrangements between the parties.

Following this positive feedback from both Sycamore and Strategic Party C, on September 30, 2013, the Company provided written revocable consents to Sycamore and to Strategic Party C allowing them to engage in discussions and communications with each other for the purpose of evaluating and potentially implementing the joint transaction.

On October 1, 2013, representatives of the Company, Cravath and Citigroup met with representatives of Sycamore, Strategic Party C and their respective advisors at Cravath’s offices to discuss the potential transaction, including structure, timing and deliverables. The parties also discussed the anticipated tax leakage and other separation costs related to the potential transaction, as well as the post-closing transitional services and other commercial arrangements that would be required between Sycamore and Strategic Party C.

Later in the day on October 1, 2013, representatives of Cravath distributed a draft merger agreement for the contemplated transaction to representatives of Sycamore and Strategic Party C, and over the course of the following several days distributed drafts of various other proposed transaction agreements.

From October 1, 2013 and continuing until October 23, 2013, Sycamore and Strategic Party C, together with their respective advisors, engaged in ongoing business and legal due diligence in connection with the potential transaction, including diligence related to the logistical and financial impact of separating the Company’s businesses and anticipated post-closing transitional services and other commercial arrangements between the parties. During this period, Sycamore, Strategic Party C and their respective advisors were provided with access to additional presentations by, and conference calls with, our management team and the Company’s advisors. As part of its ongoing diligence, Sycamore requested, and was permitted to conduct, a series of meetings with certain members of our management team to discuss our operations, results, forecasts and strategy. Both Sycamore and the relevant members of our senior management team were instructed to refrain from discussing potential compensation or post-closing employment arrangements at these meetings.

On October 11, 2013, the Board held a special meeting to receive an update on the potential transaction with Sycamore and Strategic Party C. Members of the Company’s senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. The Board discussed the importance of continuing to consider all of our strategic alternatives so that the Company would be prepared in the event the currently contemplated transaction did not materialize.

During the week of October 14, 2013, Sycamore and Strategic Party C met several times to discuss the potential transaction. During the course of these discussions, Sycamore and Strategic Party C became increasingly divided on certain key issues related to the contemplated transaction, including the allocation of certain intellectual property and real estate assets, the division of the Company’s employees and the pricing for post-closing transitional services. During the course of this week, representatives of Citigroup as well as members of our management team held a number of separate meetings and calls with each of Sycamore and Strategic Party C to discuss the open issues and provide further diligence information to each party.

On October 17 and 18, 2013, during separate conversations with Mr. Card and representatives of Citigroup, Mr. Kaluzny raised the possibility of Sycamore acquiring the Jeanswear division of the Apparel Business in addition to the Footwear Business if the contemplated transaction with Strategic Party C did not materialize, but understood that such a transaction would not be attractive to the Company or the Board unless another third party acquired the remaining Apparel Business and acknowledged that such a party was very unlikely to materialize.

On October 21, 2013, representatives of Strategic Party C and its advisors met with members of our management team and representatives of Citigroup and PJSC to discuss shared corporate assets, liabilities, contracts and employees between the Footwear Business and the Apparel Business and the scope and pricing of potential post-closing transitional services between Strategic Party C and Sycamore.

Later in the day on October 21, 2013, Sycamore contacted Citigroup to discuss the potential transaction as well as the meeting between members of our management team, representatives of Citigroup and PJSC and Strategic Party C and its advisors that had taken place earlier that day. During the course of this conversation, Mr. Kaluzny raised the possibility of acquiring the entire Company if the currently contemplated transaction with Sycamore and Strategic Party C were not to materialize and said that he was preparing a bid for the entire Company that he intended to send in the coming few days. Mr. Kaluzny also expressed concern about the significant costs he was incurring in connection with his consideration of a transaction and requested reimbursement for Sycamore’s out-of-pocket expenses of up to an agreed amount if we or Strategic Party C decided not to pursue a transaction under certain circumstances.

On October 22, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Representatives of Citigroup provided the Board with an update of the events that had transpired related to the strategic alternatives process since the last Board meeting, including issues that had arisen between Sycamore and Strategic Party C. Citigroup reported that Sycamore had expressed interest in pursuing an acquisition of the entire Company as an alternative to the currently contemplated transaction, and that Sycamore had indicated that it would be submitting a bid for the entire Company in the next few days. Representatives of Citigroup also reported that Sycamore had requested expense reimbursement from us if a transaction did not materialize under certain circumstances, but that Citigroup recommended resisting such request at this time. The Board agreed with Citigroup’s recommendation to resist Sycamore’s request for expense reimbursement at this time and decided to wait to see what Sycamore’s bid for the entire Company was and what transpired between Sycamore and Strategic Party C over the coming days before making any further decisions regarding the appropriate course of action.

On October 23, 2013, representatives of Strategic Party C informed representatives of Citigroup that Strategic Party C was no longer interested in pursuing a potential transaction with the Company due to the complexities inherent in the deal, including the anticipated separation costs and execution risk associated with breaking up the Company and the impact of these issues on value. Following this discussion, representatives of Citigroup informed Mr. Kaluzny that Strategic Party C had dropped out of the process. During the conversation, Mr. Kaluzny reaffirmed that Sycamore would be interested in pursuing an acquisition of the entire Company.

During the evening of October 23, 2013, Mr. Kaluzny called a representative of Citigroup and indicated that Sycamore would be interested in acquiring the entire Company for a purchase price of $14.00 per share in cash.

Immediately following this call, the representative of Citigroup had separate conversations with Mr. Mettler and Mr. Card to convey Sycamore’s proposal. Based on input received from Mr. Mettler and Mr. Card during these conversations, the representative of Citigroup contacted Mr. Kaluzny later in the evening on October 23, 2013 and informed him that Citigroup would take Sycamore’s offer to the full Board for consideration if Mr. Kaluzny so desired, but that $14.00 per share was unlikely to be acceptable. During the course of this conversation, Mr. Kaluzny increased Sycamore’s proposal to $14.50 per share and asked the representative of Citigroup to present the revised proposal to the Board for consideration.

On October 24, 2013, the Board held a special meeting to discuss recent developments. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Representatives of Citigroup began by updating the Board on recent developments, including that Strategic Party C had dropped out of the process and that Sycamore had subsequently submitted an offer to acquire the entire Company at a purchase price of $14.00 per share, which it subsequently raised to $14.50 per share. The Board then engaged in a lengthy discussion regarding the proposal from Sycamore, alternatives available to the Company and how best to proceed in an effort to maximize value for our shareholders. This included a discussion of our stock price and our projections and plans, including the downside risks inherent in those projections and plans. Following discussion, with input from advisors, the Board directed Citigroup to respond to Sycamore with a counteroffer of $15.50 per share. The Board further determined that if Sycamore was unwilling to accept the $15.50 per share counteroffer, Citigroup should seek to determine the highest price Sycamore would be willing to pay so that the Board could then consider whether to pursue a potential transaction at that price.

Immediately following the Board meeting on October 24, 2013, a representative of Citigroup contacted Mr. Kaluzny to convey the Board’s counteroffer of $15.50 per share. Mr. Kaluzny told the representative of Citigroup that he would consider the counterproposal and return with a response.

Later in the day on October 24, 2013, Mr. Kaluzny contacted a representative of Citigroup to convey that Sycamore was unable to increase its offer price to acquire the Company. Mr. Kaluzny asked the representative of Citigroup to take the $14.50 offer price to the Board again for consideration, in response to which the representative of Citigroup informed Mr. Kaluzny that he was almost certain the Board would not be willing to engage in a transaction at that price. Following this discussion, the Company’s advisors were directed to cease work on a potential transaction with Sycamore.

On October 26, 2013, Mr. Kaluzny contacted the Citigroup representative to convey that Sycamore was willing to increase its proposal to $15.00 per share, and that such proposal represented Sycamore’s best and final offer. The representative of Citigroup informed Mr. Kaluzny that there was a regularly scheduled Board meeting on October 29, 2013, and that Sycamore’s proposal would be presented to the Board at that meeting. During the course of the morning on October 26, 2013, the Citigroup representative had subsequent conversations with Mr. Mettler and Mr. Card regarding Sycamore’s revised proposal.

In advance of the October 29, 2013 Board meeting, Mr. Kaluzny and a representative of Citigroup had conversations on October 27, 2013 and on October 28, 2013, during which Mr. Kaluzny again requested expense reimbursement from the Company if the Board were to decide to proceed with discussions with Sycamore based on Sycamore’s latest proposal and then such offer was not accepted by the Company under certain circumstances. Mr. Kaluzny proposed a cap for such expense reimbursement equal to $8 million (which he reduced to $6 million during a subsequent conversation). During these conversations, Mr. Kaluzny also requested exclusivity for a certain period of time while we and Sycamore negotiated a potential transaction. Mr. Kaluzny also indicated to the representative of Citigroup that if the transaction were to proceed, Sycamore’s intention was to transfer ownership of certain of the Company’s businesses to the Sycamore Affiliates substantially concurrently with the closing of the merger (such transfers being the “carveout transactions” described further in “The Merger Agreement—Carveout Transaction Matters” beginning on page [    ]).

On October 29, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. The Board reviewed the status of discussions with Sycamore, including Sycamore’s proposal of $15.00 per share and Sycamore’s requests related to expense reimbursement and exclusivity. The Board also discussed Sycamore’s proposed structuring of the contemplated transaction, including the proposed carveout transactions that Sycamore had mentioned to the Citigroup representative the previous day. Citigroup then presented financial analyses that it had undertaken with respect to Sycamore’s proposal. Following the Citigroup presentation, the Board met with members of our senior management team, PJSC and Skadden, without representatives of Citigroup or Cravath being present, at which time PJSC presented financial analyses that it had undertaken with respect to Sycamore’s proposal. Following discussion, the Board determined that, based on all of the analyses presented and the Company’s recent and anticipated future performance, including the significant risks inherent in the Company’s long range plan and standalone strategic direction, $15.00 per share represented a compelling value for the Company and its shareholders and that the Company should proceed with discussions with Sycamore on that basis. The Board further discussed that, in order to induce Sycamore to continue its consideration of a transaction, the Company should agree to reimburse Sycamore for up to $6 million of out-of-pocket expenses in the event we determined not to enter into definitive agreements providing for the proposed transaction under certain circumstances. The Board determined, however, to resist Sycamore’s request for exclusivity so that the Company would remain free to consider alternative transactions, if any were to arise, that the Board determined offered superior value to the Company’s shareholders compared to the currently contemplated transaction with Sycamore. The Board instructed Citigroup to convey the foregoing to Sycamore and instructed Cravath to draft an expense reimbursement letter.

On October 30, 2013, Cravath distributed a draft expense reimbursement letter to Winston & Strawn LLP and the Law Offices of Gary M. Holihan, P.C. (collectively, “Sycamore’s Counsel”). Under the terms of the draft letter, Sycamore would be entitled to expense reimbursement if, prior to December 9, 2013, it stood ready, willing and able to enter into a transaction providing for the acquisition of the Company by Sycamore for not less than $15.00 per share on terms consistent with certain requirements set forth in the expense letter, including with respect to the terms of the definitive merger agreement providing for the acquisition and the financing commitments relating thereto; provided that such expense reimbursement arrangements would be of no further force and effect in the event Sycamore and the Company executed and delivered a definitive merger agreement.

On October 30, 2013, the Board engaged AlixPartners, LLP, a third party industry consultant (the “Consultant”), to provide financial and operational consulting services to the Company regarding the Company’s business plan as prepared by our senior management, and to help better assess potential prospects if a sale of the Company were not to occur and to help identify other strategies and opportunities that might increase our future performance.

On October 31, 2013, Cravath and Sycamore’s Counsel spoke by telephone to discuss the expense reimbursement letter, in particular the requirements set forth therein with respect to the definitive transaction documentation that Sycamore would be required to deliver in order to be entitled to expense reimbursement.

Between October 31, 2013 and November 11, 2013, Cravath and Sycamore’s Counsel engaged in various conversations regarding, and exchanged comments on, the expense reimbursement letter and the overall transaction structure and definitive documentation. On November 11, 2013, the Company and Sycamore executed the expense reimbursement letter containing the terms described above.

On November 15, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of PJSC, the Consultant and Skadden, also attended the meeting. Mr. Mettler provided an update as to the status of discussions with, and work being done by, Sycamore. Representatives of the Consultant then presented a preliminary summary of the work and analysis it had performed to date. Following the presentation, the Board discussed the ongoing analyses and it was agreed that the Consultant should finalize its analyses for presentation to the Board at an upcoming Board meeting scheduled for November 22, 2013.

On November 21, 2013, Cravath sent to Sycamore’s Counsel a draft of the merger agreement which reflected the current transaction structure.

On November 22, 2013, the Board held a special meeting. Members of our senior management team, as well as representatives of PJSC, the Consultant and Skadden, also attended the meeting. The Consultant reviewed with the Board the Company’s business plan, opportunities and risks related thereto and various hypothetical alternative strategies. Based on its very preliminary diligence and review of the Company, the Consultant presented information to the Board regarding a hypothetical restructuring of the Company involving the sale of the majority of the Apparel Business, the reorganization of the remaining Company around four legacy footwear brands (Nine West, Anne Klein, Easy Spirit and Bandolino), the Stuart Weitzman Business and the Kurt Geiger Business, and the sale and/or liquidation of the Company’s remaining Footwear Business brands (such transactions are collectively referred to as the “Hypothetical Restructuring”). PJSC provided financial analysis related to the scenarios presented by the Consultant described above, including summary financial information and a future stock price analysis based on the successful execution of the Hypothetical Restructuring and various assumptions related thereto. PJSC also considered another hypothetical scenario whereby the remaining company contemplated in the Hypothetical Restructuring would use proceeds from the sale of the Apparel Business assets to acquire another company in the footwear industry and repay debt (the “Restructuring and Acquisition”). PJSC noted that its entire analysis included in this presentation was preliminary, included several assumptions made by PJSC, was not based primarily on financial data provided by the Company’s management and was highly illustrative (including with respect to (i) the assumption that various counterparties would be interested in participating in the Hypothetical Restructuring or Restructuring and Acquisition, (ii) the fact that the financial analysis did not fully reflect the execution risk inherent in the scenarios, and (iii) the fact that the financial information relating to the acquired business that was used for pro forma analysis in the Restructuring and Acquisition scenario was wholly based on assumptions made by PJSC). PJSC reiterated to the Board that the Hypothetical Restructuring and the Restructuring and Acquisition scenarios, including the future performance of the resulting company, carried significant risk. Based on data provided by the Company’s management and using its professional judgment, PJSC assumed that the bulk of the Apparel Business and other assets would yield after tax proceeds of approximately $725 million, and the remaining company would use the after-tax proceeds to repurchase debt and either repurchase stock or acquire the other company. Using a range of price-to-earnings multiples from 10x to 18x, which PJSC deemed an appropriate range of multiples, PJSC calculated, based on the Hypothetical Restructuring and Restructuring and Acquisition scenarios, a projected range of illustrative future stock prices at the beginning of fiscal year 2014 of $8.75 to $15.76 (assuming the Hypothetical Restructuring scenario) and $10.83 to $19.49 (assuming the Restructuring and Acquisition scenario). PJSC emphasized to the Board that these stock prices were highly illustrative and hypothetical, based on numerous assumptions and not adjusted to reflect inherent execution risk. Following discussion, the representatives of the Consultant were excused from the meeting. The Company’s management team and Skadden then updated the Board on the status of discussions with Sycamore, including a summary of the due diligence completed by Sycamore, and PJSC provided further commentary. PJSC then discussed the relative merits of the Sycamore proposal against the alternatives discussed based on execution of the Hypothetical Restructuring or Restructuring and Acquisition. The Board determined that it believed that a transaction with Sycamore continued to represent the best available alternative to the Company and its shareholders and that the Company should continue negotiations with Sycamore. The Board based its determination on consideration of, among other things, (i) the attractiveness of the terms being discussed with Sycamore, the status of discussions with Sycamore and the likelihood of those discussions resulting in an executable transaction, (ii) the fact that the information presented with respect to the Hypothetical Restructuring and Restructuring and Acquisition scenarios was illustrative in nature, based on various assumptions and hypothetical scenarios and did not factor in the risks of successfully executing those scenarios or potential separation and transaction costs associated therewith, and (iii) the fact that execution of the Hypothetical Restructuring and Restructuring and Acquisition scenarios was subject to a number of risks and uncertainties, including whether any third parties would be willing to participate in the transactions contemplated by either scenario as assumed by the Consultant.

On December 2, 2013, Mr. Kaluzny and representatives of Citigroup had a conference call to discuss the status of Sycamore’s due diligence and the draft transaction documentation. During the call, Mr. Kaluzny informed Citigroup that, among other things, Sycamore had concluded its due diligence and that Sycamore expected to receive debt commitment letters from financial institutions in the coming days. Mr. Kaluzny noted that, given the complexity of the contemplated transaction, he was concerned about meeting the December 9, 2013 deadline under the expense reimbursement letter and requested an extension to December 16, 2013. On December 4, 2013, the Board, acting by unanimous written consent, agreed to grant the extension.

Later in the day on December 2, 2013, Sycamore’s Counsel sent Cravath a revised draft of the merger agreement. Sycamore’s counsel also conveyed Sycamore’s desire to obtain voting agreements from certain persons pursuant to which such persons would agree, subject to customary exceptions such as the Board changing its recommendation with respect to the merger or the termination of the merger agreement, including in connection with a superior proposal, to vote in favor of the merger with Sycamore, and Sycamore’s Counsel delivered a draft of such voting agreement. Over the following two days, Cravath, Citigroup and Skadden held a series of calls with our management team and Mr. Mettler to discuss the issues raised by Sycamore’s drafts, including the addition of a provision in the merger agreement that would restrict the Company’s ability to pay its $0.05 per share quarterly dividend between signing and closing. Our management team and Mr. Mettler gave Cravath and Citigroup guidance for discussions with Sycamore and its representatives going forward, noting that such guidance would be subject to change based on discussion with the full Board.

On December 5, 2013, representatives of Cravath and Sycamore’s Counsel had a conference call to discuss the merger agreement. During the call, Sycamore’s Counsel noted, among other things, that Sycamore remained unwilling to allow the Company to continue paying quarterly dividends between signing and closing. Following the call between Cravath and Sycamore’s Counsel, Mr. Kaluzny contacted representatives of Citigroup to discuss various remaining open issues.

On December 9, 2013, Mr. Kaluzny and representatives of Citigroup had a conference call to discuss the status of Sycamore’s debt commitments. Mr. Kaluzny stated that the debt commitment letter was progressing well and that Sycamore was in the process of choosing financial institutions and finalizing the documentation, drafts of which he expected to circulate later in the week.

On December 10, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath provided the Board with an overview of the currently contemplated transaction, including the transaction structure and the impact of this structure on the contemplated transaction and the definitive documentation related thereto. Cravath also described the differences between the current draft merger agreement, which remained subject to the Board’s review and input, and the auction draft merger agreement initially provided to Sycamore on September 13, 2013. Representatives from Cravath then provided the Board with an overview of the open issues in the draft agreements received from Sycamore, noting, among other things, that Sycamore had continued to resist giving the Company the ability to pay quarterly dividends between signing and closing and that the size of the termination fees that would be required to be paid by each of the parties under certain circumstances remained under negotiation. The Board noted that based on the anticipated amount of time required to close the proposed transaction, it expected that the Company would ordinarily declare one $0.05 per share quarterly dividend between signing and closing of the proposed transaction, meaning that if the Company had the ability to continue paying dividends between signing and closing it would likely provide incremental value to shareholders of $0.05 per share in the aggregate.

Later on December 10, 2013, Cravath sent Sycamore’s Counsel a revised draft of the merger agreement and voting agreements, in each case reflecting guidance received from the Board earlier that day.

On December 11, 2013, Sycamore’s Counsel sent Cravath an initial draft of the equity commitment letter, pursuant to which Sycamore would commit to provide equity funding in order to consummate the transaction, and an initial draft of the limited guarantee, pursuant to which Sycamore would guarantee the payment of the reverse termination fee and certain other amounts. Cravath responded with revised drafts of the equity commitment letter and limited guarantee, as well as various other ancillary transaction agreements, on December 12, 2013.

On December 13, 2013, Sycamore’s Counsel sent Cravath an initial draft of the debt commitment letter and related documentation to be entered into by the financial institutions that would provide debt financing in connection with the potential transaction and the carveout transactions.

Also on December 13, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath updated the Board on the status of discussions with Sycamore. Cravath reviewed with the Board the remaining open issues in the transaction agreements, including, among other things, our ability to pay quarterly dividends between signing and closing and the termination fees that would be required to be paid by each of the parties under certain circumstances. After further discussion and consideration, the Board provided guidance to Citigroup and Cravath on the open issues.

On December 14, 2013, Mr. Kaluzny and representatives of Citigroup had a conference call to discuss various open issues, including Sycamore’s continued resistance to the Company’s ability to pay quarterly dividends between signing and closing, along with the size of the reverse termination fee. Representatives from Citigroup asked that Mr. Kaluzny consider the Board’s position further on these and other issues.

Also on December 14, 2013, Sycamore’s Counsel sent Cravath a revised draft of the debt commitment letter and related documentation. Sycamore’s Counsel also provided initial drafts of equity commitment letters whereby the KKR Accounts would commit to provide a minority equity investment in connection with the merger and the carveout transactions. Cravath sent Sycamore’s Counsel comments on the debt commitment letter and related documentation later that day.

During the course of December 15, 2013, representatives of Cravath and Citigroup had calls with Sycamore and its representatives to discuss the various transaction documents and remaining open issues. During a call between Cravath and Sycamore’s Counsel, Sycamore’s Counsel informed Cravath that it expected to send revised drafts of all of the definitive transaction documents during the course of the following day, December 16, 2013.

On the morning of December 16, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath and Citigroup updated the Board as to the status of discussions with Sycamore, including the expected timing for receiving transaction documents from Sycamore.

Late in the afternoon of December 16, 2013, the Board held another special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath and Citigroup began by updating the Board as to the status of discussions with Sycamore. Cravath and Citigroup then reviewed the principal remaining open issues related to the potential transaction. A lengthy discussion ensued regarding each of the open issues. The Board and its advisors discussed the open issues in the documents and provided guidance to Cravath and Citigroup with respect thereto.

Shortly following the Board meeting on the afternoon of December 16, 2013, Sycamore delivered a comprehensive package of transaction agreements that it was prepared to enter into.

On the morning of December 17, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath began by updating the Board as to the status of the discussions with Sycamore. The Board and its advisors discussed the open issues in the transaction documents delivered by Sycamore on December 16, 2013. Cravath noted, among other things, that Sycamore continued to reject our request to be able to pay quarterly dividends between signing and closing. Cravath also noted that the draft merger agreement included additional restrictions on our operations between signing and closing, which were in the process of being reviewed by our management team and advisors. The Board and its advisors discussed the open issues in the documents, and gave guidance to Cravath and Citigroup on the open issues. The Board determined, among other things, to continue to request the ability to pay quarterly dividends between signing and closing.

On December 17, 2013, Mr. Kaluzny and representatives of Citigroup had a conference call to continue discussions regarding the open issues, including Sycamore’s insistence that we be prohibited from paying quarterly dividends between signing and closing. Representatives of Cravath and representatives of Sycamore’s Counsel also had a conference call to discuss open issues in the draft transaction documentation, including the draft merger agreement.

Later in the afternoon of December 17, 2013, the Board held another special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Citigroup began by updating the Board as to the status of the discussions with Sycamore. Representatives from Skadden then reviewed with the Board certain legal matters in the context of the proposed transaction and a discussion ensued. Following discussion and advice by our and the Board’s advisors, the Board gave guidance to Cravath and Citigroup on the open issues. Each of Citigroup and PJSC then reviewed with the Board the separate financial analyses that each had undertaken in connection with the proposed transaction, highlighting key valuation methods and financial metrics that had been prepared and analyzed as part of each of Citigroup’s and PJSC’s independent evaluation of the transaction. Each of Citigroup and PJSC reported that, based on the current deal terms and the analyses undertaken, each expected to be able to deliver a fairness opinion to the Board to the effect that the consideration to be paid in connection with the transaction is fair, from a financial point of view, to the Company’s shareholders, if so requested.

In the early evening of December 17, 2013, representatives of our senior management and Cravath, and representatives of Sycamore and Sycamore’s Counsel, had a conference call to discuss certain provisions in the draft merger agreement. Later that evening Cravath and Sycamore’s Counsel engaged in additional conversations regarding, and exchanged comments on, the draft merger agreement and other transaction documentation.

On the morning of December 18, 2013, Mr. Kaluzny and representatives of Citigroup had another conference call to continue discussions regarding various open issues.

In the afternoon of December 18, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath and Citigroup began by updating the Board as to the status of discussions with Sycamore. The Board discussed, with input from its advisors, the open issues in the draft transaction agreements. The Board discussed with its and the Company’s advisors that it continued to believe that the potential transaction offered compelling value to the Company’s shareholders, and that this was the case irrespective of whether the Company maintained the ability to pay quarterly dividends between signing and closing. The Board and its advisors further discussed the remaining open issues in the documents, and gave guidance to Cravath and Citigroup on the open issues. The Board determined that Mr. Mettler should call Mr. Kaluzny following the Board meeting to request once more that the Company be permitted to pay quarterly dividends between signing and closing, but that if Sycamore continued to resist the point the Board was prepared to accept Sycamore’s position.

During the day of December 18, 2013, Mr. Mettler, at the Board’s direction, engaged in additional discussions with Mr. Kaluzny of Sycamore regarding our ability to pay quarterly dividends between signing and closing. Mr. Kaluzny stated that he would reconsider the request, but then reverted later in the day and informed Mr. Mettler that Sycamore would not accept the Board’s position on this point.

On the morning of December 19, 2013, the Board held a special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Mr. Mettler and Cravath began by updating the Board as to the status of the discussions with Sycamore. The Board gave direction to its advisors and authorized such advisors to negotiate and reach agreement on the few other remaining open points in the merger agreement and the other related documents.

During the course of the day of December 19, 2013, Cravath and Sycamore’s Counsel spoke by teleconference multiple times to discuss the remaining open points in the merger agreement and other ancillary agreements, including Sycamore’s financing commitments.

Late in the afternoon of December 19, 2013, the Board held another special meeting. Members of our senior management, as well as representatives of Citigroup, PJSC, Cravath and Skadden, also attended the meeting. Cravath began by updating the Board as to the status of the discussions with Sycamore. Cravath reported that it had engaged in numerous discussions with Sycamore’s Counsel over the course of the day and that the merger agreement and related transaction agreements were essentially in agreed upon form. Representatives of Cravath also reviewed with the Board the estimated compensation that our senior management could receive as a result of the transaction under their current employment arrangements. At this point, the Board decided to recess and to reconvene after a meeting of the Compensation Committee. The Compensation Committee then unanimously approved resolutions regarding transaction-related compensation matters. Upon return from the Board’s recess, Citigroup delivered its oral opinion to the Board, which opinion was later confirmed in writing, to the effect that, based upon and subject to the various assumptions made, procedures followed and qualifications and limitations set forth therein, the consideration to be paid to the holders of the outstanding shares of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. PJSC then delivered its oral opinion to the Board, which opinion was later confirmed in writing, to the effect that, based upon and subject to the various assumptions made, procedures followed and qualifications and limitations set forth therein, the consideration to be paid to the holders of the outstanding shares of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. At that point, the Board members reviewed and considered the proposed merger agreement and the various presentations of Cravath, Skadden, Citigroup and PJSC, including the fairness opinions provided to the Board by Citigroup and PJSC. Discussion then ensued. The Board then unanimously determined, for the reasons detailed in the section of this proxy statement captioned “—Recommendation of the Board; Reasons for the Transaction” below, that the merger was fair to, advisable and in the best interests of our shareholders and approved the merger agreement and the merger, and recommended that our shareholders vote in favor of adopting the merger agreement.

Following the Board meeting, late in the afternoon of December 19, 2013, we and Sycamore finalized and executed the merger agreement and the ancillary agreements, and we and Sycamore issued a joint press release announcing execution of the merger agreement.

Recommendation of the Board; Reasons for the Transaction

The Board, at a meeting held on December 19, 2013, unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of our shareholders. Accordingly, the Board has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. In reaching its determination, the Board consulted with and received the advice of its financial advisor, the financial advisor to the Company, and counsels to the Company and the non-management directors of the Board, discussed certain issues with our senior management team and such financial advisors and counsels and considered a number of factors that it believed supported its decision to enter into the merger agreement and recommend to our shareholders adoption of the merger, including, but not limited to, the following principal factors:

•	the $15.00 per share price to be paid in cash in respect of each Share, which represents a premium of approximately 19% to our 30-day volume weighted average stock price for the period ended April 11, 2013 (the last trading day prior to when media speculation began regarding our plan to sell the Company or some of its businesses);

•	the fact that the per share price of $15.00 represents a valuation of the Company at a multiple of 8.5 times our estimated Adjusted EBITDA for the 2013 calendar year and 6.6 times our estimated Adjusted EBITDA for the 2014 calendar year, in each case based on the Projections (please see “—Certain Company Projections” beginning on page [ ]);

•	the possibility that the trading price of our common stock could decrease substantially if the merger were not to occur and that it could take a considerable period of time in such circumstances before the trading price of our common stock reached and sustained at least the per share merger consideration of $15.00, as adjusted for present value;

•	the fact that the consideration to be paid in the merger is all cash, which provides certainty of value and liquidity to our shareholders while avoiding long-term business risk, including the risks and uncertainties relating to our prospects;

•	the thorough review of strategic alternatives and the sale process we conducted prior to entering into the merger agreement, which sale process involved a broad group of potential acquirors (that included both strategic and financial parties) and was conducted with the assistance of Citigroup, the Company’s financial advisor, PJSC, financial advisor to the Board, and with oversight by the non-management directors of the Board (who held regular executive sessions), advised by counsel, which did not result in any non-preliminary proposals to acquire the Company at a price higher than $15.00 per share or to acquire any portion of our business at a price that the Board determined would result in greater value to our shareholders;

•	the fact that resolutions approving the merger agreement were unanimously approved by the Board, which is comprised of a majority of non-management directors who are not affiliated with Parent, Merger Sub or Sycamore and are not our employees, and which retained and received advice from PJSC and its counsel in evaluating, negotiating and recommending the terms of the merger agreement (in addition to advice provided by Citigroup and the Company’s counsel);

•	the separate financial analyses presented to the Board by Citigroup and PJSC, as well as the separate opinions of Citigroup and PJSC, each dated December 19, 2013, to the Board to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $15.00 per share cash consideration to be paid to the holders of the Shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “Citigroup Financial Analyses and Opinion” and “PJSC Financial Analyses and Opinion” beginning on page [ ] and page [ ], respectively;

•	the Board’s understanding of our business operations, financial conditions, earnings and prospects, including our prospects as a standalone company;

•	the possible alternatives to a sale of the entire Company, including continuing as a standalone company and maintaining the status quo and selling certain of our portfolios or brands, which alternatives the Board evaluated with the assistance of Citigroup and PJSC and determined were less favorable from a financial point of view to our shareholders than the merger in light of the potential risks, rewards and uncertainties associated with those alternatives;

•	the benefits that we were able to obtain for our shareholders as a result of extensive negotiations with Sycamore, including an increase in Sycamore’s price from the time of its initial final proposal to the end of the negotiations. The Board concluded that the per share merger consideration provided for in the merger agreement reflected the best reasonably attainable value for shareholders, including after giving consideration to the risks inherent in our standalone business plan and in other strategic alternatives;

•	the timing and likelihood of consummation of the merger based on, among other things:

•	the customary conditions to the parties’ obligations to complete the merger, as well as certain representations and warranties and covenants of Parent and Merger Sub related to obtaining debt financing for the transaction and the absence of a financing condition, which were substantial assurances provided in the merger agreement that the merger ultimately should be consummated on a timely basis;

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the merger and the other transactions, the limited number and nature of the conditions to the Debt Commitment Letter, the Equity Commitment Letter and the KKR Equity Commitment Letter, the reputation of the financing sources and the obligation of Parent and Merger Sub to use reasonable best efforts to satisfy the conditions to such commitment letters and, upon satisfaction of the conditions contained in such commitment letters, to consummate the financing and to enforce its rights under the debt commitment letters, each of which, in the reasonable judgment of the Board, increases the likelihood of the Financing being completed;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $60 million reverse termination fee, without us needing to establish any damages, and the guarantee of such payment obligation by Sycamore pursuant to the limited guarantee;

•	our ability, under certain circumstances pursuant to the merger agreement and the Sycamore equity commitment letter, to seek specific performance of Parent’s obligation to cause Sycamore to make the equity contributions to Parent and the Sycamore Affiliates pursuant to the Sycamore equity commitment letter;

•	our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•	the fact that the merger is not conditioned upon any member of our management entering into any employment, equity contribution or other agreement or arrangement with Parent, Merger Sub, any affiliate of Sycamore or the Company; and

•	the business reputation and capabilities of Sycamore and the management and the financial resources of Sycamore and, by extension, Parent and Merger Sub;

•	the other terms of the merger agreement and related agreements, including:

•	our ability, prior to the time our shareholders adopt the merger agreement, to consider and respond to an unsolicited written acquisition proposal, to furnish information to the person making such a proposal and to engage in discussions and negotiations with the person making such a proposal, in each case if the Board, prior to taking any such actions, determines in good faith based on information available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	the Board’s ability, under certain circumstances, to, among other things, withhold, withdraw or modify its recommendation that our shareholders vote to adopt the merger agreement (subject to,

in certain circumstances, a subsequent obligation under the merger agreement to pay Parent a termination fee of $36 million);

•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that we comply with our obligations relating to the entering into of any such agreement and, concurrently with the termination of the merger agreement, we pay to Parent a termination fee of $36 million;

•	the termination fee of $36 million payable to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement (amounting to approximately 3.0% of the equity value of the merger and less than $0.45 per outstanding Share), which the Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•	the expense reimbursement of up to $12 million payable to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement if our shareholders do not approve the merger, which the Board concluded was reasonable in the context of expenses payable in comparable transactions and in light of the overall terms of the merger agreement;

•	the customary nature of the representations, warranties and covenants of the Company in the merger agreement; and

•	the Board’s belief that the termination date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger;

•	that the structure of the transaction as a merger would allow for sufficient time for a third party to make a superior proposal if it desired to do so;

•	the Board’s views and opinions on the industry in which we participate and on market competition, including the difficult economic environment facing the Company and the risks and uncertainties of executing our standalone business plan; and

•	the risk that prolonging the sale process further could have resulted in the loss of a favorable opportunity to consummate a transaction with Sycamore and distracted senior management from implementing our business plan.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger might not be consummated in a timely manner or at all, including the risk that the merger may not occur if the financing contemplated by the Equity Commitment Letter, the KKR Equity Commitment Letter or the Debt Commitment Letter is not obtained, as Parent and Merger Sub do not on their own possess sufficient funds to consummate the merger;

•	that our shareholders will have no ongoing equity interest in the Surviving Corporation following the merger, meaning that the shareholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of the Shares;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which may delay or prevent us from undertaking business opportunities that may arise or other actions we would otherwise take with respect to our operations pending consummation of the merger;

•	the fact that an all cash transaction would be taxable to our shareholders for U.S. Federal income tax purposes;

•	the significant costs involved in connection with entering into the merger agreement and consummating the merger, including the substantial time and effort required of our management, which may cause disruption to our operations;

•	the risks and costs to us if the merger does not close, including negative effects on the trading price of the Shares, the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	that if the merger is not consummated, subject to certain limited exceptions, we will be required to pay our own expenses associated with the merger agreement and the transactions contemplated thereby and, under certain circumstances, to pay Parent a termination fee of $36 million or expense reimbursement of up to $12 million in connection with the termination of the merger agreement;

•	the restrictions in the merger agreement on us actively soliciting competing bids to acquire the Company or certain of our assets, although our Board believed this would not preclude a potential acquirer from submitting a proposal;

•	the fact that we are obligated to provide Parent with notice of any superior bid and with three business days to match any superior acquisition proposal, although our Board believed this would not preclude a potential acquirer from submitting a proposal;

•	the possibility that a termination fee of $36 million payable by us upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire us, although the Board believed this would not preclude a potential acquirer from submitting a proposal;

•	the fact that Parent and Merger Sub are newly formed corporations with no assets other than the equity commitment of Sycamore, the equity commitment of the KKR Accounts and the debt commitments of the financial institutions party to the Debt Commitment Letter, and that our remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $60 million reverse termination fee and that under certain circumstances we may not be entitled to a reverse termination fee at all;

•	the fact that the Company was restricted from paying its $0.05 per Share quarterly cash dividend between signing and closing of the merger, which the Board believed represented an aggregate value per Share of $0.05 given the anticipated amount of time required to close the merger, although the Board believed that the $15.00 to be paid per Share in the merger offers compelling value to the Company’s shareholders even without the quarterly dividend between signing and closing;

•	the fact that completion of the merger would require antitrust clearance in the United States and the satisfaction of certain other closing conditions, including that no Company material adverse effect has occurred, which conditions are not entirely within the Company’s control and that there can be no assurances that any or all such conditions will be satisfied; and

•	the fact that our executive officers and directors may have interests in the merger that are different from, or in addition to, those of our shareholders; see “Interests of Certain Persons in the Merger” beginning on page [ ].

In analyzing the merger and the other transactions and in reaching its determination as to the fairness of such transactions, the Board considered, among other factors, the analyses and methodologies used by each of Citigroup and PJSC in rendering their respective fairness opinions in respect of the per share merger consideration. See “Citigroup Financial Analyses and Opinion” and “PJSC Financial Analyses and Opinion” beginning on page [    ] and page [    ], respectively.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board collectively reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the other transactions and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

In considering the recommendation of the Board to approve the adoption of the merger agreement, you should be aware that our directors may have interests in the merger that are different from, or in addition to, those of our shareholders generally. See “Interests of Certain Persons in the Merger.”

The Board believed that, overall, the potential benefits of the merger to our shareholders outweighed the risks and uncertainties of the merger.

Citigroup Global Markets Inc. Financial Analyses and Opinion

The Company retained Citigroup to act as a financial advisor in connection with the merger. On December 19, 2013, at a meeting of the Board held to evaluate the merger, Citigroup delivered to the Board an oral opinion which was subsequently confirmed by delivery of a written opinion dated December 19, 2013, as to the fairness, from a financial point of view, to the holders of the Shares, of the per share merger consideration to be received by such holders pursuant to the merger agreement. The full text of Citigroup’s opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by Citigroup in rendering Citigroup’s opinion, is attached as Annex B-1 and is incorporated herein by reference. Citigroup’s opinion was provided for the information of the Board in connection with its evaluation of the merger. Citigroup was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of the Shares, of the per share merger consideration to be received by such holders pursuant to the merger agreement. Citigroup’s opinion did not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup’s opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. The summary of Citigroup’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares are urged to read Citigroup’s opinion carefully and in its entirety. Citigroup has consented to the inclusion of Citigroup’s opinion and the summary of, and references to, such opinion in this proxy statement.

In arriving at its opinion, Citigroup, among other things:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

•	examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with Citigroup by the management of the Company;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the Company;

•	in connection with Citigroup’s engagement and at the direction of the Company, was requested to approach, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or part of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of the Company that they were not aware of any relevant information that had been omitted or that remains undisclosed to Citigroup, and Citigroup assumed no liability therefor. With respect to financial forecasts and other information and data relating to the Company provided by the Company, Citigroup was advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Citigroup also assumed that there had been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to Citigroup. Citigroup expressed no view as to any projected financial data relating to the Company or the assumptions on which they were based.

Citigroup assumed, with the consent of the Board, that the merger would be consummated, in all respects material to Citigroup’s analyses or opinion, in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company or evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Citigroup was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of the Shares, of the per share merger consideration to be received by such holders pursuant to the merger agreement. Citigroup expressed no view, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities or class of securities, creditors or other constituencies of the Company. Citigroup expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing as of the date of its opinion. The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

The following is a summary of the material financial analyses provided to the Board in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Selected Public Companies Analysis

Citigroup reviewed publicly available financial and stock market information of the Company and 13 companies which Citigroup, in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations in the footwear and/or apparel industries. Due to the operating and financial variability across this group, the following smaller select group of publicly traded companies with similarities to the Company’s products, retail/wholesale mix, size, recent performance and brand portfolio was chosen for purposes of Citigroup’s selected public companies analysis, which select companies are indicated with an asterisk (“*”) below:

Company	EV/2014E EBITDA
Brown Shoe Company, Inc. *	7.4x
Crocs, Inc. *	5.6x
Deckers Outdoor Corporation *	11.2x
Guess?, Inc. *	6.6x
G-III Apparel Group, Ltd. *	9.7x
Oxford Industries, Inc. *	10.7x
Perry Ellis International, Inc. *	6.4x
PVH Corp.	10.9x
Ralph Lauren Corporation	10.1x
Skechers USA Inc. *	8.0x
Steve Madden, Ltd. *	10.3x
V.F. Corporation	13.2x
Wolverine World Wide, Inc.	13.0x

The companies that were excluded for purposes of Citigroup’s selected public companies analysis did not, in Citigroup’s professional judgment, rise to the same level of similarity as the selected companies with respect to the Company’s size, product mix, distribution mix (wholesale v. retail), brand portfolio and recent operating performance.

Citigroup reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing share prices on December 13, 2013, plus debt and non-controlling interests and less cash and investments in affiliates, as a multiple of calendar year 2014 estimated EBITDA. The overall low to high estimated EBITDA multiples observed for the selected companies for calendar year 2014 were 5.6x to 11.2x. Citigroup then applied a range of selected multiples of fiscal year 2014 estimated EBITDA of 6.0x to 8.0x, which were derived from the selected companies above and were chosen by Citigroup in its professional judgment (taking into consideration the historical trading multiples and operating performance of the Company in comparison to the selected companies), to (A) the Company’s fiscal year 2014 estimated EBITDA, based on internal forecasts and estimates of the Company’s management (please see “Certain Company Projections” beginning on page [    ]), and (B) the Company’s fiscal year 2014 estimated EBITDA, based on publicly available research analysts’ consensus forecasts and estimates as of December 13, 2013. Based on this analysis, Citigroup calculated the following implied per share equity value reference range for the Company, as compared to the per share merger consideration:

	Implied Per Share Equity Value Reference Range		Per Share Merger Consideration
	Low	High
EV/2014E EBITDA (Management)	$12.51	$20.68	$15.00
EV/2014E EBITDA (Consensus)	$9.39	$16.51	$15.00

Selected Precedent Transaction Analysis

Using publicly available information, Citigroup reviewed financial data relating to the following 14 selected transactions publicly announced from July 2003 to December 2013 which Citigroup in its professional judgment considered generally relevant for comparative purposes as transactions involving target companies with operations in the footwear and/or apparel industries and with similarities to the Company’s products, retail/wholesale mix, size, recent performance and brand portfolio:

Announcement	Acquiror	Target	EBITDA Multiple
December 2013	Leonard Green & Partners, L.P.	Lucky Brand Dungarees, Inc.	7.8x
July 2013	Hanesbrands Inc.	Maidenform Brands, Inc.	9.4x
May 2013	Towerbrook Capital Partners, L.P.	True Religion Apparel, Inc.	7.2x
October 2012	PVH Corp.	Warnaco Group, Inc.	9.0x
May 2012	Wolverine World Wide Inc., Blum Capital Partners and Golden Gate Capital	Collective Brands	8.3x
June 2011	V.F. Corporation	The Timberland Company	12.8x
June 2011	The Jones Group Inc.	KG Group Holdings Limited	10.4x
May 2010	The Jones Group Inc.	Stuart Weitzman Holdings, LLC	8.1x
March 2010	PVH Corp.	Tommy Hilfiger B.V.	8.1x
September 2007	Sun Capital Partners, Inc.	Kellwood Company	7.7x
May 2007	Payless ShoeSource, Inc.	Stride Rite Corporation	12.1x
December 2005	Apax Partners LLP	Tommy Hilfiger Corporation	6.3x
June 2004	The Jones Group Inc.	Maxwell Shoe Company Inc.	8.0x
July 2003	V.F. Corporation	Nautica Enterprises Inc.	6.2x

Citigroup reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies involved in such transactions, plus debt and non-controlling interests and less cash and investments in affiliates, as a multiple of such target companies’ latest 12 months EBITDA and, wherever appropriate, as determined by Citigroup in its professional judgment using publicly available information, as a multiple of forward EBITDA (such forward EBITDA not exceeding 3 months in the future). The overall low to high EBITDA multiples observed for the selected transactions were 6.2x to 12.8x. Citigroup then applied a range of selected multiples of 7.0x to 9.0x, derived from the selected transactions above and chosen by Citigroup in its professional judgment (taking into consideration the relative growth profile and operating performance of the Company in comparison to the companies that were the subject of the precedent transactions), to the Company’s latest 12 months EBITDA (as of October 5, 2013) of $258 million. Financial data of the selected transactions were based on publicly available information. Financial data of the Company was based on the Company’s public filings. Based on this analysis, Citigroup calculated the following implied per share equity value reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range		Per Share Merger Consideration
Low	High
$10.68	$17.16	$15.00

Leveraged Buyout Analysis

Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company taking into account the potential pro forma leverage structure of the Company that could result from financing such acquisition under customary market terms and assuming that the acquisition would close on January 1, 2014 and that such financial buyer would attempt to realize a return on its investment on December 31, 2017. For the purposes of the leveraged buyout analysis, Citigroup assumed a pro forma funded leverage of 5.1x the Company’s fiscal year 2013 estimated EBITDA of $279 million based upon internal forecasts and estimates of the Company’s management (please see “Certain Company Projections” beginning on page [    ]) and pro forma for $25 million of run rate benefits from restructuring actions, while estimated exit values for the Company were calculated using an exit multiple range of 6.0x to 7.0x the Company’s fiscal year 2017 estimated EBITDA of $391 million, with such exit multiple range chosen by Citigroup in its professional judgment taking into account the Company’s historical trading multiples and multiples of the comparable publicly traded companies referenced above under “—Selected Public Companies Analysis”. Citigroup then derived a range of theoretical purchase prices based on an assumed targeted internal rate of return for a financial buyer of approximately 20% to 25%, which was chosen by Citigroup in its professional judgment. Based on this analysis, Citigroup calculated the following implied per share equity value reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range		Per Share Merger Consideration
Low	High
$13.59	$17.29	$15.00

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fourth quarter of fiscal year 2013 through fiscal year 2017. Citigroup calculated projected unlevered free cash flow of the Company based upon the Projections, as described under “—Certain Company Projections” below. In calculating the projected unlevered free cash flow of the Company, Citigroup considered various assumptions that it deemed appropriate based on a review with the Company’s management team of the Company’s prospects and risks, including (i) a tax rate of 37% (which was provided by the Company’s management), (ii) that the working capital ratios implied by management’s 2014 business plan remained relatively flat throughout the projection period (which factored into Citigroup’s calculation of the projected increases in net working capital) and (iii) deducting cash restructuring expenses for the fourth quarter of 2013 and for fiscal year 2014. Based on the methodology and assumptions described above, Citigroup calculated the following projected unlevered free cash flow of the Company:

FY 12/31 ($ in millions)	Q4 2013E	2014E	2015E	2016E	2017E
Unlevered Free Cash Flow	148	133	173	186	198

Citigroup also calculated terminal values for the Company by applying a range of terminal value EBITDA multiples of 6.0x to 7.0x to the Company’s fiscal year 2017 estimated EBITDA of $391 million. The cash flows and terminal values were then discounted to present value to October 5, 2013 using discount rates ranging from 10.0% to 12.3% based on a calculation of the Company’s weighted average cost of capital and the capital structure of the 13 comparable publicly traded companies referenced in the “Selected Public Companies Analysis” described above. Based on this analysis, Citigroup calculated the following implied per share equity value reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range		Per Share Merger Consideration
Low	High
$13.06	$18.33	$15.00

Other Information

Citigroup also noted for the Board certain additional factors that were not considered part of Citigroup’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things:

•	forward share price targets for the Company in publicly available Wall Street research analysts’ reports, which indicated forward low to high share price targets for the Company, on an undiscounted basis, of $12.00 to $18.00 per share (median of $14.25 per share); and

•	intraday trading prices during the 52-week period ended December 13, 2013, which indicated such trading prices for the Shares during such period of approximately $10.42 to $17.78 per share.

Miscellaneous

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described above. The summary of the analyses above is not a complete description of Citigroup’s opinion or the analyses underlying, and factors considered in connection with, Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance; general business, economic, market and financial conditions; and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction reviewed is identical or directly comparable to the Company or the merger. An evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

Citigroup was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through separate negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board. Citigroup’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the per share merger consideration.

In connection with Citigroup’s services as the Company’s financial advisor, the Company has agreed to pay Citigroup a fee of approximately $16.5 million, $2.5 million of which was payable upon delivery of Citigroup’s opinion and approximately $14 million of which is payable upon completion of the merger. In addition, the

Company has agreed to reimburse Citigroup for certain expenses, including fees and expenses of counsel, and to indemnify Citigroup and related parties against liabilities, including liabilities under federal securities laws, arising from Citigroup’s engagement.

Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide services to the Company unrelated to the merger, for which services Citigroup and such of its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, acting as a lender under certain credit facilities of the Company and lead bookrunner in connection with a $100 million senior notes issuance by the Company in September 2012. Citigroup and its affiliates were paid an aggregate of approximately $800,000 for investment banking services to the Company during such two-year period. Citigroup and its affiliates have not provided services to Parent or its affiliates (including Sycamore) during the two year period prior to the date of its opinion. Citigroup and its affiliates may in the future provide services to Parent and its affiliates (including Sycamore), for which services Citigroup and its affiliates may receive compensation.

In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of the Company and Parent for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

The Company selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation, experience and familiarity with the Company and its industry. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Peter J. Solomon Company Financial Analyses and Opinion

The Board retained PJSC to act as a financial advisor to the Board in connection with the merger. PJSC is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected PJSC to act as a financial advisor to it in connection with the merger on the basis of PJSC’s experience in transactions similar to the merger, its reputation in the investment community, and its familiarity with the Company’s industry and business.

On December 19, 2013, at a meeting of the Board held to evaluate the merger, PJSC delivered to the Board an oral opinion which was subsequently confirmed by delivery of a written opinion dated December 19, 2013 to the effect that, as of the date of PJSC’s opinion and based upon and subject to various considerations set forth in such opinion, the per share merger consideration proposed to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the merger was fair from a financial point of view to such holders.

The full text of PJSC’s opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex B-2 and is incorporated herein by reference. PJSC’s opinion was directed only to the fairness of the per share merger consideration proposed to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the merger from a financial point of view, was provided to the Board in connection with its evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of Shares as to how any shareholder should act or vote on any matter with respect to the merger. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Shares are urged to read PJSC’s opinion carefully and in its entirety. PJSC has consented to the inclusion of PJSC’s opinion and the summary of, and references to, such opinion in this proxy statement.

In connection with PJSC’s opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company provided by the management of the Company;

•	reviewed certain financial projections for the Company provided by the management of the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed the reported prices and trading activity of the Shares;

•	compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions, that PJSC deemed relevant, in whole or in part;

•	participated in certain discussions among representatives of each of Parent and the Company, including but not limited to Citigroup, the financial advisor for the Company;

•	reviewed the merger agreement; and

•	performed such other analyses as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of the Company that they were not aware of any facts or circumstances that would make information provided by or on behalf of the Company inaccurate or misleading in any respect material to PJSC’s opinion. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not conduct or assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the merger would be consummated, in all respects material to PJSC’s analysis or opinion, in accordance with the terms of the merger agreement, including without waiver, modification or amendment of any term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company. PJSC further assumed that all representations and warranties set forth in the merger agreement were true and correct in all material respects as of all the dates made or deemed made and that all parties to the merger agreement will comply in all material respects with all covenants of such parties thereunder.

PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, December 18, 2013. In particular, PJSC did not express any opinion as to the prices at which Shares may trade at any future time. Furthermore, PJSC’s opinion did not address the Company’s underlying business decision to undertake the merger, and PJSC’s opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to the Company. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified therein.

In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a sale of the Company, merger or other business combination transaction involving the Company or any of its assets. PJSC did not express any view as to, and PJSC’s opinion did not address, the fairness (financial or otherwise) of the carveout transactions.

No limitations were imposed by the Board upon PJSC with respect to investigations made or procedures followed by PJSC in rendering PJSC’s opinion.

The following summarizes the significant financial analyses performed by PJSC and provided to, and reviewed with, the Board in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis to determine what the Company’s valuation would be (1) if Shares traded in the valuation range of select public apparel companies and footwear companies, as determined based on publicly available financial metrics for select public apparel companies and footwear companies, as further discussed below, and (2) if Shares traded in such range and were to receive a premium to this valuation consistent with premiums received by other publicly traded companies in recent mergers and acquisitions.

PJSC reviewed and compared selected financial data of the Company with similar data using publicly available information of the following publicly traded companies, which, based on PJSC’s experience with companies in the apparel industry and footwear industry, PJSC deemed comparable to the Company:

	Enterprise Value as a Ratio of:					Stock Price as a Multiple of EPS
	LTM	LTM	FY2013E	LTM	FY2013E	LTM	FY2013E	FY2014E
	Net Sales	EBITDA	EBITDA	EBIT	EBIT	EPS	EPS	EPS
Apparel Companies
G-III Apparel Group, Ltd.	1.0x	11.8x	11.5x	12.9x	12.7x	18.6x	18.3x	15.5x
Oxford Industries Inc.	1.6x	13.1x	12.4x	18.5x	16.3x	29.8x	25.7x	21.2x
Delta Galil Industries Ltd.	0.7x	8.1x	N/A	10.2x	N/A	11.2x	N/A	N/A
Perry Ellis International Inc.	0.4x	8.3x	7.5x	11.7x	10.3x	18.0x	15.1x	11.1x
Footwear Companies
Wolverine World Wide Inc.	0.8x	8.5x	9.1x	10.6x	11.0x	10.4x	11.4x	9.3x
Steven Madden, Ltd.	1.8x	11.3x	10.9x	12.0x	11.6x	18.5x	17.8x	15.7x
Skechers USA Inc.	0.9x	12.0x	11.5x	18.0x	16.4x	37.2x	33.0x	18.8x
Brown Shoe Co., Inc.	0.5x	8.2x	8.2x	12.5x	14.0x	17.6x	17.9x	15.2x
Deckers Outdoor Corp.	2.2x	16.9x	13.1x	21.1x	15.9x	28.7x	21.7x	18.2x
Crocs, Inc.	0.7x	5.2x	6.2x	7.0x	9.4x	10.8x	15.6x	13.2x

These companies are referred to herein as the “Jones Select Public Companies.”

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

the most recent stock price per share as a multiple of earnings per share (EPS), for the last twelve months (LTM) and the projected fiscal years 2013 and 2014 based upon (i) the closing stock prices as of December 13, 2013, (ii) for the Jones Select Public Companies, the median of Wall Street analysts’ estimates for fiscal years 2013 and 2014 EPS as reported by ThomsonReuters on December 13, 2013 (one trading day prior to PJSC’s distribution of materials setting forth PJSC’s analysis to the Board)

and (iii) for the Company, a set of projections of the Company prepared by management for fiscal years 2013 and 2014.

•	enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash and for the Company also includes acquisition consideration payable less investments in unconsolidated affiliates) (i) as a multiple of LTM net sales, earnings before interest, taxes, depreciation and amortization (other than restricted share amortization) (EBITDA) and earnings before interest and taxes (EBIT) and (ii) as a multiple of EBITDA and EBIT for the projected fiscal years 2013 and 2014, using estimates for the Jones Select Public Companies from the same sources described above and, for the Company, the projections from the Company’s management.

Based on this data, as of December 13, 2013, PJSC developed a summary valuation analysis for the Company based on a range of the trading valuation multiples and ratios as applied to select financial metrics for the Jones Select Public Companies and the Company, which in PJSC’s professional judgment, it deemed most relevant (the “Trading Multiples Range”). The Trading Multiples Range reflects the multiples and ratios implied by the current trading performance for the majority of the Jones Select Public Companies. However, PJSC relied on its professional judgment to exclude from its Trading Multiples Range certain multiples and ratios that PJSC believed in its professional judgment were not appropriate for a valuation of the Company. For example, the Trading Multiples Range excluded multiples that PJSC believed were outliers or were a result of unusual or extraordinary circumstances.

PJSC calculated the implied equity value per share using these ranges of multiples and ratios and applied them to the Company’s financial statistics, both excluding and including a “control premium.” For these purposes, PJSC used a control premium of 27.2%, which reflects the median control premium paid (to closing price one day prior to announcement) in all announced cash transactions for U.S. based targets with enterprise values ranging from $500 million to $3 billion since January 1, 2010, excluding financial services, oil & gas and real estate companies (which, in the professional judgment of PJSC, were not relevant), as reported by FactSet.

The Trading Multiples Range for each financial metric and the implied per share values, both excluding and including a “control premium,” resulting from PJSC’s analysis are as follows:

Enterprise Value as a Ratio of:	Range of Multiples	Implied Per Share Value	Implied Per Share Value Including 27.2% Control Premium
LTM Net Sales	0.5x - 1.5x	$13.52 - $61.81	$17.20 - $78.62
LTM EBITDA	8.0x - 12.0x	13.01 - 24.82	16.54 - $31.57
FY 2013E EBITDA	7.5x - 11.5x	11.12 - 22.72	14.14 - 28.89
LTM EBIT	10.0x - 18.0x	9.14 - 24.95	11.63 - 31.74
FY 2013E EBIT	10.0x - 16.0x	8.85 - 20.54	11.26 - 26.12
Stock Price as a Multiple of:	Range of Multiples	Implied Per Share Value	Implied Per Share Value Including 27.2% Control Premium
LTM EPS	11.0x - 29.0x	8.93 - 23.54	11.36 - 29.94
FY 2013E EPS	15.0x - 22.0x	11.54 - 16.93	14.68 - 21.54
FY 2014E EPS	11.0x - 19.0x	14.76 - 25.50	18.78 - 32.44

PJSC reviewed the implied ranges of values per share and focused on the median low value and median high value per share implied by the Trading Multiples Range for each of EBITDA, EBIT and EPS for each of the LTM period and 2013 (the valuation multiples and ratios and financial metrics PJSC deemed most relevant and most commonly used for valuation purposes in this industry). This analysis yielded a range of values from $10.00 to $23.00 per share excluding a control premium, and a range of values from $12.75 to $29.25 per share including a control premium.

Analysis of Selected Precedent Transactions

To analyze the valuation of the per share merger consideration to be received by holders of Shares relative to the consideration received by shareholders in other similar transactions, PJSC prepared an analysis of selected precedent transactions.

Using publicly available information, PJSC reviewed select merger and acquisitions transactions in the apparel industry and footwear industry which PJSC believed were comparable to the merger. The list of transactions reviewed were as follows (including the acquirer and target in the transaction, respectively):

Acquiror	Target	EV/LTM Net Sales	EV/LTM EBITDA	EV/LTM EBIT	Stock Price/ LTM EPS
Leonard Green & Partners	Lucky Brand Jeans	0.5x	7.8x	Not Determined	Not Determined
TowerBrook Capital Partners	True Religion Apparel	1.3x	7.3x	8.7x	19.8x
PVH Corp.	Warnaco Group	1.2x	9.4x	11.5x	18.7x
KCP Holdco	Kenneth Cole Productions	0.5x	8.9x	16.3x	10.8x
Sycamore Partners	The Talbots	0.3x	Not Meaningful	Not Meaningful	Not Meaningful
Wolverine / Golden Gate Capital / Blum Capital	Collective Brands	0.5x	8.0x	17.7x	Not Meaningful
V.F. Corporation	Timberland	1.4x	12.8x	15.2x	23.9x
Jones Apparel Group	Kurt Geiger	1.0x	10.4x	Not Determined	Not Determined
TPG Capital / Leonard Green & Partners	J. Crew	1.6x	8.6x	17.5x	18.7x
Jones Apparel Group	Stuart Weitzman	1.7x	8.1x	12.6x	Not Determined
PVH Corp.	Tommy Hilfiger	1.4x	8.5x	11.5x	Not Determined
Sun Capital Partners	Kellwood Company	0.5x	7.7x	13.8x	18.1x
Apax Partners	Tommy Hilfiger	0.8x	6.3x	9.6x	15.5x

These transactions are referred to herein as the “Selected Precedent Transactions.”

PJSC calculated the multiples of the LTM net sales, EBITDA, EBIT and EPS paid in these Selected Precedent Transactions. Based on this data, PJSC developed a summary valuation analysis for the Company based on the range of the multiples and ratios for the Jones Selected Precedent Transactions which, in PJSC’s professional judgment, it deemed most relevant (the “Precedents Multiples Range”). PJSC’s Precedents Multiples Range includes the multiples and ratios for the majority of the Selected Precedent Transactions, however PJSC relied on its professional judgment to exclude from its Precedents Multiples Range select multiples and ratios it deemed outliers or subject to extraordinary circumstances. PJSC calculated the implied equity values per Share using the range of multiples and ratios used in such analysis applied to financials of the Company for LTM 2013. The ranges of multiples, ratios and the implied per share values used in PJSC’s analysis are as follows:

Enterprise Value as a Ratio of:	Range of Multiples	Implied Per Share Value
LTM Net Sales	0.5x - 1.5x	$13.52 - $61.81
LTM EBITDA	6.5x - 9.5x	$8.58 - $17.44
LTM EBIT	9.5x - 17.5x	$8.15 - $23.96
Stock Price as a Multiple of:	Range of Multiples	Implied Per Share Value
LTM EPS	15.5x - 20.0x	$12.58 - $16.23

In its professional judgment, PJSC determined that the most relevant metric for valuation purposes in this analysis was the multiple of LTM EBITDA. As such, PJSC utilized the implied equity values based on the Precedents Multiples Range for LTM EBITDA to yield a range of values from $9.00 to $17.00 per share.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the theoretical per share value of Shares based on the value of earnings from 48 months of forecasted future cash flows of the Company, beginning on January 1, 2014. For purposes of its discounted cash flow analysis, PJSC calculated projected free cash flow of the Company based upon the Projections, as described under “—Certain Company Projections” below. For purposes of this calculation, restricted stock amortization was treated as a cash expense and not included in the calculation of total amortization. In calculating the projected free cash flow of the Company, PJSC considered various assumptions that it deemed appropriate based on a review with the Company’s management team of the Company’s prospects and risks, including (i) a tax rate of 37% (which was provided by the Company’s management) and (ii) that the working capital ratios implied by management’s 2014 business plan remained flat throughout the projection period (which factored into PJSC’s calculation of the projected increases in net working capital). Based on the methodology and assumptions described above, PJSC calculated the following projected free cash flow of the Company:

FY 12/31 ($ in millions)	2014E	2015E	2016E	2017E
Free Cash Flow	143	147	163	175

PJSC’s discounted cash flow analysis calculated the net present value per share at December 13, 2013 of Shares based on the projected free cash flow set forth above. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of the Company’s prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 10.0% to 13.0% and EBITDA terminal value multiples ranging from 6.0x to 8.0x to apply to forecasted EBITDA for the Company’s fiscal year 2017. PJSC chose such terminal value multiples using its professional judgment. PJSC considered current trading multiples of the Jones Select Other Public Companies and the Company’s historical trading multiples when choosing such multiples. PJSC determined to use these discount rates because they reflected the range of weighted average cost of capital of the Company and Jones Select Other Public Companies deemed comparable to the Company by PJSC in its professional judgment.

Based on the foregoing, this analysis yielded a range of net present values from $13.50 to $22.00 per share.

Historical Share Price Analysis

PJSC performed a historical share price analysis to provide background information with respect to historical share price performance of Shares. PJSC reviewed the closing prices of Shares on NYSE from April 12, 2008 to December 13, 2013. The analysis indicated that the per share merger consideration to be paid to the Company’s shareholders pursuant to the merger represented:

•	a premium of 2.4% based on the closing market price on December 13, 2013 of $14.65 per share, which was the last trading day prior to PJSC’S distribution of materials setting forth PJSC’s analysis to the Board

•	a premium of 12.9% based on the closing market price on April 11, 2013 (the last trading day prior to when media speculation began regarding our plan to sell all or part of our portfolio), of $13.29 per share

•	a premium of 18.0% based on the average closing market price for the 30-day period ended April 11, 2013 of $12.71 per share

•	a premium of 24.6% based on the average closing market price for the 90-day period ended April 11, 2013 of $12.04 per share

•	a premium of 30.8% based on the average closing market price for the 1-year period ended April 11, 2013 of $11.47 per share

•	a premium of 15.7% based on the average closing market price for the 3-year period ended April 11, 2013 of $12.97 per share

During the twelve months ended April 11, 2013, the high closing price for Shares was $17.69 per share and the low closing price was $10.52 per share.

Miscellaneous

In arriving at PJSC’s opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of the Company and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness from a financial point of view of the consideration proposed to be received by the holders of Shares in connection with the merger and were provided to the Board in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither of the Company nor PJSC, nor any other person, can guarantee that future results or actual values of the Company will not differ materially from those indicated in PJSC’s analyses. With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected comparable public companies and precedent transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to the Company or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which the Company and the merger were being compared.

The per share merger consideration was determined through negotiations between the Company and Parent, and was approved by the Board. PJSC did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Board. As described above, PJSC’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or per share merger consideration.

Under the terms of PJSC’s engagement letter, dated July 30, 2013, the Company has agreed to pay PJSC for its services in connection with the merger an aggregate fee of $4.0 million of which $1.0 million was paid upon entering into the engagement letter with the remainder paid in installments of $250,000 per month. Any remaining unpaid monthly installments accelerate and become due and payable upon consummation of the merger. The Company also has agreed to reimburse PJSC for certain reasonable and documented out-of-pocket expenses (including any fees, disbursements and other charges of PJSC’s counsel as reasonably required by PJSC) incurred in connection with PJSC’s engagement, and to indemnify PJSC and its affiliates, counsel and other professional advisors, and the respective directors, officers, members, partners, controlling persons, agents and employees of each of the foregoing against specified liabilities.

In the past PJSC or its affiliates have provided, currently are providing, and in the future may provide,

investment banking and other financial services to the Company, and certain of the Company’s and Parent’s respective affiliates, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as financial advisor to Company, and certain of the Company’s and Parent’s respective affiliates in connection with certain mergers and acquisitions transactions. The issuance of PJSC’s opinion was authorized by PJSC’s fairness opinion committee. PJSC has advised us that, during the two years ended December 31, 2013, PJSC received or derived, directly or indirectly, $1.0 million in the aggregate for its services from Sycamore and certain of its affiliates and portfolio companies (other than the Company and its subsidiaries) and no revenues for its services from the Company and its subsidiaries (other than payments made pursuant to the engagement letter in connection with the merger).

AlixPartners, LLP Analyses

As described under “—Background of the Merger”, if no transaction to sell the Company or material parts of the Company were to occur as part of the strategic alternatives process then being undertaken by the Board, the Board and the Company’s management team intended to consider various other alternatives that might have been available to the Company, including significant restructuring and operational changes. In furtherance of this, on October 30, 2013, the Board engaged AlixPartners, LLP, a third party industry consultant (the “Consultant”), to evaluate the Company’s current business plan and to assist the Board in evaluating potential alternative courses of action, and, as part of its engagement, the Consultant prepared and provided to the Board a presentation on November 22, 2013 that contained highly preliminary analyses related to certain alternatives.

At no point was the Consultant retained by the Company or the Board to act as its financial advisor in connection with the merger or the strategic alternatives process then being undertaken by the Board. The Consultant’s presentation did not contain any analyses regarding the merger, and at no point did the Consultant provide any such analyses. The Consultant was not asked to, and did not, at any time, prepare for or render to the Company or the Board (i) any opinion as to the fairness of the consideration to be offered to the holders of the Shares in the merger or (ii) any opinion or appraisal as to the value of the Company. The Consultant has not made, and the Consultant’s presentation was not and is not intended to be, and did not and does not constitute, a recommendation to the Board or to any shareholder as to how to vote or otherwise act on any matters relating to the merger.

The Consultant’s presentation discussed at a high level seven hypothetical strategic alternatives to the merger that had been identified by the Consultant based on approximately three weeks of preliminary diligence of the Company and its current business plan and discussions with our management team and the Board. These hypothetical strategic alternatives ranged from maintaining status quo to selling certain of our brands, divisions or assets. The Consultant reviewed each of the seven alternatives and the resulting pro forma Company against a series of high level criteria that had been selected by the Consultant based on their industry expertise and knowledge. These criteria consisted of the anticipated revenue scale, industry focus, perceived brand value, market growth opportunity, strategic market position and potential margins of the remaining Company following completion of each alternative based on various assumptions about such alternatives, as well as certain risks presented by each such alternative. Based on this evaluation, at the request of the Board, the Consultant reviewed in greater detail analysis of a hypothetical alternative involving the sale of the majority of the Apparel Business, the reorganization of the remaining Company around four legacy footwear brands (Nine West, Anne Klein, Easy Spirit and Bandolino), the Stuart Weitzman Business and the Kurt Geiger Business, and the sale and/or liquidation of the Company’s remaining Footwear Business brands (such transactions are collectively referred to as the “Hypothetical Restructuring”). In evaluating the Hypothetical Restructuring alternative, the Consultant assumed, among other things, that the majority of the Apparel Business could be sold in a single transaction, that the Company’s remaining assets that were not part of the sold Apparel Business or the restructured Footwear Business could be sold and/or liquidated for $34 million to $48 million in aggregate net proceeds, that the Company would incur $36 million to $44 million in one-time separation costs related to the Hypothetical Restructuring, and that execution of the Hypothetical Restructuring would take approximately 9-12 months to complete. As part of its analysis of the Hypothetical Restructuring, the Consultant conducted analyses of the potential separation of the Company that would be required by the Hypothetical Restructuring, including the anticipated post-closing transitional services between the remaining Company and a buyer of a majority of the Apparel Business and the cost and scope of such services. With respect to the implementation of the Hypothetical Restructuring alternative, the Consultant reviewed, among other information, strategies for streamlining costs and improving performance in connection with and following completion of the Hypothetical Restructuring, including by (i) optimizing the remaining Company’s technological infrastructure, (ii) allocating resources more effectively in accordance with a benchmarking analysis performed by the Consultant, (iii) focusing on areas that would drive improvement, and (iv) reducing indirect costs in certain sub-categories of spending. The Consultant also identified certain risks inherent in the Hypothetical Restructuring alternative, including the execution risk presented by the Hypothetical Restructuring, potential disruption within wholesale channels, ongoing management distraction, risks associated with the sale and/or liquidation of certain specified brands, brand control risks given the likely need for the remaining Company to license certain brands to the Apparel Business buyer following the closing of the Hypothetical Restructuring, the potential opportunity for competitors to reduce the Company’s current market share, potential unwanted employee turnover, and loss of scale associated with the Hypothetical Restructuring.

In connection with the Consultant’s consulting services described above, the Company will pay the Consultant a total fee of approximately $240,000. In addition, the Company has agreed to reimburse the Consultant for certain expenses, including fees and expenses of counsel, and to indemnify the Consultant and related parties against liabilities, including liabilities under federal securities laws, arising from the Consultant’s engagement.

Except as described above, the Consultant and its affiliates have not provided services to the Company or its affiliates during the two-year period prior to the date of its engagement described above. The Consultant and its affiliates may in the future provide services to the Company or its affiliates, for which services the Consultant and its affiliates may receive compensation. During the past two years, the Consultant and its affiliates have provided certain operational consulting services to one of Sycamore’s affiliates, for which the Consultant was paid approximately $1.0 million in the aggregate. Except as described in the immediately preceding sentence, the Consultant and its affiliates have not provided services to Parent or its affiliates (including Sycamore) during the past two years. The Consultant and its affiliates may in the future provide services to Parent and its affiliates (including Sycamore), for which services the Consultant and its affiliates may receive compensation.

The Board selected the Consultant to act as a third party consultant based on the Consultant’s reputation, experience and familiarity with the Company and its industry. The Consultant is an internationally recognized consulting firm that regularly provides strategic consulting services with respect to restructuring activities.

Certain Company Projections

We do not as a matter of course make public long-term projections as to future sales, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, we provided to Parent, Merger Sub and their affiliates (including Sycamore), in connection with their due diligence review, our internal, non-public, stand-alone, five-year financial projections, which are summarized below (the “Projections”). We also provided the Projections to Citigroup and PJSC for their use in connection with the rendering of their opinions to the Board and performing the related financial analyses, as described under “—Citigroup Global Markets Inc. Financial Analyses and Opinion” and “—Peter J. Solomon Company Financial Analyses and Opinion” above.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or generally accepted accounting principles, which we refer to as “GAAP” or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis, reflected the best estimates and judgments available to our management at the time, and presented, to the best of our management’s knowledge and belief, our expected course of action and our expected future financial performance as of the date they were prepared. However, the Projections are not facts and should not be relied upon as being necessarily indicative of future results.

Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on the Projections or their achievability, and such parties assume no responsibility for, and disclaim any association with, the Projections. Our ability to ultimately achieve the Projections is also subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings made with the SEC. The Projections are not being included in this proxy statement in order to influence a shareholder’s voting decision, but are being included solely to give shareholders access to information that was made available to Parent, Merger Sub and their affiliates (including Sycamore) and to Citigroup and PJSC, as applicable.

The Projections, while presented with numerical specificity, necessarily reflect numerous estimates and assumptions made by us with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult or impossible to predict and many of which are beyond our control. The Projections reflect subjective judgments in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, our performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in our reports filed with the SEC. Please see “Cautionary Statement Regarding Forward-Looking Information” beginning on page [    ]. None of the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that the Projections will be realized or that actual results will not be materially higher or lower than the Projections. The Projections cover multiple years and therefore by their nature become less reliable with each successive year.

In addition, the Projections reflect assumptions of our management as of the time that they were prepared as to certain business decisions that were and are subject to change. The Projections also may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and they should not be relied on as such. The inclusion of the Projections should not be regarded as an indication that the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and should not be relied upon as such.

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Furthermore, the Projections do not take into account the effect of any failure of the transactions contemplated by the merger agreement to occur and should not be viewed as accurate or continuing in that context. None of the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives intends to update, revise or correct the Projections, except as otherwise required by law.

The inclusion of the Projections in this proxy statement should not be deemed an admission or representation by the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives that such information is viewed by any of them as material information of the Company. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other Company information contained in our public filings with the SEC.

None of the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of our shareholders or other person regarding our ultimate performance compared to the information contained in the Projections or that forecasted results will be achieved. We have made no representation to Merger Sub, Parent or their affiliates, in the merger agreement or otherwise, concerning the Projections. Furthermore, none of the Company, the Board, Merger Sub, Parent or any of their respective affiliates, advisors, officers, directors or representatives makes any representation to any other person regarding the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue, if any, reliance on the Projections or the fact that they are included in this proxy statement.

We provided the Projections to Citigroup and PJSC because we believed they could be useful in evaluating the merger and the fairness of the merger consideration. We provided the Projections to Merger Sub, Parent and their affiliates because we believed they could be useful in evaluating, on a prospective basis, our potential operating performance and cash flow. The following is a summary of the Projections provided in November 2013(2)(3):

FY 12/31 ($ in millions)	2013E(1)(2)	2014E	2015E	2016E	2017E
Revenue	$3,786	$3,923	$4,079	$4,220	$4,352
Adjusted gross profit (Non-GAAP)	1,338	1,439	1,484	1,543	1,595
SG&A	1,183	1,215	1,231	1,269	1,304
Adjusted operating income (Non-GAAP)	155	224	253	274	291
Adjusted EBITDA (Non-GAAP)	254	326	355	374	391
Capital expenditures	66	61	68	66	65
Increase in net working capital	52	12	19	19	21

(1)	2013E reflects ten months of actual results and two months of projections.
(2)	We review and update our current year projections in the ordinary course of business on a monthly basis to reflect the passage of time and our most recent actual results. In December 2013, we updated our projections to reflect preliminary actual results for the first eleven months of 2013 and one month of projections (compared to ten months of preliminary actual results and two months of projections as contained in the Projections detailed herein). These updates only impacted our 2013E projections; our 2014E-2017E projections remained unchanged. Changes between the Projections detailed herein and the December update to such projections reflected ordinary course developments in our business, including (i) changes in our inventory, accounts receivable and accounts payable levels reflecting seasonal trends in our business, as a result of which the projected increase in our net working capital for 2013E declined to $37 million from the $52 million presented in the table above and (ii) the results of our required annual test for the impairment of goodwill and intangible assets with indefinite lives under GAAP, as a result of which we estimated an approximately $49 million impairment charge for 2013E, primarily related to our apparel business. Although this $49 million impairment charge reduced our 2013E projected operating income, our 2013E projected Adjusted operating income and Adjusted EBITDA were not affected because the charge was non-cash and non-recurring in nature. In addition to the Projections, we provided our December 2013 updates to Parent, Merger Sub and their affiliates (including Sycamore) and to Citigroup and PJSC.
(3)	We did not provide free cash flow projections. As discussed further above under “—Citigroup Global Markets Inc. Financial Analyses and Opinion” and “—Peter J. Solomon Company Financial Analyses and Opinion”, each of Citigroup and PJSC considered various assumptions and information that each deemed appropriate to forecast our cash flows, including the Projections.

Certain of the Projections may be considered non-GAAP financial measures. Adjusted gross profit, Adjusted operating income and Adjusted EBITDA are non-GAAP financial measures that exclude certain items such as asset impairments and restructuring activities in order to estimate our financial results and financial position on a going forward basis. For example, the 2013E Projections for Adjusted gross profit, Adjusted operating income and Adjusted EBITDA include adjustments for, among other things, severance, fixed asset impairment and other charges and credits related to the closure of underperforming retail locations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures we use may not be comparable to similarly titled amounts used by other companies.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are provided below. The information contained in these reconciliations was prepared by us and was made available to Parent, Merger Sub and their affiliates (including Sycamore) and to Citigroup and PJSC, as applicable.

FY 12/31 ($ in millions)	2013E(1)	2014E	2015E	2016E	2017E
Gross profit (GAAP)	$1,335	$1,439	$1,484	$1,543	$1,595
Other restructuring expenses and certain other charges(2)	3	—	—	—	—
Adjusted gross profit (Non-GAAP)	$1,338	$1,439	$1,484	$1,543	$1,595

FY 12/31 ($ in millions)	2013E(1)	2014E	2015E	2016E	2017E
Operating income (GAAP)	$104	$196	$244	$267	$285
Adjustments:
Other restructuring expenses and certain other charges(2)	16	—	—	—	—
Expenses related to retail store closure plan(3)	14	16	—	—	—
Charges related to acquired businesses(4)	10	10	9	7	6
Other business development costs(5)	7	2	—	—	—
Present value adjustments to lease liabilities for properties not in use(6)	3	—	—	—	—
Severance and other charges related to executive management changes(7)	1	—	—	—	—
Adjusted operating income (Non-GAAP)	$155	$224	$253	$274	$291
Depreciation	70	69	72	71	71
Amortization(8)	29	33	30	29	29
Adjusted EBITDA (Non-GAAP)	$254	$326	$355	$374	$391

(1)	2013E reflects ten months of actual results and two months of projections.
(2)	2013E includes severance, occupancy and other costs related to the restructuring of corporate and business support functions and other charges not considered by management to be part of ongoing operations.
(3)	2013E & 2014E include severance, fixed asset impairment and other charges and credits related to the closure of underperforming retail locations.
(4)	2013E & 2014E include the fair value adjustments of the contingent consideration payable for the Robert Rodriguez acquisition. All periods presented include the amortization of certain acquired intangible assets related to the acquisition of Kurt Geiger.
(5)	2013E & 2014E include investment consulting fees, legal fees, accounting fees and other items related to acquisitions and other business development activities.
(6)	2013E includes present value accruals and adjustments for liabilities related to leases on properties currently not in use.
(7)	2013E includes severance and restricted share charges related to executive management changes.
(8)	Includes restricted share amortization of $22 million, $24 million, $22 million, $22 million and $22 million in 2013E, 2014E, 2015E, 2016E and 2017E, respectively.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE PROJECTIONS, WE DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE, REVISE OR CORRECT, OR PUBLICLY DISCLOSE ANY UPDATE, REVISION OR CORRECTION TO, THE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EXCEPT AS OTHERWISE REQUIRED BY LAW, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Financing of the Merger

Parent and Merger Sub anticipate that the total funds required to complete the merger, to repay certain of our existing debt and to pay related transaction fees and expenses at the closing of the merger will be approximately $2.0 billion. Parent, Merger Sub and the Sycamore Affiliates have received debt and equity commitments (which are described below) in an aggregate amount that we believe will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement, including the payment of related transaction fees and expenses at the closing of the merger. The funding of the financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the financing will be provided.

Sycamore Equity Financing

Sycamore has committed to provide Parent and the Sycamore Affiliates the Sycamore equity financing in an aggregate amount of $551.0 million. The Sycamore equity financing is made pursuant to the Sycamore equity commitment letter, pursuant to which Sycamore has committed to contribute the Sycamore equity financing to Parent and the Sycamore Affiliates solely for the purpose of funding, in the case of Parent, a portion of the aggregate per share merger consideration and, in the case of the Sycamore Affiliates, all or a portion of the consideration payable pursuant to the purchase agreements for the carveout transactions that will in turn be paid over to Parent for the purpose of funding a portion of the aggregate per share merger consideration plus, in each case, certain related costs and expenses. We are an express third-party beneficiary to the Sycamore equity commitment letter and under certain circumstances may seek specific performance (either directly or through Parent or the Sycamore Affiliates) to cause Sycamore to fund the Sycamore equity financing in accordance with the Sycamore equity commitment letter and the merger agreement. The Sycamore equity financing is generally subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger and the prior or simultaneous funding of the debt financing and the KKR equity financing pursuant to the terms thereof (or, if alternative financing has been obtained in accordance with the merger agreement, such alternative financing).

Debt Financing

In connection with the merger and the carveout transactions, Parent, Merger Sub and the Sycamore Affiliates have received the debt commitment letter from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Jefferies Finance LLC (“Jefferies”), MCS Corporate Lending LLC (“MCS Corporate Lending”) and MCS Capital Markets LLC, KKR Asset Management LLC, on behalf of certain of its managed funds and accounts (“KKR Asset Management”), Wells Fargo Bank, National Association (“Wells Fargo”), Burdale Financial Limited (“Burdale”), Bank of America, N.A. (“B of A”) and Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Pursuant to the debt commitment letter, and subject to the terms and conditions set forth therein:

•	Wells Fargo and B of A have committed to provide the surviving corporation revolving credit facility in the amount of $250.0 million, and Morgan Stanley, Jefferies and MCS Corporate Lending have committed to provide the surviving corporation term loan facility in the amount of $400.0 million and the surviving corporation bridge facility in the amount of $525.0 million (less the aggregate proceeds of senior unsecured notes that would be issued in a high yield bond offering under Rule 144A), in each case to be used (i) to finance a portion of the aggregate merger consideration, (ii) to pay fees, costs and expenses incurred in connection therewith, (iii) to refinance certain of our existing indebtedness and (iv) in the case of the surviving corporation revolving credit facility, for working capital, capital expenditures and general corporate purposes of the surviving corporation after the closing of the merger and the carveout transactions;

•

Wells Fargo and B of A have committed to provide a $175.0 million senior secured asset-based revolving credit facility, and Wells Fargo has committed to provide a $25.0 million senior secured term loan, in each case to be used (i) to finance the acquisition of the Jones Apparel Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay fees, costs and expenses incurred in connection therewith and (iii) in the case of the asset-based revolving credit facility, for working capital, capital expenditures and other general corporate purposes of the Jones Apparel Business after the closing of the merger and the carveout transactions;

•	Wells Fargo has committed to provide a $35.0 million senior secured asset-based revolving credit facility, and Jefferies and MCS Corporate Lending have committed to provide a $220.0 million senior secured term loan facility, in each case to be used (i) to finance the acquisition of the Stuart Weitzman Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay fees, costs and expenses incurred in connection therewith and (iii) in the case of the asset-based revolving credit facility, for working capital, capital expenditures and general corporate purposes of the Stuart Weitzman Business after the closing of the merger and the carveout transactions; and

•	KKR Asset Management has committed to provide a £70.0 million senior secured unitranche facility to be used (i) to finance the acquisition of the Kurt Geiger Business from Parent by the Sycamore Affiliate acquiring such business in the carveout transactions (which funds will in turn be used by Parent to finance a portion of the aggregate merger consideration), (ii) to pay costs and expenses incurred in connection therewith and (iii) to refinance certain of the existing indebtedness of the Kurt Geiger Business; and Burdale has committed to provide a £25.0 million senior secured asset-based revolving credit facility to be used for working capital, capital expenditures and other general corporate purposes of the Kurt Geiger Business after the closing of the merger and the carveout transactions.

On February 12, 2014, the debt commitment letter was amended to, among other things, increase the surviving corporation term loan facility from $400.0 million to $470.0 million and to decrease the surviving corporation bridge facility from $525.0 million to $455.0 million.

The obligation of each financial institution party to the debt commitment letter to fund its respective portion of the debt financing is subject to a number of closing conditions, including, but not limited to:

•	the absence of a Company material adverse effect (as defined in the merger agreement, which definition is described under “The Merger Agreement—Representations and Warranties” beginning on page [ ]) since January 1, 2013;

•	the consummation of the merger (without any amendments or modifications to the merger agreement or any waivers thereof that are material and adverse to the lenders or the joint lead arrangers under the debt commitment letter without the consent of the joint lead arrangers);

•	the consummation of the carveout transactions substantially concurrently with the merger (without any amendments to the purchase agreements related to the carveout transactions or any waivers thereof that are materially adverse to the lenders or the joint lead arrangers under the debt commitment letter without the consent of the joint lead arrangers);

•	the accuracy of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the definitive loan documents;

•	the consummation of the Sycamore equity financing and the refinancing or repayment of certain of our and our subsidiaries’ existing indebtedness substantially concurrently with the initial borrowing;

•	the delivery of certain closing documents, required financial information and other customary documents and information;

•	the execution and delivery of documents and instruments required to create and perfect the applicable administrative agent’s or lender group’s security interests in certain collateral;

•	the execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the debt commitment letter;

•	the joint lead arrangers shall have had a period of 15 consecutive business days to syndicate the debt facilities;

•	in the case of the surviving corporation bridge facility, receipt of a customary offering memorandum and a confidential information memorandum and other customary marketing materials to be used for the purpose of marketing the notes and the investment bank having had a period of 15 consecutive business days to market the notes; and

•	the payment of applicable fees and expenses.

The commitments with respect to the debt financing expire on the earliest of (i) the consummation of the merger, (ii) June 17, 2014, which represents the termination date, and (iii) the date on which the merger agreement is terminated in accordance with its terms.

KKR Equity Financing

The KKR Accounts have committed to provide Parent and the Sycamore Affiliates the KKR equity financing in an aggregate amount of $60.0 million on the terms and subject to the conditions set forth in the KKR equity commitment letter, pursuant to which the KKR Accounts have committed to contribute the KKR equity financing to Parent and the Sycamore Affiliates solely for the purpose of funding, in the case of Parent, a portion of the aggregate per share merger consideration and, in the case of the Sycamore Affiliates, all or a portion of the consideration payable pursuant to the purchase agreements for the carveout transactions that will in turn be paid over to Parent for the purpose of funding a portion of the aggregate per share merger consideration plus, in each case, certain related costs and expenses. The KKR equity financing is subject to conditions as provided in the KKR equity commitment letter, including the execution of definitive documentation consistent with previously agreed terms; satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger; satisfaction of the conditions of the lenders in the debt commitment letter; and the substantially simultaneous closing of the merger in accordance with the terms of the merger agreement, including the funding of the debt financing and the Sycamore equity financing.

Definitive Financing Documentation and Alternative Financing

The definitive documentation governing the debt financing and the KKR equity financing has not been finalized. Accordingly, the actual terms of the debt financing and the KKR equity financing may differ from those described herein.

Although neither the debt financing nor the KKR equity financing is subject to a due diligence or a “market out” provision, there is still a risk that such financing may not be funded when required. In the event that any portion of the debt financing or the KKR equity financing becomes unavailable, Parent is obligated to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and the carveout transactions on terms not materially less favorable from the standpoint of Parent, Merger Sub, the Sycamore Affiliates and the Company than those in the debt commitment letter or the KKR equity commitment letter, as the case may be. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing or the KKR equity financing is not available as anticipated.

Refinancing of Certain Outstanding Public Indebtedness

Parent has informed us that, in connection with the financing of the merger and the other transactions contemplated by the merger agreement, it currently intends: (i) to optionally redeem and discharge in full as of the effective time all of our outstanding 2014 Notes; (ii) to conduct and consummate as of the effective time the required change of control offer for all of our outstanding 2019 Notes (at the required offer price of 101% under the Indenture governing the 2019 Notes); and (iii) for all of our 2034 Notes to remain outstanding obligations of the Company following the effective time.

Indebtedness of the Surviving Corporation

Parent has informed us that, subject to the immediately following sentence, upon completion of the merger and the carveout transactions, the Company, as the surviving corporation, is expected to have the following debt capitalization: (i) $250.0 million under the surviving corporation revolving credit facility, which is not expected to be drawn on the closing date unless $25.0 million or less of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer for the 2019 Notes that Parent chooses to undertake in connection with the transactions; (ii) $470.0 million under the surviving corporation term loan facility; (iii) $455.0 million under either the surviving corporation bridge facility or senior unsecured notes that would be issued in a high yield bond offering under Rule 144A; (iv) $250.0 million of 2034 Notes; (v) £6.2 million of KG Loan Notes (as defined under “The Merger Agreement—Financing” beginning on page [    ]); and (vi) the amount, if any, of 2019 Notes that are not tendered and purchased by the Company pursuant to the required change of control offer or any tender offer that Parent chooses to undertake in connection with the transactions. Under the terms of the debt commitment letter (as amended on February 12, 2014), (x) if $25.0 million or less of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer that Parent chooses to undertake in connection with the transactions, then the surviving corporation bridge facility and senior unsecured notes will be reduced to $0 and the surviving corporation revolving credit facility will be drawn on the closing date in an aggregate amount of up to $80.0 million to finance the merger transactions and (y) if more than $25.0 million but less than all of the 2019 Notes are tendered and purchased by the Company pursuant to the required change of control offer and any tender offer that Parent chooses to undertake in connection with the transactions, then up to the first $205.0 million of any remaining outstanding 2019 Notes will reduce the amount of the surviving corporation bridge facility and senior unsecured notes on a dollar for dollar basis, and any amount of remaining outstanding 2019 Notes in excess of $205.0 million will reduce the surviving corporation term loan facility on a dollar for dollar basis.

Reverse Termination Fee

If the merger agreement is terminated in the circumstances in which the debt financing or the KKR equity financing is not funded, Parent may be obligated to pay us a reverse termination fee of $60.0 million, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page [    ]. The obligation of Parent to pay the reverse termination fee is guaranteed by Sycamore, as discussed below under “Limited Guarantee”.

Limited Guarantee

On December 19, 2013, in connection with the entry into the merger agreement, Sycamore executed and delivered to us the limited guarantee. Pursuant to the limited guarantee, Sycamore has agreed to guarantee the due and punctual payment by Parent and Merger Sub to us of the reverse termination fee of $60.0 million, the Company expenses and certain expense reimbursement and indemnification obligations of Parent and Merger Sub in the merger agreement, subject to the terms and conditions of the limited guarantee. The limited guarantee and Sycamore’s obligations pursuant thereto will terminate upon the earliest of (i) the effective time, (ii) the termination of the merger agreement by mutual written consent of Parent and us, (iii) the termination of the merger agreement by us to enter into a superior proposal, (iv) the payment by Sycamore, Parent or Merger Sub of amounts due under the limited guarantee and (v) subject to certain exceptions, the six-month anniversary following termination of the merger agreement in accordance with its terms.

Closing and Effective Time of the Merger

If the merger agreement is adopted at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly after the conclusion of the marketing period, as described under “The Merger Agreement—Marketing Period” beginning on page [    ]. The effective time will occur as soon as practicable following the closing upon the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania (or at such later time as we and Parent may agree and specify in the articles of merger).

Payment of Merger Consideration and Surrender of Share Certificates

At the effective time, each Share issued and outstanding immediately prior to the effective time (other than Excluded Shares and Restricted Shares) will be converted into and become the right to receive the $15.00 per share merger consideration, without interest and less any required withholding taxes.

At or immediately following the effective time, Parent will deposit, or cause to be deposited, with the paying agent, an amount in cash sufficient to pay the aggregate per share merger consideration pursuant to the merger agreement. Promptly (and in any event within two business days) after the effective time, the surviving corporation will cause the paying agent to mail to each shareholder of record immediately prior to the effective time (other than Excluded Shares and Restricted Shares) (i) a letter of transmittal and (ii) instructions for the surrender of such certificates (or affidavits of loss in lieu thereof) in exchange for the amount to which such shareholder of record is entitled as a result of the merger.

You should not send your share certificates with the enclosed proxy card, and you should not send your share certificates to the paying agent without a letter of transmittal.

If you are a shareholder of record, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your Shares are certificated, you must also surrender your share certificates to the paying agent. If ownership of your Shares (other than Restricted Shares) is not registered in our transfer records, a check or wire transfer for any cash to be delivered will only be issued or made to you if the certificates formerly representing such Shares are presented to the paying agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by us to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If your Shares are held in “street name” through a bank, brokerage firm or other nominee, shortly after the effective time, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your Shares in exchange for the per share merger consideration.

Interests of Certain Persons in the Merger

Overview

Our executive officers and directors may be deemed to have interests in the merger that may be different from, or in addition to, those of our shareholders generally. In considering the recommendations of the Board, including that you vote to adopt the merger agreement, you should be aware of these interests. In reaching its decision to make such recommendations and to approve the merger, the Board was aware of these interests and considered them, along with other matters described in “The Merger—Recommendation of the Board; Reasons for the Merger”. As described in more detail below, these interests include:

•	the vesting (assuming the maximum achievement of all applicable performance goals) of each Restricted Share outstanding immediately prior to the effective time and the cancelation of each such Restricted Share in exchange for the right to receive the per share merger consideration of $15.00 in cash plus any unpaid dividends that have accumulated on such Restricted Share prior to the effective time, without interest and less any required withholding taxes;

•	the cancelation and conversion of Share Units into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes;

•	the receipt of certain payments and benefits under our executive officers’ executive employment agreements upon certain types of terminations of employment following the effective time; and

•	the entitlement to the indemnification benefits in favor of our directors and executive officers described in more detail below in “Indemnification of Directors, Officers, Employees and Agents”.

Cash Consideration Payable for Shares in the Merger

Our executive officers and directors who own Shares will receive the same cash consideration on the same terms and conditions as our other shareholders. As of February 21, 2014, our executive officers and directors beneficially owned, in the aggregate, 1,342,505 Shares, excluding Restricted Shares and Share Units. Our executive officers and directors who own such Shares would receive an aggregate amount of $20,137,575 in cash, without interest and less any required withholding taxes upon the completion of the merger. For a further description of the treatment of Restricted Shares and Share Units held by our executive officers and directors, please see below under “—Treatment of Restricted Shares and Share Units”.

The following table sets forth the number of Shares beneficially owned as of February 21, 2014, by each of our executive officers and directors, excluding Restricted Shares and Share Units, and the aggregate merger consideration that would be payable for such Shares.

Name	Shares Beneficially Owned (#)	Aggregate Merger Consideration ($)
Executive Officers
Wesley R. Card	331,908	$4,978,620
John T. McClain	147,598	$2,213,970
Richard Dickson	147,763	$2,216,445
Ira M. Dansky	67,556	$1,013,340
Christopher R. Cade	—	—
Directors
Sidney Kimmel	8,387	$125,805
Matthew H. Kamens	61,722	$925,830
Gerald C. Crotty	76,722	$1,150,830
Lowell W. Robinson	7,622	$114,330
Robert L. Mettler	66,922	$1,003,830
Margaret H. Georgiadis	66,922	$1,003,830
John D. Demsey	18,259	$273,885
Jeffrey D. Nuechterlein	23,259	$348,885
Ann Marie C. Wilkins	20,527	$307,905
James A. Mitarotonda	297,338	$4,460,070

Treatment of Restricted Shares and Share Units

At the effective time, unless otherwise agreed between the Company and a holder, each Restricted Share will become fully vested and nonforfeitable (assuming the maximum achievement of all applicable performance goals) and will be canceled in exchange for the right to receive the per share merger consideration of $15.00 in cash plus any unpaid dividends that have accumulated on such Restricted Share prior to the effective time, without interest and less any required withholding taxes. The cash payment with respect to Restricted Shares will be delivered as soon as practicable, but no later than three business days, after the effective time.

The table below sets forth, for each of our executive officers and directors, (a) the number of Restricted Shares and (b) the amount payable in respect of such Restricted Shares at the effective time, calculated by multiplying the number of Restricted Shares by the per share merger consideration and adding any unpaid dividends that have accumulated on such Restricted Shares prior to the effective time.

	Restricted Shares(1)
Name	Shares (#)	Amount ($)
Executive Officers
Wesley R. Card	775,322	$11,873,292
John T. McClain	188,985	$2,894,119
Richard Dickson	604,731	$9,221,607
Ira M. Dansky	135,681	$2,077,821
Christopher R. Cade	53,591	$820,301
Directors
Sidney Kimmel	9,268	$139,020
Matthew H. Kamens	9,268	$139,020
Gerald C. Crotty	9,268	$139,020
Lowell W. Robinson	9,268	$139,020
Robert L. Mettler	9,268	$139,020
Margaret H. Georgiadis	9,268	$139,020
John D. Demsey	13,646	$204,690
Jeffrey D. Nuechterlein	13,646	$204,690
Ann Marie C. Wilkins	13,646	$204,690
James A. Mitarotonda	10,323	$154,845

(1)	The number of Restricted Shares shown for each executive officer and director and the amount payable with respect to such Restricted Shares is based on the number of Restricted Shares held by such executive officer or director as of February 21, 2014. Depending on when the effective time occurs, certain Restricted Shares shown in the table will vest prior to the effective time in accordance with their terms.

In addition, each Share Unit will be canceled and converted into the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes. As of February 21, 2014, Mr. Crotty held 19,671.537 Share Units. Based on the per share merger consideration, Mr. Crotty will receive $295,073 with respect to such Share Units, calculated by multiplying the number of Share Units by the per share merger consideration. The cash payment with respect to Share Units will be delivered as soon as practicable after Mr. Crotty’s service on our Board terminates.

Individual Employment Arrangements

We have an employment agreement with each of our executive officers (the “Executive Agreements”).

The Executive Agreements with each of Messrs. Card, McClain, Dickson and Dansky provide that, in the event the executive is terminated by us without “cause” (as defined below) or resigns for “good reason” (as defined below) after the effective time and prior to expiration of the term of the Executive Agreement, he will be paid a lump sum (less any required withholding taxes) equal to the sum of (i) six times his annual base salary at the time of termination, (ii) his target bonus for the year of termination as defined in his Executive Agreement prorated through the date of termination and (iii) an amount equal to our cost of providing health insurance, life insurance and retirement benefits for the remainder of the term of the Executive Agreement. In addition, each executive would also be entitled to reimbursement for up to $10,000 of outplacement services.

The Executive Agreement with Mr. Cade provides that, in the event Mr. Cade is terminated by us without “cause” or resigns for “good reason” after the effective time and prior to expiration of the term of the Executive

Agreement, he will be paid a lump sum (less any required withholding taxes) equal to three times his annual base salary at the time of termination.

The Executive Agreements also provide for vesting of equity-based awards in the event of a change in control. Under the merger agreement, however, all such awards will have vested in full as of the effective time, as described above under “—Treatment of Restricted Shares and Share Units”.

For purposes of the Executive Agreements with each of Messrs. Card, McClain, Dickson and Dansky, “cause” is generally defined as the occurrence of any of the following events: (i) the executive’s commission of an act of fraud or dishonesty or a crime involving money or other property of the Company, (ii) the executive’s conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony, (iii) if, in carrying out the executive’s duties, the executive engages in conduct which constitutes willful misconduct or gross negligence, (iv) the executive’s failure to carry out a lawful order of the Board (or, in the case of executives other than Mr. Card, a lawful order of the Chief Executive Officer) or (v) a material breach of the applicable Executive Agreement. For purposes of the Executive Agreement with Mr. Cade, “cause” is generally defined as the occurrence of any of the following events: (a) Mr. Cade’s continuing failure to perform the duties and responsibilities assigned to him by us, (b) Mr. Cade’s engaging in any conduct materially detrimental to our business, goodwill or reputation, (c) Mr. Cade’s conviction of a crime involving moral turpitude or (d) Mr. Cade’s violation of any material provision of the Executive Agreement or applicable Company policies.

For purposes of the Executive Agreements with each of Messrs. Card, McClain, Dickson and Dansky, “good reason” is generally defined as: (i) a material breach of our obligations under the Executive Agreement that is not cured within 20 business days of our receiving written notice from the executive, (ii) a reduction in the executive’s annual base salary, (iii) relocation of the executive’s office to a location more than 30 miles from his present office, (iv) failure to pay undisputed compensation within 15 business days of us receiving written notice that such compensation is due, (v) our failure to continue in effect any compensation or benefit plan in which the executive is participating unless either (A) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or (B) the failure to continue the executive’s participation therein (or in such substitute or alternative plan) does not discriminate against him, both with respect to the amount of benefits provided and the level of his participation relative to other similarly situated participants, (vi) a reduction in the executive’s title and status, or any change in the executive’s reporting relationship, the assignment to the executive of any duties materially inconsistent with the executive’s position, authority, duties or responsibilities as contemplated by the applicable Executive Agreement, excluding for this purpose any action not taken in bad faith and which is remedied by us no later than 30 days after written notice by the executive or (vii) any purported termination by us of the executive’s employment other than as expressly permitted in the applicable Executive Agreement. For purposes of the applicable Executive Agreement with Mr. Cade, “good reason” is generally defined as: (a) a material reduction in Mr. Cade’s base salary, (b) relocation of Mr. Cade’s office to a location more than 50 miles from Bristol, PA, (c) our failure to pay any undisputed portion of compensation, (d) our failure to continue in effect any material compensation or benefit plan in which Mr. Cade is participating, unless either (x) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or (y) the failure to continue Mr. Cade’s participation therein (or in such substitute or alternative plan) does not materially discriminate against him, both with respect to the amount of benefits provided and the level of his participation relative to other similarly situated participants, (e) a material diminution of Mr. Cade’s present authority, duties or responsibilities or (f) any other action or inaction that constitutes a material breach by us of his Executive Agreement.

Each of the executive officers are subject to a reduction of their payments from us if such payments are subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, to the extent such reduction would result in the executive retaining a greater after-tax amount.

Golden Parachute Compensation

The table below entitled “Potential Change in Control Payments to Named Executive Officers”, along with its footnotes, shows the compensation that is based on or otherwise relates to the merger that is potentially payable to our named executive officers identified in the most recent proxy statement with respect to the 2013 annual meeting of our shareholders (i.e., our principal executive officer, the principal financial officer, and the three other most highly compensated executive officers as determined for our most recent annual proxy statement), as required by Item 402(t) of Regulation S-K.

The table assumes that the effective time occurred on February 21, 2014, and that the employment of the executive was terminated without cause or by the executive for good reason on such date. Payments noted in the footnotes to the table below as “single-trigger” will become payable immediately upon the effective time. However, payments noted in the footnotes to the table below as “double-trigger” will not be paid to the executive unless the executive’s employment is terminated without cause or for good reason after the effective time.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
Named Executive Officers
Wesley R. Card	$9,906,057	$11,873,292	$21,779,349
John T. McClain	$4,033,345	$2,894,119	$6,927,464
Richard Dickson	$6,833,936	$9,221,607	$16,055,543
Ira M. Dansky	$4,352,906	$2,077,821	$6,430,727
Christopher R. Cade	$1,236,000	$820,301	$2,056,301

(1)	As described above, the cash payments to the named executive officers, other than Mr. Cade, consist of the sum of (i) six times the executive’s base salary at the time of termination, (ii) the executive’s target bonus for the year of termination as defined in the Executive Agreements prorated through the date of termination and (iii) an amount equal to our cost of providing health insurance, life insurance and retirement benefits for the remainder of the term of the Executive Agreement. In addition, each executive, other than Mr. Cade, would be entitled to reimbursement for up to $10,000 of executive outplacement services. As described above, the cash payment to Mr. Cade is equal to three times his base salary at the time of termination.

The above payments are “double-trigger” as they will only be payable in the event of a termination of employment after the effective time. These payments are based on the compensation and benefit levels in effect on February 21, 2014; therefore, if compensation and benefit levels are increased after such date, actual payments to an executive officer may be greater than those provided for above.

The cash payments described above include the following components:

Name	Multiple of Base Salary ($)	Prorated Target Bonus ($)	Cost of Certain Benefits ($)	Reimbursement for Outplacement Services ($)	Total ($)
Named Executive Officers
Wesley R. Card	$9,600,000	$227,945	$68,112	$10,000	$9,906,057
John T. McClain	$3,900,000	$69,452	$53,893	$10,000	$4,033,345
Richard Dickson	$6,600,000	$156,712	$67,224	$10,000	$6,833,936
Ira M. Dansky	$4,200,000	$74,795	$68,112	$10,000	$4,352,906
Christopher R. Cade	$1,236,000	—	—	—	$1,236,000

(2)	As described above, the equity amounts consist of the accelerated vesting of Restricted Shares. The amount shown is based on the number of Restricted Shares held by each named executive officer as of February 21, 2014.

The above payments are “single-trigger” as they will become payable immediately upon the effective time, whether or not employment is terminated. Depending on when the effective time occurs, certain Restricted Shares will vest prior to the effective time in accordance with their terms.

(3)	The amounts in this column represent the total of all compensation in columns (1) and (2).

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
Named Executive Officers
Wesley R. Card	$11,873,292	$9,906,057
John T. McClain	$2,894,119	$4,033,345
Richard Dickson	$9,221,607	$6,833,936
Ira M. Dansky	$2,077,821	$4,352,906
Christopher R. Cade	$820,301	$1,236,000

Indemnification of Directors, Officers, Employees and Agents

From and after the effective time, each of Parent, the surviving corporation and the Sycamore Affiliates will jointly and severally indemnify and hold harmless our and our subsidiaries’ present and former directors, officers, employees and agents against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, regardless of when brought, arising out of or related to such director’s, officer’s, employee’s or agent’s service as director, officer, employee or agent of the Company or its subsidiaries at or prior to the effective time. Before the effective time we are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain and fully pay the premium for a six-year “tail” insurance policy with respect to the currently existing directors’ and officers’ liability insurance policies and fiduciary and employment practices liability insurance policies. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance. If we or the surviving corporation fail to purchase such “tail” policies as of the effective time, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time, subject to a cap of 300% of the annual premium amount we are currently paying for such insurance. For additional information, please see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ].

Employee Matters

During a one-year period after the effective time, the merger agreement provides that Parent will provide or cause the surviving corporation to provide to each continuing employee base salary and annual cash bonus opportunities which are no less than the base salary and annual cash bonus opportunities to which employees were entitled prior to the effective time and severance benefits that are no less favorable than the arrangements to which such employees were entitled prior to the effective time. In addition, such employees will be provided with certain other employee benefits that are substantially similar in the aggregate to the arrangements to which such employees were entitled prior to the effective time. Parent will take all actions necessary to cause each purchaser or transferee of any of the businesses or assets of the Company and its subsidiaries in connection with the carveout transactions to assume such obligations with respect to all employees of the Company and its subsidiaries that directly or indirectly transfer to or are otherwise employed by such purchaser or transferee.

Potential for Future Arrangements

To our best knowledge, except for the employment agreements described under “—Interests of Certain Persons in the Merger—Individual Employment Agreements” beginning on page [    ] and the support agreements described under the “The Merger Agreement—Support Agreements”, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Merger Sub, any of their affiliates or the Company, on the other hand, existed as of the date of this proxy statement. The merger is not conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

It is possible that certain of our employees will enter into new employment arrangements with Parent or its affiliates prior to or after the completion of the merger. Such arrangements may include the right to purchase or participate in the equity of Parent or its affiliates. Any such arrangements with our employees will not become effective until after the merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all. In this regard, Parent has engaged in initial conversations with certain members of management but no formal offers of employment have been extended by Parent or its affiliates or agreed to by such members of management.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a general summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares generally or in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction, does not consider any aspects of United States federal tax law other than income taxation and does not address the United States federal income tax consequences of the merger or the other transactions contemplated by the merger agreement on any beneficial owner of Shares who will actually or constructively own any of our stock following the merger. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any beneficial owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity treated as a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks, securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents; or

•	any holder of Shares that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder partner in the partnership generally will depend upon the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner or partnership level. A partner of a partnership that holds Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the merger.

This discussion assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a general summary of the material United States federal income tax consequences of the merger to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident alien, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for United States federal income purposes as if they were citizens of the United States.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the merger generally will recognize gain or loss equal to the difference, if any, between the amount of cash received (determined before the deduction of backup withholding, if any) and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Additionally, certain United States Holders that are individuals, estates or certain trusts will be required to pay an additional 3.8% tax on, among other things, net gain from the disposition of certain property, including the exchange of Shares for cash pursuant to the merger. United States Holders should consult their tax advisors with respect to the potential application of this additional tax.

Information Reporting and Backup Withholding Tax

Payments made to a United States Holder from the exchange of Shares pursuant to the merger generally will be subject to information reporting and backup withholding tax at the applicable rate (currently 28%), unless the applicable United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Each United States Holder should complete and sign the IRS Form W-9 included in the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment made to a United States Holder will be allowed as a credit against such United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund; provided that the required information is timely furnished to the IRS.

Non-United States Holders

For purposes of this discussion, a “non-United States Holder” is a beneficial owner of any Share (other than a partnership or any entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a United States Holder.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash in the merger generally will be exempt from United States federal income tax, unless:

•	the gain derived from the exchange, if any, is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States Holder in the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

If gain derived from the exchange is effectively connected with the conduct of a United States trade or business, the non-United States Holder generally will be subject to United States federal income tax, on a net income basis, on that gain, except as otherwise required by an applicable United States income tax treaty. If the non-United States Holder is a corporation, any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If the non-United States Holder is an individual described in the second bullet point above, such person will be subject to United States federal income tax on the gain derived from the exchange of Shares at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which may be offset by certain losses.

Information Reporting and Backup Withholding Tax

Payments made to a non-United States Holder from the exchange of Shares pursuant to the merger generally will be subject to information reporting and backup withholding tax at the applicable rate (currently 28%) unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a non-United States Holder will be allowed as a credit against such non-United States Holder’s United States federal income tax liability and may entitle the non-United States Holder to a refund; provided that the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders or beneficial owners of Shares. Holders and beneficial owners of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash in the merger under any federal, state, foreign, local or other tax laws.

Absence of Dissenters’ Rights

Under Section 1571 of the PBCL, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters’ rights if the shares of the corporation are listed on a national securities exchange. Since our common stock is currently listed on The New York Stock Exchange, which is a national securities exchange, holders of our common stock will not have the right to exercise dissenters’ rights in connection with the merger.

If the merger agreement is adopted and the merger is completed, holders of our common stock who voted against the adoption of the merger agreement will be treated the same as holders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

Regulatory Approvals and Notices

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including (i) filing the articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL after the adoption of the merger agreement by our shareholders and (ii) complying with the U.S. federal securities laws. In addition, under the terms of the merger agreement, the merger cannot be completed until the waiting periods applicable to the consummation of the merger and the carveout transactions under the HSR Act have expired or been terminated.

Under the HSR Act and the related rules and regulations, certain transactions may not be consummated until Premerger Notification and Report Forms have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the merger and the carveout transactions. The HSR Act requires the parties to observe a 30-day waiting period, during which time the merger and the carveout transactions may not be consummated, unless that initial 30-day waiting period is terminated early. If, before the expiration of the initial 30-day waiting period, the Antitrust Division or the FTC issues a request for additional information, the parties may not consummate the merger or the carveout transactions until 30 days after the parties have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). On January 10, 2014, we and Sycamore’s “ultimate parent entity” (as defined under the HSR Act) filed a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the merger and carveout transactions. On January 17, 2014, the FTC granted early termination of the waiting period under the HSR Act. The consummation of the merger and the carveout transactions is not conditioned on other regulatory filings or approvals in the United States or in any other jurisdiction.

While we and Sycamore believe that consummation of the merger and the carveout transactions would not violate any antitrust laws, there can be no assurance that a challenge to the merger or the carveout transactions on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action by the FTC, the Antitrust Division, or any state or any other person is commenced and results in an order that has the effect of enjoining or otherwise preventing the consummation of the merger, or if in order to obtain an approval required in connection with applicable antitrust law, Sycamore is required to (i) take actions with respect to any assets, businesses or other interests of its existing portfolio companies or (ii) take actions that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on any one of five specified lines of business, then Sycamore may not be obligated to consummate the merger. Please see “The Merger Agreement—Filings; Other Actions; Notification” and “The Merger Agreement—Conditions to the Merger”.

Litigation Relating to the Merger

Since the announcement of the proposed merger, the Company and its directors have been named as defendants in six shareholder actions brought by purported Company shareholders (the “Actions”) in the Supreme Court of the State of New York, County of New York.

On January 7, 2014, a law firm representing a purported Company shareholder sent a letter to the Board alleging breaches of fiduciary duty related to the merger and requesting that the Board take certain actions (the “Ettedgui Letter”). The letter indicated that that law firm’s client may take legal action.

On January 13, 2014, two shareholder actions, both of which are purportedly brought directly and on behalf of a class of Company shareholders and are unrelated to the aforementioned letter, were filed by purported Company shareholders in the Supreme Court of the State of New York, County of New York, and are captioned Gus Voyiatgis, on behalf of himself and those similarly situated v. The Jones Group, Inc., et al., Index No. 650096/2014 (the “Voyiatgis Complaint”), and James R. Smith, Individually and On Behalf of Himself and All Others Similarly Situated v. Wesley R. Card et al., Index No. 650100/2014 (the “Smith Complaint”).

On January 14, 2014, a third shareholder action was filed by a purported Company shareholder in the Supreme Court of the State of New York, County of New York, captioned Jacky Ettedgui, On Behalf of Himself and All Others Similarly Situated v. The Jones Group, Inc., et al., Index No. 650110/2014 (the “Ettedgui Complaint”). The plaintiff in the Ettedgui Complaint, the purported Company shareholder referred to in the Ettedgui Letter, purportedly brings the action directly and on behalf of a class of Company shareholders and derivatively on behalf of the Company.

On January 14, 2014, the Board formed a special litigation committee to review and investigate, with independent counsel, the alleged breaches of fiduciary duties set forth in the Ettedgui Letter and any subsequently received purported demand letters or derivative litigation brought with respect to or following any such purported demand letters, and to determine the Company’s response thereto.

On January 23, 2014, a fourth shareholder action, which purportedly is brought directly and on behalf of a class of Company shareholders, was filed by a purported Company shareholder in the Supreme Court of the State of New York, County of New York, and is captioned Aash Mehta, individually and on behalf of all others similarly situated v. The Jones Group, Inc. et al., Index No. 650232/2014 (the “Mehta Complaint”).

On January 24, 2014, a fifth shareholder action, which purportedly is brought directly and on behalf of a class of Company shareholders, was filed by a purported Company shareholder in the Supreme Court of the State of New York, County of New York, and is captioned Joseph Iannuzzo, Individually and on Behalf of All Others Similarly Situated v. The Jones Group Inc. et al., Index No. 650241/2014 (the “Iannuzzo Complaint”).

On January 27, 2014, the plaintiffs in the Ettedgui action and the Smith action filed amended complaints.

On January 30, 2014, a purported Company shareholder sent a letter to the Board making a demand for inspection of certain Company books and records related to the merger. On January 31, 2014, a law firm representing the same purported Company shareholder sent a letter to the Board alleging breaches of fiduciary duty related to the merger and material omissions and misrepresentations in the Company’s Preliminary Proxy Statement, filed January 17, 2014 (the “Preliminary Proxy”). On the same day, a law firm representing a different purported Company shareholder also sent a letter to the Board alleging breaches of fiduciary duty related to the merger (the “Steinberg Letter”). Both letters requested that the Board take certain actions. Both letters also indicated that the law firms’ clients may take legal action. The Company forwarded each letter to the special litigation committee.

On February 4, 2014, the Company denied the demand for inspection of certain Company books and records in light of, among other things, the ongoing special litigation committee investigation.

On February 20, 2014, a sixth shareholder action was filed by a purported Company shareholder in the Supreme Court of the State of New York, County of New York, captioned Chaile Steinberg, Individually and on behalf of all others similarly situated v. The Jones Group, Inc., et al., Index No. 650574/2014 (the “Steinberg Complaint”). The plaintiff in the Steinberg Complaint, the purported Company shareholder referred to in the Steinberg Letter, purportedly brings the action directly and on behalf of a class of Company shareholders and derivatively on behalf of the Company.

Each Action alleges, among other things, that the members of the Board breached their fiduciary duties to the Company’s shareholders by adopting the merger agreement for inadequate consideration and pursuant to an inadequate process. The initial Smith Complaint also makes fiduciary duty claims against the Company. Each Action also alleges, among other things, that Sycamore and/or its affiliates aided and abetted the Board’s alleged breaches of fiduciary duty, and the Voyiatgis, Mehta and Iannuzzo Complaints also make aiding and abetting claims against the Company. The Iannuzzo and Steinberg Complaints, and the amended Ettedgui and Smith Complaints also allege, among other things, that there were material omissions and misrepresentations in the Company’s Preliminary Proxy. The plaintiff in the Smith action also added in the amended Smith Complaint claims purportedly brought derivatively on behalf of the Company, alleging, among other things, that members of the Board breached their fiduciary duties, and that affiliates of Sycamore aided and abetted those breaches of fiduciary duty.

The plaintiffs in each of the Actions seek equitable relief, including an injunction preventing consummation of the merger, rescission in the event the merger is consummated, damages, and an award of attorneys’ and other fees and costs.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [    ].

Explanatory Note Regarding the Merger Agreement

The representations, warranties and covenants of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the merger agreement, (b) have been qualified by documents filed with the SEC by the Company on or after December 31, 2010 and prior to the date of the merger agreement, (c) have been qualified by certain confidential disclosures made to Parent and Merger Sub in connection with the merger agreement, (d) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (f) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the merger agreement is attached to and the summary of the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding us or our business. Investors are not third-party beneficiaries under the merger agreement and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants and any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of the Company or any of its respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. If specific material facts arise that contradict the representations or warranties in the merger agreement, then the Company will disclose those material facts in the public filings that it makes with the SEC if the Company determines that it has a legal obligation to do so. The merger agreement and the summary of the merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding us that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that we file with the SEC.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The Board of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. Our officers immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

The articles of incorporation and bylaws of the surviving corporation will be identical to the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time (except that the name of the surviving corporation will be “The Jones Group Inc.”), in each case, until amended in accordance with their terms or by applicable law but subject to the ongoing indemnification and exculpation obligations of Parent, the surviving corporation and the Sycamore Affiliates described below under “—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ].

Following the completion of the merger, our common stock will be delisted from The New York Stock Exchange, deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed in writing between us and Parent, the closing of the merger will take place on the later of (i) the third business day following the day on which the last of the closing conditions (described under “—Conditions to the Merger” beginning on page [    ]) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions) and (ii) the third business day after the final day of the marketing period (described below) or such earlier date as may be specified by Parent on no less than two business days’ prior notice to us.

The effective time will occur as soon as practicable following the closing upon the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania (or, to the extent permitted by applicable law, at such later time as we, Parent and Merger Sub may agree in writing and specify in the articles of merger).

Marketing Period

The “marketing period” refers to the first period of 17 consecutive business days throughout which (i) Parent shall have certain financial information and other customary business and financial data that is requested by Parent to market, syndicate and consummate the debt financing (which information we refer to as “required financial information”, as further described under “—Financing” beginning on page [    ]) and such required financial information shall be “compliant” (as described below) and (ii) the closing conditions related to shareholder approval, termination of the waiting period under the HSR Act and the absence of an injunction shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing) and nothing shall have occurred and no condition shall exist that would cause any of the other conditions to the obligations of Parent and Merger Sub to close the merger to fail to be satisfied, assuming that the date of the closing were to be scheduled for any time during such 17 consecutive business day period. With respect to the required financial information, the term “compliant” means such required financial information that (a) taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required financial information not misleading, (b) is compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 for a non-reporting issuer and (c) meets certain other specified requirements, including that the applicable accountants would be able to provide customary comfort letters with respect to the required information.

The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (i) our auditors shall have withdrawn their audit opinion contained in the required financial information or (ii) the financial statements included in the required financial information that is available to Parent on the first day of any such 17 consecutive business day period would be required to be updated in order to be compliant on any day during such 17 consecutive business day period, in which case the marketing period shall not be deemed to commence until the receipt by Parent of such updated financial statements. The marketing period will end on any earlier date on which all of the debt financing, the KKR equity financing or any alternative financing pursuant to the terms of the merger agreement is obtained.

If we shall in good faith reasonably believe we have delivered the applicable required financial information, we may deliver to Parent written notice to that effect (stating when we believe we completed such delivery), in which case the marketing period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes we have not completed delivery of the required financial information and, within two business days after the delivery of such notice by us, delivers written notice to us to that effect (stating with reasonable specificity which required financial information Parent reasonably believes we have not delivered).

Treatment of Shares, Restricted Shares and Share Units

Company Common Stock

At the effective time, each outstanding Share (other than Excluded Shares and Restricted Shares) will be converted into the right to receive the $15.00 per share merger consideration, without interest and less any required withholding taxes. Each Excluded Share will be canceled without payment of consideration and will cease to exist.

Restricted Shares

At the effective time, unless otherwise agreed between the Company and a holder, each Restricted Share will become fully vested and nonforfeitable (assuming the maximum achievement of all applicable performance goals) and will be canceled in exchange for the right to receive the per share merger consideration of $15.00 in cash plus any unpaid dividends that have accumulated on such Restricted Shares prior to the effective time, without interest and less any required withholding taxes. The cash payment with respect to Restricted Shares will be delivered as soon as reasonably practicable, but no later than three business days, after the effective time.

Share Units

At the effective time, each Share Unit held by our directors under our Deferred Compensation Plan for Outside Directors will become fully vested and will be canceled in exchange for the right to receive the per share merger consideration of $15.00 in cash, without interest and less any required withholding taxes.

Exchange and Payment Procedures

At or immediately following the effective time, Parent will deposit, or will cause to be deposited, with the paying agent selected by Parent with our prior approval a cash amount in immediately available funds in the aggregate amount necessary for the paying agent to make payment of the per share merger consideration to the holders of Shares (other than Excluded Shares and Restricted Shares). With respect to the deposit of funds for Shares held by DTC, the paying agent will transmit to DTC or its nominee an amount in cash in immediately available funds equal to the product of the number of Shares held of record by DTC or such nominee immediately prior to the effective time and the per share merger consideration. The paying agent will transmit such funds on the closing date or the first business day thereafter.

Promptly (and in any event within two business days) after the effective time, the surviving corporation will cause the paying agent to mail to each shareholder of record (other than Excluded Shares and Restricted Shares) a letter of transmittal and instructions describing how such holder may exchange Shares for the per share merger consideration.

You should not send your share certificates with the enclosed proxy card, and you should not send your share certificates to the paying agent without a letter of transmittal.

If you are a shareholder of record, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your Shares are certificated, you must also surrender your share certificates to the paying agent. If ownership of your Shares (other than Restricted Shares) is not registered in our transfer records, a check or wire transfer for any cash to be delivered will only be issued or made to you if the certificates formerly representing such Shares are presented to the paying agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by us to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If your Shares are held in “street name” through a bank, brokerage firm or other nominee, shortly after the effective time, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your Shares in exchange for the per share merger consideration.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of the Shares that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificate, such certificate will be canceled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement (less any required withholding taxes).

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former shareholders of record for 180 days after the effective time will be delivered to the surviving corporation. Shareholders of record (other than Excluded Shares and Restricted Shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration (less any required withholding taxes). None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former shareholders of record for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We have made representations and warranties to Parent and Merger Sub that relate to, among other things:

•	corporate matters related to us and our subsidiaries, such as due organization, valid existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of liens on our ownership of the equity interests of our subsidiaries, except for liens of general applicability as may be provided under applicable securities laws or encumbrances created in connection with the financing or the carveout transactions;

•

the absence of any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate us or any of our subsidiaries to issue or sell any shares of capital stock or other securities of us or any of our subsidiaries or give any person a right to subscribe for or acquire any securities of us or any of our subsidiaries;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote with our shareholders on any matter;

•	the absence of shareholder agreements, voting trusts or other agreements or understandings by which we or our subsidiaries are bound relating to the voting or registration of any of our or our subsidiaries’ equity securities;

•	our corporate power and authority to enter into and consummate the merger, and the enforceability of the merger agreement against us in accordance with its terms, subject to customary limitations relating to creditors’ rights and general equitable principles;

•	the Board’s declaration that the merger agreement and the merger are fair to, advisable and in the best interest of the shareholders, the Board’s approval of the merger agreement and the merger and the Board’s recommendation of the merger agreement to our shareholders;

•	the vote required by our shareholders to adopt the merger agreement;

•	the receipt of fairness opinions from Citigroup and PJSC;

•	required governmental consents, approvals, notices and filings;

•	the absence of breaches or violations of, or defaults under, our or our subsidiaries’ governing documents, applicable law and certain material agreements to which we and our subsidiaries are party as a result of our entering into the merger agreement and consummating the merger;

•	our SEC filings since January 1, 2011 and the financial statements included therein;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the applicable listing and corporate governance rules and regulations of the NYSE and applicable provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of a Company material adverse effect (as described below) since January 1, 2013 through the date of the merger agreement;

•	the conduct of our business in the ordinary course since January 1, 2013 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries as of the date of the merger agreement;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans, employment and consulting agreements and other arrangements with employees;

•	our and our subsidiaries’ compliance with applicable laws and possession of permits;

•	our and our subsidiaries’ compliance with U.S. laws governing international business activities, including the Foreign Corrupt Practices Act of 1977;

•	the inapplicability of any anti-takeover law to the merger and the absence of a shareholder rights agreement or similar anti-takeover plan or agreement;

•	certain environmental matters;

•	certain tax matters;

•	certain employment and labor matters;

•	ownership, absence of infringement and certain other intellectual property matters;

•	insurance policies;

•	owned and leased real property;

•	material contracts and their enforceability and the absence of any default under any material contract; and

•	the absence of any undisclosed broker’s or finder’s fees and the fees and expenses payable by us in connection with the merger.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect”, which means any change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole or (3) the Stuart Weitzman Business, taken as a whole; provided that none of the following, and no change, event or occurrence arising out of or resulting from the following, will constitute or be taken into account in determining whether a Company material adverse effect has occurred or may, would or could occur:

•	the execution, announcement, pendency or performance of the merger agreement or the consummation of the merger, carveout transactions, financing or other transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

•	any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement, the carveout transactions, the financing or the other transactions contemplated thereby;

•	any action taken by us or our subsidiaries that is required by the merger agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure by us or our subsidiaries to take any action if that action is not permitted or is prohibited by the merger agreement;

•	to the extent the following changes, events or occurrences do not have a materially disproportionate adverse impact on any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole or (3) the Stuart Weitzman Business, taken as a whole, in each case, relative to other participants in the industries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business, as the case may be, conduct their businesses:

•	changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business conduct operations, including changes in interest and exchange rates or as a result of a government shutdown;

•	changes, events or occurrences that are the result of factors generally affecting the industries in which any of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business operate or in which any of the products or services of the Apparel Business, Non-Apparel Business or Stuart Weitzman Business are produced, distributed or sold;

•	changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable law or in the interpretation or enforcement thereof; or

•	any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any person or any force majeure event) or any other national or international calamity or crisis; or

•	changes, events or occurrences arising out of or resulting from:

•	any decline in the market price, or change in trading volume, of any of our capital stock or debt securities;

•	any change in the credit ratings of us or any of our subsidiaries; or

•	any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position.

The exceptions set forth in the three immediately preceding bullet points will not prevent or otherwise affect a determination that the underlying cause of the change, event or occurrence has resulted in, or contributed to, a Company material adverse effect.

The term “Apparel Business” refers to the business, as conducted by the Company and its subsidiaries, of designing, manufacturing, procuring, marketing, licensing, selling (including through retail and outlet stores, concessions and e-commerce sites) and distributing sportswear, suits, dresses, contemporary apparel and jeanswear products (but excluding our management information systems and general and administrative support services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, risk management, logistics, marketing, customer service/allocation or other administrative groups, which we refer to as the “Corporate Level Services”). The term “Non-Apparel Business” refers to all business conducted by the Company and its subsidiaries other than the Apparel Business, including, for the avoidance of doubt, our Corporate Level Services.

Parent and Merger Sub have made representations to us that relate to, among other things:

•	corporate or similar matters related to them, such as due organization, valid existence, good standing and authority to carry on their businesses;

•	their corporate or similar power and authority to enter into and consummate the merger, the carveout transactions, the financing and the other transactions contemplated thereby, and the enforceability of the merger agreement against them in accordance with its terms, subject to customary limitations relating to creditors’ rights and general equitable principles;

•	required governmental consents, approvals, notices and filings;

•	the absence of breaches or violations of, or defaults under, their governing documents, applicable law and agreements to which either of them is a party as a result of entering into the merger agreement and consummating the merger, the financing, the carveout transactions and the other transactions contemplated thereby;

•	the absence of legal proceedings, investigations and governmental orders against Parent and Merger Sub as of the date of the merger agreement;

•	the financing commitments and the absence of any amendments or modifications thereof or defaults thereunder;

•	the payment of all commitment fees or other fees in connection with the financing commitments;

•	the absence of conditions precedent or other contingencies related to the funding of the financing commitments other than as set forth in the financing commitments;

•	the absence of side letters or other agreements, contracts or arrangements related to the funding or investing of the financing other than the financing commitments;

•	sufficiency of funds;

•	delivery of the executed limited guarantee and enforceability thereof;

•	the capitalization of Merger Sub;

•	Parent and Merger Sub having not conducted any business operations other than in connection with the transactions contemplated by the merger agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the lack of ownership of our common stock by Parent and Merger Sub and their affiliates or associates and that neither Parent nor Merger Sub nor any of their affiliates or associates is, and at no time during the last five years was, an “interested shareholder” of the Company as defined in Sections 2538, 2552 and 2553 of the PBCL;

•	the absence of certain agreements or compensation or equity arrangements with our shareholders or employees;

•	the solvency of each of Parent and the surviving corporation as of the effective time; and

•	acknowledgment as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans provided by us.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the confidential disclosure letter we delivered to Parent in connection with the merger agreement, or as required by law, between the date of the merger agreement and the effective time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will use our reasonable best efforts to cause our businesses to be conducted in the ordinary course and to preserve our business organizations intact and maintain existing relations with governmental entities, customers, suppliers, distributors, employees and business associates.

We have also agreed that, subject to certain exceptions in the merger agreement and the confidential disclosure letter we delivered to Parent in connection with the merger agreement, unless Parent gives its prior written approval, we will not, and we will not permit our subsidiaries to, take any of the following actions:

•	make changes to organizational documents;

•	acquire any entity or business other than acquisitions of inventory, supplies, materials or other assets or products in the ordinary course of business;

•	merge or consolidate with any other person or restructure, reorganize or liquidate the Company or any of its subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any equity interests of us or our subsidiaries (including Restricted Shares or Share Units);

•	declare, set aside or pay any dividends or make other distributions in respect of any capital stock (other than any dividends from any of our wholly owned subsidiaries to the Company or to another such subsidiary);

•	reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the equity interests of the Company or any of its subsidiaries, except for repurchases, redemptions or acquisitions in connection with the vesting or forfeiture of Restricted Shares;

•	incur or modify in any material respect the terms of any indebtedness for borrowed money, issue or sell debt securities or rights to acquire any debt security of the Company or any of its subsidiaries or assume or guarantee the obligations of any person for borrowed money (in each case, excluding trade payables or obligations issued or assumed as consideration for services or property, including inventory), except for (i) indebtedness incurred under our existing revolving credit facility, (ii) letters of credit issued under such revolving credit facility or otherwise issued in the ordinary course, (iii) interest rate, foreign currency and other hedging arrangements on customary commercial terms in the ordinary course of business and (iv) intercompany indebtedness incurred in the ordinary course of business;

•	grant any liens other than certain permitted liens, certain pledges or deposits in the ordinary course, and except in connection with certain permitted indebtedness, including indebtedness outstanding on the date of the merger agreement;

•	except to the extent required by agreements and Company benefit plans existing prior to the date of the merger agreement and identified on the confidential disclosure letter we delivered to Parent in connection with the merger agreement, or as otherwise required by law, (i) grant any severance or termination payments or any similar benefits to any current or former director, officer or employee of the Company or any of its subsidiaries, (ii) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to, or modify any bonus arrangements or bonus targets for, any current or former director, officer or employee of the Company or any of its subsidiaries, (iii) increase welfare benefits of any current or former director, officer or employee of the Company or any of its subsidiaries (except for across the board changes in welfare benefits for the employee population as a whole in the ordinary course of business consistent with past practice), (iv) establish, adopt, terminate or materially amend any Company benefit plans or materially amend the terms of any Restricted Shares or Share Units or amend any of the performance criteria relative to the terms of any Restricted Shares in any respect, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries or increase pension benefits for any such person, (v) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its subsidiaries, except as otherwise provided in the merger agreement, (vi) enter into or amend certain employment agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries, (vii) grant or make any equity awards that may be settled in Shares, preferred shares, or any equity interest or any other securities of the Company or any of its subsidiaries, or (viii) hire or otherwise employ any person that would become an executive officer of the Company or would otherwise be entitled to certain annual base salary and incentive compensation opportunities;

•	subject to certain exceptions, make material changes to tax elections, methods of accounting for tax purposes or tax filings; settle, concede, compromise or abandon any material tax claim or assessment; or take certain other material tax-related actions;

•	except as required by GAAP, governmental entity or applicable law, make any material changes to accounting policies or principles;

•	subject to certain exceptions, make loans, advances or capital contributions to, or investments in, any person (including in any joint venture), other than to or in the Company or to or in any of our direct or indirect controlled wholly owned subsidiaries;

•	subject to certain exceptions, enter into certain material contracts; terminate, materially amend, waive any material rights under or, except in the ordinary course, waive any material default under, any material contract; enter into a contract requiring payment in connection with the merger or any subsequent change in control; materially increase the fees payable by us to our advisors; enter into, materially amend or terminate any material real property lease; or enter into any contract for the purchase or sale of real property;

•	subject to certain exceptions, transfer, sell, lease, license, assign, mortgage, pledge, divest, discontinue or otherwise dispose of any entity or assets, brands, product lines, operations, rights or businesses of the Company or its subsidiaries;

•	make or authorize capital expenditures, except for expenditures set forth in the capital expenditure budgets identified in the confidential disclosure letter we delivered to Parent in connection with the merger agreement and expenditures required by law or in response to casualty loss or property damage;

•	waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against us or any of our subsidiaries (i) where the amount paid in an individual settlement or compromise by us exceeds specified amounts or (ii) that would impose any material restrictions on the business or operations of the Company or its subsidiaries;

•	adopt or enter into a plan of, or consummate, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•	fail to maintain in full force and effect material insurance policies covering us and our subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless we determine in our reasonable commercial judgment that the form or amount of such insurance should be modified;

•	consolidate or shut down any distribution or supply chain facility or, other than as set forth in the store closure plan included in the confidential disclosure letter we delivered to Parent in connection with the merger agreement, close any stores; take any action or fail to take any action that results in a material deviation from the timing of any store closure set forth in the store closure plan; or commit to incur (or incur) any lease breakage costs materially in excess of the amount set forth on the store closure plan with respect to such store closure;

•	close a plant or lay off employees so as to require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance;

•	take any action that results or could result in a cessation of operations, as defined for purposes of Section 4062(e) of ERISA, that could trigger the imposition of liability against us or any of our subsidiaries under Section 4062(e) of ERISA;

•	open any new stores or enter into any lease with respect to a new store, other than new stores and leases identified on the store and lease plan included in the confidential disclosure letter we delivered to Parent in connection with the merger agreement or renew, extend, modify, replace or amend any lease (or sublease) of real property held by us or any of our subsidiaries, other than leases or subleases identified on the store and lease plan and where such renewal, extension, modification, replacement or amendment is not on terms that are adverse to us and our subsidiaries in any material respect compared to the terms in existence on the date of the merger agreement;

•	except for amendments, modifications or renewals that (i) do not materially affect the economic or financial terms of such contract and (ii) do not relate to the nature or scope of the rights, assets or properties licensed under any such contract, amend, modify, terminate or renew any license contract to which we or any of our subsidiaries are bound that involve payments to or from us and/or any of our subsidiaries in excess of $1.0 million over the remaining term of such contract;

•	except in accordance with the concession summary identified in the confidential disclosure letter we delivered to Parent in connection with the merger agreement, amend, modify, terminate, renew or otherwise change any concession contracts of, or involving, the Kurt Geiger Business;

•	make, or make any commitment with respect to, any key money expenditures; or

•	agree, authorize or commit to do any of the foregoing.

Parent and Merger Sub have agreed not to knowingly take any action that could reasonably be expected to prevent or materially impede the consummation of the merger, the carveout transactions, the financing or the other transactions contemplated by the merger agreement.

The merger agreement is not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct our or our subsidiaries’ operations prior to the effective time, or to give us, directly or indirectly, the right to control or direct Parent’s or its affiliates’ operations. Prior to the effective time, each of Parent and we will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over our and our respective subsidiaries’ operations.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the Board will not withhold, withdraw, qualify or modify (or publicly propose or resolve to do so), in a manner adverse to Parent, its recommendation that our shareholders adopt the merger agreement (the “Company recommendation”), or approve, recommend or otherwise declare advisable (or propose or resolve to do so), an acquisition proposal (as defined below), or cause or permit us to enter into any alternative acquisition agreement relating to any acquisition proposal. We have also agreed that, from and after the date of the merger agreement, we and our subsidiaries will, and will instruct and use reasonable best efforts to cause our representatives to, cease immediately any discussions or negotiations, if any, with any person (other than Parent, Merger Sub and their respective representatives) conducted prior to the date of the merger agreement with respect to any acquisition proposal and to promptly request that any such person in possession of confidential information about us that was furnished by or on behalf of us return or destroy all such information in accordance with the terms of the confidentiality agreement with such person.

In addition, we have also agreed that from and after the date of the merger agreement, we and our subsidiaries will not, and will instruct and use our reasonable best efforts to cause our representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any non-public information to any person relating to, any acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal other than an acceptable confidentiality agreement (as defined below);

•	grant any waiver, amendment or release under any confidentiality agreement entered into in connection with a potential acquisition proposal or fail to use reasonable efforts to enforce any such confidentiality agreement (it being agreed that any standstill provisions in an existing confidentiality agreement that restricts the ability of such third party to make non-public acquisition proposals is deemed waived as of the date of the merger agreement); or

•	otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal.

However, at any time prior to the time our shareholders adopt the merger agreement, if we receive a written acquisition proposal from any person:

•	we and our representatives may contact such person to clarify the terms and conditions of such proposal;

•

we and our representatives may provide information (including non-public information) to such party in response to a request therefor pursuant to a confidentiality agreement on terms not materially more favorable to such person than the terms contained in our confidentiality agreement with Sycamore (it being agreed that no such confidentiality agreement with a third party need contain restrictions on the ability of such third party to make non-public acquisition proposals), which we refer to as an “acceptable confidentiality agreement” (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent any material non-public information concerning us or our subsidiaries provided to any such party if not previously made available to Parent) and engage or participate in any discussions or negotiations with such party, in each case, if the Board determines in good faith based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal (as defined below) or could reasonably be expected to result in a superior proposal; and

•	the Board may approve, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise), if (i) the Board determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (ii) we have complied with our obligations in relation to a change of recommendation in connection with a superior proposal as described below.

At any time before the merger agreement is adopted by our shareholders we may terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying the termination fee to Parent. Please see “—Termination Fees and Expenses” beginning on page [    ]. In addition, at any time prior to the time our shareholders adopt the merger agreement, the Board may (i) withhold, withdraw, qualify or modify its recommendation; provided, however, that, where such action is not taken in response to an acquisition proposal, it determines in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary obligations under applicable law or (ii) approve, recommend or otherwise declare advisable (or propose any of the foregoing with respect to) any acquisition proposal that it in good faith determines is a superior proposal.

However, prior to effecting a change of recommendation in connection with an acquisition proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•	we must notify Parent at least three business days (or such shorter period as specified below) in advance of our intention to take such action, specifying the identity of the person making such superior proposal and the material terms and conditions of such superior proposal and attaching the agreement and all material related documentation providing for such superior proposal;

•	after providing such notice and prior to taking any such action, we must negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such three business day period (or such shorter period as specified below) to make revisions to the terms of the merger agreement, the financing commitments and the limited guarantee such that it would cause such superior proposal to no longer constitute a superior proposal; and

•	the Board must have considered in good faith any changes to the merger agreement, the financing commitments and the limited guarantee offered in writing by Parent in a manner that would form a contract if accepted by us and must have determined in good faith that the superior proposal would still constitute a superior proposal if such changes were given effect.

In the event of any modification to any such acquisition proposal, we are required to notify Parent in writing of such modified acquisition proposal and again comply with the requirements summarized above, except that our obligation to provide advance written notice to Parent will be reduced to two business days and the time we will be permitted to effect a change of recommendation in connection with a superior proposal will be reduced to the time that is two business days after we have provided such written notice.

From and after the date of the merger agreement, we are required to promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an acquisition proposal are received by, any non-

public information in connection with a potential acquisition proposal is requested from, or any discussions or negotiations in connection with a potential acquisition proposal are sought to be initiated or continued with, us or any of our subsidiaries or any of their respective representatives, which notice must indicate the identity of the person or persons making such acquisition proposal or seeking such information or discussion or negotiation and must include a written summary of the material terms and conditions of any requests, proposals or offers constituting acquisition proposals that are not made in writing and copies of any written requests, proposals or offers constituting acquisition proposals and we are required thereafter to keep Parent reasonably informed on a prompt basis (and, in any event, within 24 hours with respect to a change in price and within 48 hours in the case of any other material change) of the terms of any material modification and the status of any discussions or negotiations relating to such acquisition proposal.

Nothing in the merger agreement prevents the Company or the Board from complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our shareholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any similar communication to our shareholders, making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our shareholders or making any disclosure to our shareholders that is required by law; provided that the Board shall not make a change of recommendation except in accordance with the terms of the merger agreement as described above.

An “acquisition proposal” refers to (i) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving us and/or any of our subsidiaries or (ii) any acquisition by any person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each of clauses (i) and (ii) above, if consummated would result in any person or group of persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (x) 25% or more of the total voting power of the Company or (y) 25% or more of the consolidated total assets measured by fair market value (including equity securities of its subsidiaries) of the Company. A “superior proposal” refers to any bona fide acquisition proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Board has determined in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the merger, in each case, after taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including the financing thereof).

Special Meeting

Subject to fiduciary obligations under applicable law, we are required to take all reasonable action necessary to convene a special meeting of our shareholders to consider and vote upon the adoption of the merger agreement as promptly as practicable after the SEC staff advises that it has no further comments on this proxy statement or that we may commence mailing this proxy statement. We may postpone or adjourn the special meeting (i) with the consent of Parent, (ii) due to the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our shareholders prior to the special meeting, (iv) if required by law or any court of competent jurisdiction, or (v) in the event we have provided written notice to Parent and Merger Sub of the Board’s intention to change its recommendation that our shareholders adopt the merger agreement or of our intention to terminate the merger agreement in respect of a superior proposal, until three business days after the deadline for Parent to respond to such notice. Subject to the provisions of the merger agreement discussed above under “—Solicitation of Acquisition Proposals” beginning on page [    ], the Board will recommend that our shareholders vote to adopt the merger agreement, include the Company recommendation in the proxy statement and take all reasonable lawful action to solicit adoption of the merger agreement. Notwithstanding any change in recommendation by the Board, unless the merger agreement is terminated in accordance with its terms, the merger agreement will be submitted to the shareholders at the special meeting for the purpose of voting on the adoption of the merger agreement.

Parent has agreed to vote or cause to be voted any Shares beneficially owned by it in favor of the proposal to adopt the merger agreement.

Support Agreements

In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which, subject to the terms and conditions set forth therein, each such shareholder agreed, among other things, to vote all of the Shares that are beneficially owned by such shareholder in favor of the adoption of the merger agreement. As of February 21, 2014, Mr. Card and Mr. Dickson beneficially owned 1,859,724 Shares, collectively, representing 2.4% of our outstanding Shares. The support agreements terminate in the event the merger agreement is terminated (including in connection with a superior proposal), in the event the Board changes its recommendation with respect to the merger and in certain other specified circumstances. A copy of Mr. Card’s and Mr. Dickson’s support agreement is attached as Exhibit 10.1 and Exhibit 10.2, respectively, to the Current Report on Form 8-K we filed with the SEC on December 23, 2013. The foregoing description of the support agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the support agreements.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate such transactions.

This cooperation includes, among other things and subject to certain exceptions: furnishing the other party, upon request, with certain information concerning itself, its affiliates, directors, officers and shareholders; keeping the other party apprised of the status of matters relating to completion of the merger and the other transactions contemplated by the merger agreement; filing the initial pre-merger notifications with respect to the merger and the carveout transactions under the HSR Act and any other antitrust law; providing governmental entities with information and documents to permit consummation of the merger and the other transactions contemplated by the merger agreement; taking any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law and to enable all waiting periods under any antitrust law to expire; and if any objections are asserted with respect to the merger or the other transactions contemplated by the merger agreement under any law, or if any action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any such transaction as violative of any law or which would reasonably be expected to result in any of the closing conditions not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement, using reasonable best efforts to contest, resist and resolve any such objections or actions, and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the other transactions contemplated by the merger agreement so as to permit consummation of such transactions.

Notwithstanding the reasonable best efforts standard described above, Parent has also agreed to take, and to cause its affiliates to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law, and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate all impediments under any antitrust law asserted by any governmental entity, in each case, to consummate the merger or the other transactions contemplated by the merger agreement, including, subject to the limitations described in the following paragraph, holding separate, selling, divesting, licensing or otherwise disposing of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or any of its subsidiaries or affiliates (determined prior to giving effect to the merger) and contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the merger or the other transactions contemplated by the merger agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

However, in no event shall the undertakings described above require, or be construed to require, in order to obtain any required consent, clearance or approval from any governmental entity or otherwise, Parent or the Company (or any of their respective affiliates), which we collectively refer to as the “covered parties”, to: sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the effective time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the covered parties; or take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the covered parties, unless any such action relates solely to us and our subsidiaries and affiliates (determined prior to giving effect to the merger) and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Nine West Business, taken as a whole, the Jones Apparel Business, taken as a whole, the Stuart Weitzman Business, taken as a whole, the Jeanswear Business, taken as a whole, or the Kurt Geiger Business, taken as a whole. Furthermore, nothing in the merger agreement requires the Company, Parent, Merger Sub or their respective affiliates to take or agree to take any action unless the effectiveness of such agreement or action is conditioned upon the closing of the merger.

Financing

Parent and Merger Sub have represented that, subject to certain assumptions, at and after the closing of the merger, they will have sufficient funds available to pay the aggregate per share merger consideration, pay all transaction fees and expenses, pay for the refinancing of any of our outstanding indebtedness contemplated to be refinanced and satisfy all other payment obligations under the merger agreement.

Parent has agreed to use reasonable best efforts to arrange and obtain the financing on the terms and conditions (including the flex provisions) described in the financing commitments and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the financing commitments if such amendment, modification or waiver:

•	reduces the aggregate amount of the debt financing or the KKR equity financing (unless such amount is replaced with new equity financing on terms no less favorable in all material respects); or

•	imposes new or additional conditions or otherwise amends, modifies or expands any conditions precedent to the receipt of the debt financing or the KKR equity financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing or the KKR equity financing (or satisfaction of the conditions to obtaining such financing) less likely to occur or (iii) adversely impact the ability of Parent, Merger Sub or any of their respective affiliates to enforce its rights against the other parties to the commitment letters providing the debt financing or the KKR equity financing or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement or the likelihood such transactions are consummated.

Parent and Merger Sub may replace or amend the commitment letters providing the debt financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities.

Each of Parent and Merger Sub has agreed to use reasonable best efforts to:

•	maintain in effect the debt commitment letter and the KKR equity commitment letter until the merger and the other transactions contemplated by the merger agreement are consummated;

•	satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective affiliates party thereto in the financing commitments and otherwise comply with its obligations thereunder;

•	negotiate and enter into definitive agreements with respect to the financing on the terms and conditions (including the flex provisions) contemplated by the debt commitment letter and the KKR equity commitment letter;

•	upon satisfaction of the conditions contained in the financing commitments, consummate the financing at the closing of the merger; and

•	enforce its rights under the debt commitment letter and the KKR equity commitment letter.

Parent and Merger Sub have agreed to give us prompt notice (which shall in no event be more than two business days from their knowledge thereof):

•	of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any financing commitment or definitive document related to the financing;

•	of the receipt of any written notice or other written communication from any person with respect to any:

•	breach, default, termination or repudiation by any party to any financing commitment or any definitive document related to the financing or any provisions of any financing commitment or any definitive document related to the financing; or

•	material dispute or disagreement between or among any parties to any financing commitment or any definitive document related to the financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the financing or any definitive agreement with respect thereto); and

•	if Parent, Merger Sub or any of their respective affiliates party thereto will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the financing commitments or the definitive documents related to the financing.

If any portion of the financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the debt commitment letter and the KKR equity commitment letter, Parent has agreed to use reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement on terms not materially less favorable from the standpoint of Parent, Merger Sub, the affiliates of Parent and Merger Sub party thereto and the Company than those in the financing commitments (taking into account the flex provisions thereof) as promptly as practicable following the occurrence of such event, but no later than the business day immediately prior to the date of the closing of the merger.

Parent and Merger Sub have agreed not to permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Sycamore equity commitment letter and to use their reasonable best efforts to (i) maintain in effect the Sycamore equity commitment letter until the merger and the other transactions contemplated by the merger agreement are consummated and (ii) subject to the conditions to our right to seek specific performance of Parent’s obligation to cause the Sycamore equity financing to be funded, as described under “The Merger—Financing of the Merger—Sycamore Equity Financing” beginning on page [    ], enforce their rights under the Sycamore equity commitment letter.

We have agreed to, and agreed to cause our subsidiaries to, and to use reasonable best efforts to cause our and their representatives to, provide to Parent, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing permitted under the terms of the merger agreement, including:

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

•	assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from rating agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the financing and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations;

•	assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, payoff and release letters, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, assisting with obtaining consents of accountants for use of their reports in any materials relating to the debt financing and cooperating to facilitate the pledging of collateral;

•	furnishing Parent and the debt financing sources as promptly as practicable with the required financial information, including:

•	audited consolidated financial statements of The Jones Group Inc. for the three most recently completed fiscal years ended at least 90 days prior to the closing;

•	audited combined financial statements of the Nine West Business and the Jeanswear Business for the three most recently completed fiscal years ended at least 90 days prior to the closing;

•	audited consolidated financial statements of the Stuart Weitzman Business for the three most recently completed fiscal years ended at least 90 days prior to the closing;

•	audited consolidated financial statements of the Jones Apparel Business for the two most recently completed fiscal years ended at least 90 days prior to the closing; and

•	audited consolidated financial statements of the Kurt Geiger Business for the two most recently completed fiscal years ended at least 90 days prior to the closing;

plus, in the case of each of the financial statements described above, unaudited reviewed financial statements for each subsequent fiscal quarter occurring after the last fiscal year for which audited financial statements are required to be provided where such quarter has ended at least 45 days prior to the closing.

•	providing monthly financial statements to the extent we customarily prepare (and have prepared) such financial statements;

•	using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel and title insurance as reasonably requested by Parent for financings similar to the financing;

•

using reasonable best efforts to (i) permit the prospective lenders involved in the financing to evaluate our and our subsidiaries’ (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (ii) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (iii) permit representatives of the prospective lenders to conduct commercial field examinations, inventory and intellectual property appraisals, environmental assessments and an appraisal of the owned real estate; and

•	using reasonable best efforts to make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of the financing.

Notwithstanding the foregoing, we are not required to:

•	provide the cooperation described above to the extent it would interfere unreasonably with our or our subsidiaries’ business or operations;

•	enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the occurrence of the closing of the merger or that would be effective prior to the effective time; or

•	take any action that would subject us or our subsidiaries to actual or potential liability for which we would not be indemnified under the merger agreement or bear any cost or expense or pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnification in connection with the financing or any of the foregoing prior to the effective time.

Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing (including any action taken in accordance with our cooperation requirements with respect to the financing) and any information utilized in connection therewith (other than historical information relating to us or our subsidiaries (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) provided by us in writing specifically for use in the financing offering documents). Parent has agreed, promptly upon our request, to reimburse us for all reasonable out-of-pocket costs incurred by us or our subsidiaries in connection with our cooperation requirements with respect to the financing.

Obtaining the financing (or any alternative financing) is not a condition to the closing of the merger.

As part of the carveout transactions, the 5% Loan Notes due 2016 issued by Jones Apparel Group Holdings, Inc. (the “KG Loan Notes”) will remain obligations of the surviving corporation or one of its subsidiaries. At the effective time, Parent will cause Jones Apparel Group Holdings, Inc. to comply with all of the terms and conditions of the KG Loan Notes and the management loan note instrument governing the KG Loan Notes (the “KG Loan Note Deed”).

At the effective time, Parent will cause the surviving corporation and each issuer (or its successor in interest) under any of the then outstanding Notes to comply with all of the terms and conditions of the then outstanding Notes and the Indentures governing the Notes.

Parent has informed us that, in connection with the financing of the merger and the other transactions contemplated by the merger agreement, it currently intends: (i) to optionally redeem and discharge in full as of the effective time the 2014 Notes; (ii) to conduct and consummate as of the effective time the required change of control offer for the 2019 Notes (at the required offer price of 101% under the Indenture governing the 2019 Notes) expected to be consummated at the effective time; and (iii) for the 2034 Notes to remain outstanding obligations of the Company following the effective time. Accordingly, Parent has informed us that upon completion of the merger and the carveout transactions, the Company, as the surviving corporation, is expected to have the following debt capitalization: (i) $250.0 million under a senior secured asset-based revolving credit facility, which is not expected to be drawn on the closing date; (ii) $400.0 million under a senior secured term loan facility; (iii) $525.0 million under either a senior unsecured bridge facility or senior unsecured notes that would be issued in a high yield bond offering under Rule 144A; (iv) $250.0 million of 2034 Notes; (v) £6.2 million of KG Loan Notes; and (vi) the amount, if any, of 2019 Notes that are not tendered and purchased by the Company pursuant to a debt tender offer or the required change of control offer (it being understood that to the extent any 2019 Notes remain outstanding upon completion of the merger and the carveout transactions, the first $275.0 million of any such outstanding 2019 Notes will reduce the amount of indebtedness described in clause (iii) on a dollar for dollar basis, and any amount of outstanding 2019 Notes in excess of $275.0 million will reduce the indebtedness described in clause (ii) on a dollar for dollar basis).

At the request and expense of Parent, we have agreed to promptly commence an offer to purchase for any and all of the outstanding aggregate principal amount of the Notes on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to us and Parent to be consummated substantially simultaneously with the closing of the merger using funds provided by Parent (a “Debt Tender Offer”). We will take all corporate actions that are reasonable and necessary for any Debt Tender Offer.

If reasonably requested by Parent in writing, we will, in accordance with the applicable redemption provisions of the applicable series of Notes and the Indenture governing such Notes, (A) substantially simultaneous with the effective time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) use reasonable best efforts to take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto. Without limiting the foregoing, at the effective time, Parent will cause the surviving corporation to discharge the 2014 Notes.

Parent will (or we will, if directed by Parent), at a time selected by Parent, commence a change of control offer to purchase all of the 2019 Notes (in accordance with the requirements of the Indenture governing such Notes) at the price required pursuant to the Indenture governing such Notes using funds provided by Parent. Concurrent with the effective time, and in accordance with the terms of the change of control offer for the 2019 Notes, the surviving corporation will accept for purchase and purchase each of the 2019 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent. If all of the outstanding aggregate principal amount of the 2019 Notes is validly tendered (and not validly withdrawn) in the change of control offer for the 2019 Notes or, if applicable, a subsequent Debt Tender Offer for the 2019 Notes, on the date of the closing of the merger, Parent will cause the surviving corporation to discharge the 2019 Notes.

We and our subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the any change of control offer or any Debt Tender Offer and such compliance will not be deemed a breach of the merger agreement.

Each Debt Tender Offer and change of control offer will be conditioned on the closing of the merger. Parent will promptly, upon our request, reimburse us for certain reasonable and documented out-of-pocket costs, fees and expenses incurred by or on our behalf at the request of Parent in connection with our compliance with our obligations described above, including reasonable and documented out-of-pocket costs, fees and expenses incurred by or on our behalf in connection with any Debt Tender Offer, discharge or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any offer documents or other documents related thereto). Subject to certain exceptions, Parent will also indemnify and hold harmless the Company, its subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any such action.

Carveout Transactions Matters

Concurrently with the execution of the merger agreement, Parent entered into three separate purchase agreements providing for the transfer by Parent, substantially concurrently with the closing of the merger, of ownership of (1) the Jones Apparel Business, (2) the Kurt Geiger Business and (3) the Stuart Weitzman Business, in each case, to the applicable Sycamore Affiliate party to such purchase agreement. Parent and the Sycamore Affiliates have received debt and equity commitments, as described above under “—Financing”, beginning on page [    ]. Parent has agreed not to amend the purchase agreements for the carveout transactions to add or amend any conditions to the closing of the carveout transactions or otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the consummation of the merger or the other transactions contemplated by the merger agreement (including the carveout transactions).

If requested by Parent, we will (at Parent’s sole expense) provide reasonable cooperation to Parent and Merger Sub in connection with Parent and Merger Sub’s review of, planning for and implementation of the carveout transactions (including, if requested by Parent, reasonable cooperation so that the closing of the carveout transactions and the closing of the merger can occur and be effected substantially concurrently). We will refrain from taking actions to effect any internal reorganization to implement the carveout transactions without the prior written consent of Parent.

The term “Jeanswear Business” means the business, as conducted by the Company and its subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing jeanswear, casual sportswear and dresses, in each case through the Company’s domestic wholesale jeanswear and international wholesale operating segments (but excluding in each case the Jones Apparel Business) and (y) licensing trademarks related to the business described in clause (x) to third parties.

The term “Jones Apparel Business” means the business, as conducted by the Company and its subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing career and casual sportswear (including Jones New York and Anne Klein jeanswear), dresses, suits and a combination thereof (known as the “lifestyle collection”), in each case through the Company’s domestic wholesale sportswear, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Jeanswear Business) and (y) licensing trademarks related to the business described in clause (x) to third parties (excluding the licensing of Anne Klein products).

The term “Kurt Geiger Business” means the business conducted by KG Group Holdings Limited and its subsidiaries.

The term “Nine West Business” means the business, as conducted by the Company and its subsidiaries, of (x) designing, manufacturing through third-party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing footwear, handbags, small leather goods and costume, semi-precious, sterling silver and marcasite jewelry through the Company’s domestic wholesale footwear and accessories, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Kurt Geiger Business and the Stuart Weitzman Business) and (y) licensing trademarks related to the business described in clause (x) to third parties (including the licensing of Anne Klein products).

The term “Stuart Weitzman Business” refers to the business conducted by Stuart Weitzman Holdings, LLC and its subsidiaries.

Transaction Litigation

The merger agreement requires each party to the merger agreement to promptly notify the other parties and keep such parties reasonably informed with respect to the status of any litigation commenced or threatened against any party to the merger agreement or any of its affiliates related to, arising out of or involving the merger agreement or the transactions contemplated by the merger agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the merger agreement. We will provide Parent the opportunity to participate in the defense, negotiation or settlement of any such litigation, we will give consideration to Parent’s advice with respect to such litigation and we will not settle or agree to settle any such litigation without Parent’s prior written consent, which consent may be granted or withheld in Parent’s sole discretion.

For a description of the litigation related to the merger brought against us as of the date of this proxy statement, please see “The Merger—Litigation Relating to the Merger” beginning on page [    ].

Repatriation of Foreign Cash

The merger agreement provides that we and our wholly owned subsidiaries will cooperate with Parent to effect the transfer of unrestricted cash balances held in commercial bank accounts in foreign jurisdictions to accounts located in the United States, in each case effective as of the effective time. Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, taxes and penalties suffered or incurred by them in connection with any such repatriation.

Employee Benefit Matters

Parent has agreed for our sole benefit that it will, and will cause the surviving corporation after the completion of the merger and each affiliate of Parent involved in the carveout transactions to:

•	during a one-year period after the effective time provide our employees and the employees of our subsidiaries who continue employment with Parent or its affiliates, who we refer to as “affected employees”, with base salary and annual cash bonus opportunities which are no less than the base salary and annual cash bonus opportunities provided by us and our subsidiaries to each such affected employee immediately prior to the effective time, severance benefits which are no less favorable than the severance benefits provided by us and our subsidiaries to each such affected employee immediately prior to the effective time and employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in the merger agreement) that are substantially similar in the aggregate to those provided by us and our subsidiaries to each such affected employee under Company benefit plans in effect immediately prior to the effective time;

•	cause any employee benefit plans in which the affected employees are entitled to participate to credit all service by such employees for purposes of eligibility, vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (other than for benefit accrual purposes under any qualified defined benefit pension plan), to the extent such service was credited under one of our comparable employee benefit plans (except if such crediting would result in a duplication of benefits with respect to the same period of service);

•	use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and all waiting periods with respect to participation and coverage requirements applicable to each affected employee under any welfare benefit plan in which an affected employee is eligible to participate and (ii) credit each affected employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the effective time of the merger under the terms of any corresponding Company benefit plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the effective time occurs under any welfare benefit plan in which the affected employee participates on and after the effective time;

•

for the year in which the effective time occurs, provide annual incentive plan cash bonus opportunities that are not less than the annual cash bonus opportunities in effect as of the effective time and performance metrics relative to such opportunities that are substantially comparable to the existing annual incentive program performance metrics as reasonably adjusted in good faith to reflect changes in corporate structure, the merger or the carveout transactions; and

•	honor its obligations with the unions representing bargaining unit employees of the Company or its affiliates, including all contractual obligations under applicable collective bargaining agreements.

Parent will take all actions necessary to cause each purchaser or transferee of any of the businesses or assets of the Company and its subsidiaries in connection with the carveout transactions to assume such obligations with respect to all employees of the Company and its subsidiaries that directly or indirectly transfer to or are otherwise employed by such purchaser or transferee.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of each benefit plan will occur upon the effective time.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the votes cast on the matter by holders of outstanding Shares;

•	any waiting periods (and any extensions thereof) that are applicable to the consummation of the merger and the carveout transactions under the HSR Act shall have been terminated or shall have expired; and

•	the absence of any order (whether temporary, preliminary or permanent) in effect by any governmental entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the merger or the carveout transactions and the consummation of the merger and the carveout transactions shall not have been prohibited or rendered illegal under applicable law.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction (or waiver by Parent) at or prior to the effective time of the following additional conditions:

•	our representations and warranties regarding our capitalization, our corporate power and authority, the inapplicability of any takeover statutes and the absence of a shareholder rights plan must be true and correct in all respects (disregarding any materiality or Company material adverse effect qualifications set forth therein) both as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), subject to such inaccuracies as are de minimis relative to any such representation or warranty taken as a whole;

•	our other representations and warranties set forth in the merger agreement must be true and correct (disregarding any materiality or Company material adverse effect qualifications set forth therein) both as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure to be true and correct has not had, and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	we have performed in all material respects our obligations under the merger agreement at or prior to the date of the closing of the merger;

•	we have delivered to Parent a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of our obligations have been satisfied; and

•	no Company material adverse effect shall have occurred since the date of the merger agreement that remains in effect, except as disclosed in the confidential disclosure letter we delivered to Parent in connection with the merger agreement or in certain of our public filings.

Our obligation to effect the merger is also subject to the satisfaction (or waiver by us) at or prior to the effective time of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct in all respects (disregarding any materiality qualifications set forth therein) both as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent or materially impede the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•	Parent has delivered to us a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent certifying that both of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in writing in whole or in part (to the extent permitted by applicable laws).

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above to be satisfied to excuse such party’s obligation to effect the merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•	by either Parent or us, if:

•	the merger has not been consummated by the termination date (June 17, 2014); provided that this termination right will not be available to a party if the other party has the right to terminate the merger agreement because of the breach of a representation, warranty, covenant or agreement that causes the failure of a closing condition;

•	our special meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement thereof; or

•	an order, judgment or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or carveout transactions has become final and nonappealable.

However, these termination rights will not be available to a party if the failure to consummate the merger prior to the termination date was primarily due to a material breach by such party of any of its obligations under the merger agreement.

•	by us, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, (i) the Board authorizes us to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) immediately prior to or substantially concurrently with such termination, we pay Parent the termination fee as described below under “—Termination Fees and Expenses” (provided that this right to terminate will not be available to us unless we have complied with certain notice and other requirements described under “Solicitation of Acquisition Proposals” beginning on page [ ]);

•	there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by us to Parent and (ii) three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of the merger agreement so as to cause the failure of a closing condition); or

•	the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), we indicate to Parent in writing that we are ready, willing and able to consummate the merger, and Parent and Merger Sub fail to consummate the merger within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period.

•	by Parent, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, the Board (i) makes and does not withdraw a change of recommendation, (ii) fails to include in the proxy statement its recommendation that our shareholders vote to adopt the merger agreement or (iii) subject to a cure period, breaches (or we breach) in any material respect the undertaking to not solicit acquisition proposals or any related obligations; or

•	there has been a breach of a representation, warranty, covenant or agreement made by us in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or failure to be true cannot be cured, or if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice is given by Parent to us and (ii) three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of the merger agreement so as to cause the failure of a closing condition).

Termination Fees and Expenses

We are required to pay Parent the termination fee of $36.0 million if:

•	each of the following three events occurs:

•	prior to the adoption of the merger agreement by our shareholders, the merger agreement is terminated by us or Parent because the merger has not been consummated by the termination date or because our shareholders have not adopted the merger agreement;

•	there is a bona fide acquisition proposal made by a person other than Sycamore and its affiliates (and not subsequently withdrawn) after the date of the merger agreement but prior to such termination; and

•	within 12 months after such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated or a transaction contemplated by an acquisition proposal is otherwise consummated within 12 months of such termination (provided that for the purposes of the foregoing, the references to “25%” in the definition of “acquisition proposal” (which is described on page [ ]), will be deemed to be references to “50%”);

•	the merger agreement is terminated by Parent because, at any time prior to the adoption of the merger agreement by our shareholders, the Board (i) makes and does not withdraw a change of recommendation, (ii) fails to include in the proxy statement its recommendation that our shareholders vote to adopt the merger agreement or (iii) subject to a cure period, breaches, or we breach, in any material respect the undertaking to not solicit acquisition proposals or any related obligations; or

•	the merger agreement is terminated by us in order to enter into an alternative acquisition agreement with respect to a superior proposal, as more particularly described above under “—Termination”.

In no event will we have to pay the termination fee on more than one occasion.

We must pay the Parent expenses in an amount up to $12.0 million if:

•	the merger agreement is terminated by either Parent or us because our shareholders have not adopted the merger agreement; or

•	the merger agreement is terminated by Parent due to an inaccuracy of any of our representations and warranties or a breach of any of our covenants set forth in the merger agreement, as more particularly described above under “—Termination”, as a result of a material breach by us that is a consequence of an act that we have taken having actual knowledge that the taking of such act would cause a breach of the merger agreement in circumstances under which the termination fee is not then payable.

Our payment of the Parent expenses will not relieve us of any subsequent obligation to pay the termination fee, but will reduce, on a dollar-for-dollar basis, any termination fee that becomes due and payable.

Parent must pay us the reverse termination fee of $60.0 million if:

•	we have terminated the merger agreement because there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, as more particularly described above under “—Termination”, and the breach giving rise to such termination is the principal cause of the failure of the merger to be consummated, subject to a cure right in which Parent and Merger Sub stand ready, willing and able to consummate the merger; or

•	the merger agreement is terminated by us because the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing), we indicate to Parent in writing that we are ready, willing and able to consummate the merger, and Parent and Merger Sub fail to consummate the merger within two business days following the date on which the closing should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger during such period.

Sycamore has guaranteed the obligation of Parent to pay the reverse termination fee pursuant to the limited guarantee. In no event will Parent have to pay the reverse termination fee on more than one occasion.

Parent must reimburse us for the Company expenses up to $12.0 million if:

•	the merger agreement is terminated by Parent due to an inaccuracy of any of our representations and warranties or a breach of any of our covenants set forth in the merger agreement, as more particularly described above under “—Termination”, in the event that a material adverse effect has occurred with respect to any of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business but a material adverse effect has not occurred with respect to the Company as a whole; or

•	the merger agreement is terminated by Parent or us because the merger has not been consummated by the termination date in the event that:

•	a material adverse effect has occurred with respect to any of the Apparel Business, Non-Apparel Business or the Stuart Weitzman Business but a material adverse effect has not occurred on the Company as a whole; and

•	at the time of such termination, all of the conditions to the closing would otherwise have been satisfied (other than conditions that by their nature cannot be satisfied other than at the closing, all of which are capable of being satisfied at the closing).

If we or Parent fail to pay the termination fee, the reverse termination fee, the Company expenses or the Parent expenses, as applicable, when due, and Parent, Merger Sub or we, as applicable, commence a suit that results in a judgment for such amounts, we or Parent, as applicable, will reimburse the other party for its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest.

Except as otherwise described in this proxy statement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by merger agreement will be paid by the party incurring such expense.

Remedies

Subject to our specific performance rights described below, our receipt of the reverse termination fee or the Company expenses, as applicable, and certain other expense reimbursement and indemnification payments from Parent, will be our sole and exclusive remedy against Parent, Merger Sub, Sycamore, the KKR Accounts, the debt financing sources and any of their respective former, current or future affiliates, as well as any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of such persons will have any further liability or obligation relating to or arising out of the merger agreement, the merger, the financing, the carveout transactions or the other transactions contemplated thereby, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee or expenses.

Subject to Parent’s specific performance rights described below, Parent’s receipt of the termination fee or the Parent expenses, as applicable, will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against us, our subsidiaries and our affiliates, as well any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated. Upon payment of such amounts, none of such persons will have any further liability or obligation relating to or arising out of the merger agreement, the financing, the carveout transactions or the other transactions contemplated thereby, other than, in each case, costs and expenses incurred in connection with any action to enforce the payment of any such fee or expenses.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. We are entitled to seek specific performance of Parent’s obligation to cause the Sycamore equity financing to be funded to fund the merger under the circumstances described in “The Merger—Financing of the Merger—Sycamore Equity Financing” beginning on page [    ]. Although we are permitted and entitled to seek both (i) a grant of specific performance to cause the Sycamore equity financing to be funded and the merger to be consummated and (ii) payment of the reverse termination fee, under no circumstances will we be entitled to receive both (a) a grant of specific performance to cause the funding of the Sycamore equity financing and the merger to be consummated and (b) payment of the reverse termination fee.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, each of Parent and the surviving corporation will jointly and severally indemnify and hold harmless (and Parent will, and will cause the surviving corporation to, advance expenses to) our and our subsidiaries’ present and former directors, officers, employees and agents against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, regardless of when brought, arising out of or related to such director’s, officer’s, employee’s or agent’s service as director, officer, employee or agent of us or our subsidiaries (or services performed by any such person at our or our subsidiaries’ request) at or prior to the effective time (including in connection with the merger and the other transactions contemplated by the merger agreement and actions to enforce such indemnification or advancement rights), in each case to the fullest extent permitted by law. Neither Parent nor the surviving corporation may settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation relating to any acts or omissions covered by the foregoing for which indemnification could be sought unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit, proceeding or investigation or such indemnified party otherwise consents in writing to such settlement, compromise or consent.

Before the effective time we are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain and fully pay the premium for a six-year “tail” insurance policy with respect to the currently existing directors’ and officers’ liability insurance policies and fiduciary and employment practices liability insurance policies. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to such matters and, subject to the immediately following sentence, must have benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insured as our existing policies with respect to any matters that existed or occurred at or prior to the effective time. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation fail to purchase such “tail” policies as of the effective time, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time. Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

Parent has agreed to make proper provisions such that each transferee in the carveout transactions is jointly and severally liable for Parent’s and the surviving corporation’s obligations described in this section.

Our present and former directors, officers, employees and agents will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Access and Reports

Subject to certain exceptions and to Sycamore’s and its affiliates’ and representatives’ obligations under the existing confidentiality agreement between Sycamore and us, we will, upon reasonable notice, afford authorized representatives of Parent (including representatives of the financing sources) reasonable access, during normal business hours, to our employees, properties, books, contracts and records and furnish promptly to Parent all information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

Subject to applicable law, at any time prior to the effective time, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by their respective duly authorized officers; provided that certain amendments require the consent of the financing sources to the extent such amendment or modification would have an adverse effect on their rights under the merger agreement.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

If at the special meeting of shareholders, our Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the merger agreement at the special meeting is insufficient to adopt that proposal under the PBCL, in order to enable our Board to solicit additional votes in respect of such proposal. If our Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the proposal to adjourn the special meeting, and not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the Board to adjourn the special meeting to another place, date or time if the Board believes adjournment is necessary or appropriate. If the shareholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from shareholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the proposal to adopt the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the merger agreement.

If a quorum does not exist, the holders of a majority of the Shares present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of the holders of a majority of votes cast at the special meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

PROPOSAL 3

ADVISORY VOTE REGARDING “GOLDEN PARACHUTE COMPENSATION”

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our shareholders to approve the “golden parachute compensation” payable to our named executive officers in connection with the merger. Details regarding the “golden parachute compensation” payable in connection with the merger can be found at “The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page [    ].

We are asking you to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with, and items of compensation payable to, the named executive officers of the Company that are based on or otherwise relate to the merger, as disclosed in the section of the Proxy Statement entitled ‘The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation’.”

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on us or Parent. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of “golden parachute compensation” payable to them in connection with the merger (subject to the completion of the merger, if required by the terms of such compensation).

Board Recommendation

The Board unanimously recommends that our shareholders approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on The New York Stock Exchange under the symbol “JNY”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock for the two most recent fiscal years as reported on The New York Stock Exchange Composite Tape.

	High		Low		Dividends
2014
First Quarter (through [ ], 2014)	[	]	[	]	—
2013
First Quarter	$12.95		$10.62		$0.05
Second Quarter	$15.25		$12.60		$0.05
Third Quarter	$17.78		$14.08		$0.05
Fourth Quarter	$16.24		$12.79		$0.05
2012
First Quarter	$12.63		$8.13		$0.05
Second Quarter	$13.12		$8.85		$0.05
Third Quarter	$13.98		$9.48		$0.05
Fourth Quarter	$13.97		$10.42		$0.05

On April 11, 2013, the last trading day prior to when media speculation began regarding our plans to sell all or parts of our business, our common stock closed at $13.29 per share. On [                    ], 2014, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our common stock on The New York Stock Exchange was $[        ] per share. As of the close of business on [                    ], 2014, there were [            ] shareholders of record of our common stock. However, many shares are held in “street name”; therefore, the number of shareholders of record does not represent the actual number of shareholders. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

We have paid a quarterly $0.05 cash dividend to our shareholders since January 1, 2009, with varying dividends before such date. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of February 21, 2014 by (i) each of our directors, (ii) each of our named executive officers, (iii) each shareholder known by us to be the beneficial owner of more than 5% of our common stock (in each such case, based solely upon filings made by such persons with the SEC prior to the date of this proxy statement) and (iv) all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as otherwise indicated, to our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Secretary, The Jones Group Inc. —Corporate Offices, 1411 Broadway, New York, NY 10018.

Name	Number of Shares Owned(1)		Restricted Shares(2)	Percent of Outstanding Shares
Wesley R. Card(3)	331,908		775,322	1.40%
Sidney Kimmel	8,387	(4)	9,268	*
Matthew H. Kamens	61,772		9,268	*
Gerald C. Crotty	76,722		9,268	*
Lowell W. Robinson	7,622		9,268	*
Robert L. Mettler	66,922		9,268	*
Margaret H. Georgiadis	66,922	(5)	9,268	*
John D. Demsey	18,259		13,646	*
Jeffrey D. Nuechterlein	23,259		13,646	*
Ann Marie C. Wilkins	20,527		13,646	*
James A. Mitarotonda	297,338	(6)	10,323	*
John T. McClain	147,598		188,985	*
Richard L. Dickson(3)	147,763		604,731	*
Ira M. Dansky	67,556	(7)	135,681	*
Christopher R. Cade	—		53,591	*
FMR LLC 245 Summer Street Boston, MA 02210	8,256,350	(8)	—	10.46%
Dimensional Fund Advisors LP 6300 Bee Cave Road Palisades West, Building One Austin, TX 78746	6,739,816	(9)	—	8.54%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,572,703	(10)	—	5.80%
The Vanguard Group Inc. P.O. Box 2600, V26 Valley Forge, PA 19482	4,203,878	(11)	—	5.33%
LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	4,081,906	(12)	—	5.17%
Morgan Stanley 1585 Broadway New York, NY 10036	3,980,077	(13)	—	5.04%
All directors and current executive officers as a group (15 persons)	1,342,505		1,865,179	4.07%

*	Less than one percent.
(1)

Includes shares for which the named person has either sole or shared voting and investment power. Excludes Restricted Shares. Also excludes Share Units under our Deferred Compensation Plan for Outside Directors. Under that plan, non-management directors can elect to have the value of deferred amounts of all or a portion of their annual retainer and meeting attendance fees paid out based on an assumed investment in our common stock. The participants making that election do not have any right to vote or to receive common stock in connection with the assumed investments of the deferred amounts, and they are ultimately paid out in cash, but the assumed investments do represent an economic interest in our common stock. Such accounts are credited with additional Share Units for cash dividends paid on our common stock. Mr. Crotty has been credited with 19,671.537 Share Units under the plan as of February 6, 2014. Please see footnote 2 to the 2012 Director Compensation table in our proxy statement on Schedule 14A for our 2013 Annual Meeting filed with the SEC on May 15, 2013.
(2)	Shares subject to a vesting schedule and other restrictions as to which the named individual has voting power. The number of Restricted Shares shown for each executive officer and director and the amount payable with respect to such Restricted Shares is based on the number of Restricted Shares held by such executive officer or director as of February 6, 2014. Please see “Interests of Certain Persons in the Merger—Treatment of Restricted Shares and Share Units” beginning on page [ ] for additional information.
(3)	In connection with the merger agreement, each of Wesley R. Card, our Chief Executive Officer, and Richard Dickson, our President and Chief Executive Officer of Branded Businesses, entered into a support agreement pursuant to which each such shareholder, among other things, agreed to vote his shares of our common stock in favor of the adoption of the merger agreement. Please see “The Merger Agreement—Support Agreements” beginning on page [ ].
(4)	8,387 shares are held by the Sidney Kimmel Revocable Indenture of Trust.
(5)	51,120 shares are held by Telendos, LLC.
(6)	Amount includes 285,000 shares beneficially owned by Barington Companies Equity Partners, L.P. (“Barington Equity”) and 12,338 shares beneficially owned by Barington SPV I, L.P. (“BSPV”). Mr. Mitarotonda is the Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC (“BCI”), and BCI is the general partner of Barington Equity and BSPV. Mr. Mitarotonda is also the managing member of BCI. As the general partner of Barington Equity and BSPV, BCI may be deemed to beneficially own the 285,000 shares beneficially owned by Barington Equity and the 12,338 shares beneficially owned by BSPV. BCI is a majority-owned subsidiary of Barington Capital Group, L.P. (“Barington Capital”). As the majority member of BCI, Barington Capital may be deemed to beneficially own the 285,000 shares beneficially owned by Barington Equity and the 12,338 shares beneficially owned by BSPV. The general partner of Barington Capital is LNA Capital Corp. (“LNA Capital”). Mr. Mitarotonda is the sole shareholder and director of LNA Capital. As the general partner of Barington Capital, LNA Capital may be deemed to beneficially own the 285,000 shares beneficially owned by Barington Equity and the 12,338 shares beneficially owned by BSPV. As the sole shareholder and director of LNA Capital, Mr. Mitarotonda may be deemed to beneficially own the 285,000 shares beneficially owned by Barington Equity and the 12,338 shares beneficially owned by BSPV. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please note that Barington Equity disposed of 24,700 shares on February 24, 2014, which disposition is not reflected in this table as it was after the February 21, 2014 reference date.
(7)	67,556 shares are held by the Ira Martin Dansky Revocable Trust.
(8)	Based solely upon information reported on Schedule 13G, filed with the SEC on February 10, 2014, reporting beneficial ownership as of January 31, 2014. According to the filing, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC (“FMR”), is the beneficial owner of 8,256,350 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 8,256,350 shares and sole power to vote or to direct the voting of 8,256,350 shares owned by the institutional accounts or funds advised by PGALLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.
(9)	Based solely upon information reported on Amendment No. 1 to Schedule 13G, filed with the SEC on February 10, 2014, reporting beneficial ownership as of December 31, 2013 by Dimensional Fund Advisors LP (“DFA”). According to the filing, the shares reported are owned by four investment companies, to which DFA furnishes investment advice, and by certain other commingled group trusts and separate accounts, for which DFA serves as investment manager. DFA has sole power to vote or to direct the vote of 6,552,286 shares and sole power to dispose or to direct the disposition of 6,739,816 shares. DFA disclaims beneficial ownership of all such shares.
(10)	Based solely upon information reported on Amendment No. 4 to Schedule 13G, filed with the SEC on January 29, 2014, reporting beneficial ownership as of December 31, 2013.
(11)	Based solely upon information reported on Amendment No. 1 to Schedule 13G, filed with the SEC on February 11, 2014, reporting beneficial ownership as of December 31, 2013. According to the filing, The Vanguard Group Inc. (“TVG”) has sole power to vote or direct the vote of 112,109 shares, sole power to dispose or direct the disposition of 4,096,169 shares, and shared power to dispose or direct the disposition of 107,709 shares. Of the shares reported, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of TVG, is the beneficial owner of 107,709 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of TVG, is the beneficial owner of 4,400 shares as a result of its serving as investment manager of Australian investment offerings.
(12)	Based solely upon information reported on Schedule 13G, filed with the SEC on February 2, 2013, reporting beneficial ownership as of December 31, 2012.
(13)	Based solely upon information reported on Schedule 13G, filed with the SEC on February 24, 2014, reporting beneficial ownership as of February 18, 2014 by Morgan Stanley. According to the filing, Morgan Stanley has sole power to vote or to direct the vote of 3,973,527 shares, shared power to vote or to direct the vote of 5,774 shares and shared power to dispose or to direct the disposition of 3,980,077 shares.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, our common stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals and Nominations for 2014 Annual Meeting

Once the merger is completed, there will be no public participation in any future meetings of our shareholders. If the merger is completed, we do not expect to hold our 2014 annual meeting of shareholders. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings, and we would expect to hold our 2014 annual meeting of shareholders prior to the end of 2014.

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC Rules; Advance Notice Requirements

If we hold our 2014 annual meeting of shareholders, shareholder proposals intended to be presented for inclusion in our proxy statement and accompanying proxy card pursuant to Rule 14a-8 of the Exchange Act for such meeting must have been received at our principal executive offices at the address listed below, on or before January 15, 2014 and must have met the requirements of Rule 14a-8 under the Exchange Act. However, if our 2014 annual meeting is held on any date that differs by more than 30 days from the anniversary date of our 2013 annual meeting, shareholder proposals to be included in our proxy statement and accompanying proxy card pursuant to Rule 14a-8 of the Exchange Act for such meeting must be received a reasonable amount of time in advance of our beginning to print and send our proxy materials.

In addition, if a shareholder intends to nominate a director or raise a matter at the 2014 annual meeting of shareholders, if such meeting is held, and has not sought inclusion of the matter in our proxy statement and accompanying proxy card for such meeting pursuant to Rule 14a-8 under the Exchange Act, the shareholder must comply with the advance notice provisions in our bylaws. Under our bylaws, to be timely, the written notice must be received by us at our principal executive offices, addressed to the attention of our Secretary, in the case of an annual meeting that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 45 days or more than 90 days before that anniversary date, which, with respect to the 2014 annual meeting of shareholders, means not later than April 30, 2014 and not earlier than March 16, 2014, respectively. Such director nominations or proposals should be submitted to the following address:

The Jones Group Inc.

1411 Broadway, 36th Floor

New York, New York 10018

Attn: Ira M. Dansky, Secretary

The above deadlines would change if we hold our 2014 annual meeting of shareholders on a date that differs by more than 30 days from the anniversary of the date of our 2013 annual meeting of shareholders. Under our bylaws, in the case of an annual meeting that is called for a date that is not within 30 days before or after such anniversary date or, with respect to nominations, in the case of a special meeting of shareholders called for the purpose of electing directors, the written notice must be received not later than the close of business on the fifth day after the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

A shareholder proposal submitted by the deadline specified above for inclusion in our proxy material for the next annual meeting of shareholders and which otherwise complies with the SEC rules is deemed timely under our bylaws. Any shareholder’s notice must also contain certain information specified in our bylaws. A copy of the applicable bylaw provisions is available upon written request to our Secretary at the address above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.jonesgroupinc.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Current Reports on Form 8-K filed with the SEC on January 13, 2014, January 21, 2014 and February 10, 2014 (with respect to Item 2.06); and

•	Our proxy statement on Schedule 14A for our 2013 Annual Meeting filed with the SEC on May 15, 2013, and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC on June 5, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to The Jones Group Inc. Investor Relations at 1411 Broadway, New York, NY 10018, telephone number (212) 703-9819, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

THE JONES GROUP INC.,

JASPER PARENT LLC

and

JASPER MERGER SUB, INC.

Dated as of December 19, 2013

ARTICLE I
The Merger; Closing; Effective Time

SECTION 1.1.	The Merger	A-2

SECTION 1.2.	Closing	A-2

SECTION 1.3.	Effective Time	A-2

ARTICLE II
Articles of Incorporation and Bylaws of the Surviving Corporation

SECTION 2.1.	The Articles of Incorporation	A-2

SECTION 2.2.	The Bylaws	A-2

ARTICLE III
Officers and Directors of the Surviving Corporation

SECTION 3.1.	Directors	A-3

SECTION 3.2.	Officers	A-3

ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates

SECTION 4.1.	Effect on Capital Stock	A-3

SECTION 4.2.	Exchange of Certificates	A-3

SECTION 4.3.	Restricted Shares; Share Equivalent Units	A-5

SECTION 4.4.	Adjustments to Prevent Dilution	A-6

ARTICLE V
Representations and Warranties

SECTION 5.1.	Representations and Warranties of the Company	A-6

SECTION 5.2.	Representations and Warranties of Parent and Merger Sub	A-20

ARTICLE VI
Covenants

SECTION 6.1.	Interim Operations	A-25

SECTION 6.2.	Acquisition Proposals	A-29

SECTION 6.3.	Proxy Filings; Information Supplied	A-32

SECTION 6.4.	Shareholders Meeting	A-32

SECTION 6.5.	Filings; Other Actions; Notification	A-32

SECTION 6.6.	Access and Reports	A-35

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 19, 2013, among The Jones Group Inc., a Pennsylvania corporation (the “Company”), Jasper Parent LLC, a Delaware limited liability company (“Parent”), and Jasper Merger Sub, Inc., a newly formed Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, Parent has informed the Company that, concurrently with the Closing, Parent intends to effect an internal reorganization of certain of the assets, liabilities and business operations of the Company and its Subsidiaries and sell, assign and transfer each of the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business, in each case, to certain controlled Affiliates of the Guarantors (collectively, the “Carveout Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into three separate purchase agreements with respect to the Carveout Transactions (collectively, the “Carveout Purchase Agreements”) with certain controlled Affiliates of the Guarantors, pursuant to which, upon the terms set forth therein, substantially concurrently with the Closing, Parent will effect the Carveout Transactions in respect of the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sycamore Partners, L.P. and Sycamore Partners A, L.P. (each, a “Guarantor” and, together, the “Guarantors”) are entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are delivering voting agreements to Parent and Merger Sub pursuant to which they have agreed to vote in favor of the adoption of the Merger Agreement and the Merger (the “Voting Agreements”);

WHEREAS, the Board of Directors of the Company has (i) determined that (A) this Agreement and (B) the transactions contemplated by this Agreement, including the Merger but excluding the Financing and the Carveout Transactions (the “Merger Transactions”) are advisable and in the best interests of the Company’s shareholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (iii) proposed the Merger in accordance with Section 1922 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (iv) directed that this Agreement be submitted to a vote at the Shareholders Meeting and (v) recommended that the Company’s shareholders entitled to vote thereon approve this Agreement (including approval of this Agreement by the Company’s shareholders entitled to vote thereon so that this Agreement is adopted for the purposes of Section 1924 of the PBCL);

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have each (i) determined that (A) this Agreement and (B) the Merger Transactions, the Carveout Transactions and the Financing (collectively, the “Transactions”) are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other Transactions; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the PBCL and in this Agreement.

SECTION 1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the later of (a) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) the third Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two Business Days prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York. The closing of the Carveout Transactions shall occur substantially concurrently with the Closing (it being understood that the closing of the Carveout Transactions shall not be a condition to Closing).

SECTION 1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the provisions of the PBCL. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania or, to the extent permitted by applicable Law, at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and

Bylaws of the Surviving Corporation

SECTION 2.1. The Articles of Incorporation. The parties hereto shall take all actions necessary so that the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety in connection with the completion of the Merger to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (which shall be consistent with Section 6.11), except that the name of the Surviving Corporation shall be “The Jones Group Inc.”, and as so amended shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

SECTION 2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall be consistent with Section 6.11) shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

SECTION 3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

SECTION 3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

SECTION 4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole shareholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties (Shares covered by this clause (i) being the “Excluded Shares”) and (ii) Restricted Shares, which are governed by the provisions of Section 4.3) shall be converted into the right to receive $15.00 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 4.2. Exchange of Certificates. (a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and in each case, with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (other than Excluded Shares and Restricted Shares) (each, a “Record Holder of Shares”) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a). Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(f)) to the Paying Agent in accordance with the terms of such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares (other than Restricted Shares) that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of the Certificate may be issued or made to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs and the Exchange Fund is funded at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs and the Exchange Fund is funded after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(g)), to be paid by check or wire transfer to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holders of Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than

Excluded Shares and Restricted Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Record Holders of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto. For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (ii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(g) Withholding Rights. Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

SECTION 4.3. Restricted Shares; Share Equivalent Units. (a) Restricted Shares. At the Effective Time, each outstanding Restricted Share shall be deemed to be fully vested and nonforfeitable (assuming the maximum achievement of all applicable performance goals) and shall be cancelled and shall only entitle the holder thereof to receive from the Company, in full settlement of such Restricted Share, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash, for each Restricted Share, equal to the Per Share Merger Consideration plus any unpaid dividends that have accumulated on such Restricted Share prior to the Effective Time, less applicable Taxes required to be withheld with respect to such payment and further subject to any reduction pursuant to any Contract between any holder of Restricted Shares and the Company or any of its Subsidiaries.

(b) Share Equivalent Units. At the Effective Time, each stock unit credited to the account of any participant in The Jones Group Outside Directors Deferred Compensation Plan (the “Outside Directors DC Plan”) the value of which is determined by reference to the value of a Share (each a “Share Equivalent Unit”) shall be deemed to be fully vested and nonforfeitable and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration in accordance with the terms of the Outside Directors DC Plan and any applicable elections thereunder, less applicable Taxes required to be withheld with respect to such payment.

(c) Cancellation of Restricted Shares and Share Equivalent Units. At the Effective Time, all Restricted Shares and Share Equivalent Units, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Sections 4.3(a) and 4.3(b).

(d) Corporate Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will take such other appropriate actions to implement the provisions of Sections 4.3(a) and 4.3(b).

SECTION 4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

SECTION 5.1. Representations and Warranties of the Company. Except as set forth in the Company SEC Reports filed or furnished by the Company with the SEC on or after December 31, 2010 and prior to the date of this Agreement (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks that are predictive or forward-looking in nature (“Excluded Disclosure”)) (provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness) and 5.1(j) (Takeover Statutes; No Rights Agreement)) or in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s articles of incorporation and bylaws and the articles and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries set forth on Section 5.1(a) of the Company Disclosure Letter (the “Material Subsidiaries”), each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

(ii) “Company Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) (1) changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business conduct operations, including changes in interest and exchange rates or as a result of a government shutdown, or (2) changes, events or occurrences that are the result of factors generally affecting the industries in which any of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business operate or in which any of the products or services of the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business are produced, distributed or sold;

(B) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation or enforcement thereof;

(C) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis;

(D) execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

(E) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions;

(F) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(G) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and

(I) any action taken by the Company or the Company’s Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is not permitted or is prohibited by this Agreement;

provided, however, that the changes set forth in clauses (A), (B) or (C) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a materially disproportionate adverse impact on any of (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole, in each case, relative to the other participants in the industries in which the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business, as the case may be, conduct their businesses;

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iv) “Apparel Business” means the business, as conducted by the Company and its Subsidiaries, of designing, manufacturing, procuring, marketing, licensing, selling (including through retail and outlet stores, concessions and e-commerce sites) and distributing sportswear, suits, dresses, contemporary apparel and jeanswear products (but excluding the Company’s management information systems and general and administrative support services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, risk management, logistics, marketing, customer service/allocation or other administrative groups (the “Corporate Level Services”));

(v) “Non-Apparel Business” means all business conducted by the Company and its Subsidiaries other than the Apparel Business, including, for the avoidance of doubt, the Company’s Corporate Level Services; and

(vi) “Stuart Weitzman Business” means the business conducted by Stuart Weitzman Holdings, LLC and its Subsidiaries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 200,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”), of which, as of the date of this Agreement, 79,699,299 Shares were issued and outstanding (which amount includes 6,847,656 Restricted Shares issued and outstanding as of the date of this Agreement) and no Preferred Shares were issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, other than 4,059,376 Shares reserved for issuance of future awards pursuant to the Company’s 2009 Long Term Incentive Plan (the “Stock Plan”), no Shares or other rights the economic value of which reference Shares were reserved for issuance of future awards for any plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries. As of the date of this Agreement, (A) no Shares were subject to outstanding options to purchase Shares and (B) 6,847,656 Shares were subject to restricted stock awards granted under the Stock Plan (such outstanding restricted stock awards, the “Restricted Shares”). Furthermore, as of the date of this Agreement, there were 19,671.537 Share Equivalent Units outstanding. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete detailed listing, as of the date of this Agreement, of the issued and outstanding Restricted Shares and the Share Equivalent Units, including the holder or beneficiary thereof, the number of Restricted Shares or Share Equivalent Units, as the case may be, held or beneficially owned by such Person, and the dates such Restricted Shares were granted. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”), except for Liens (A) of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests) or (B) that may be created in connection with the Financing or the Carveout Transactions. Except as set forth in this Section 5.1(b)(i), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its

Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iii) Neither the Company nor any of its Subsidiaries is party to or bound by any shareholder agreements, voting trusts or other agreements or understandings relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of outstanding Shares at the Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Board of Directors of the Company has (A) determined that this Agreement and the Merger Transactions are fair to, advisable and in the best interests of the Company’s shareholders, (B) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (C) proposed the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, (D) directed that this Agreement be submitted to a vote at the Shareholders Meeting and (E) recommended that the Company’s shareholders entitled to vote thereon approve this Agreement (including approval of this Agreement by the Company’s shareholders entitled to vote thereon so that this Agreement is adopted for the purposes of Section 1924 of the PBCL) (the “Company Recommendation”). The Board of Directors of the Company has received the opinions of Citigroup Global Markets Inc. and Peter J. Solomon Company, dated the date hereof, in each case to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinions, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinions, to the holders of Shares. It is agreed and understood that such opinions are for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Shareholders Meeting to be held in connection with this Agreement and the Merger Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) the filing of the Articles of Merger and other appropriate merger documents required by the PBCL with the Department of State of the Commonwealth of Pennsylvania; (D) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”); (E) notices, reports, filings, consents, registrations, permits or authorizations required in connection with the Carveout Transactions; and (F) such other items as disclosed in Section 5.1(d)(i) of the Company Disclosure Letter (the items set forth above in clauses (A) through (F), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any domestic or foreign governmental or regulatory body, commission, agency, instrumentality, authority or other legislative, executive or judicial entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, except those that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or any of its Material Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger Transactions) compliance with the matters referred to in Section 5.1(d)(i), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(e) Company Reports; Financial Statements.

(i) Since January 1, 2011 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent, Merger Sub, or any of their respective Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement or any Offer Document. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”).

(iii) The Company has disclosed, based on the most recent evaluation by its Chief Executive Officer and Chief Financial Officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of operations, changes in equity and comprehensive income (loss) and cash flows, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, changes in equity and comprehensive income (loss) and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case, in accordance with GAAP, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since January 1, 2013 through the date of this Agreement, (i) there has not been any Company Material Adverse Effect, and (ii) except in connection with this Agreement, the Transactions or as expressly contemplated or permitted by this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 5.1(l)) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries except any such Order that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impede the ability of the Company to consummate the Merger.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or in the notes thereto included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since January 1, 2013 in the ordinary course of business, (C) arising or incurred in connection with the Transactions or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” means (A) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the Company officers listed on Section 5.1(g)(iv)(A) of the Company Disclosure Letter and (B) when referring to the knowledge of Parent, the actual knowledge of the executive officers of Parent listed on Section 5.1(g)(iv)(B) of the Parent Disclosure Letter; provided that Knowledge does not include information of which an individual may be deemed to have constructive knowledge only.

(v) The term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth each material Company Plan, together with the Company’s good faith estimate of the aggregate change in control payments that would be payable to employees of the Company or any of its Subsidiaries in connection with a termination of such employee’s employment in connection with a change in control, assuming that all such payments were immediately due upon consummation of the Merger. For purposes of this Agreement, “Company Plans” shall mean (A) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) each stock purchase, stock option or other equity-based compensation, change in control, retention, deferred compensation, bonus or incentive compensation or severance plan, program, policy, agreement or arrangement, (C) each employment or individual consulting agreement, and (D) each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is deemed a “single employer” under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) on behalf of any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee, officer, director or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

(ii) With respect to each Company Plan set forth on Section 5.1(h)(i) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans as currently in effect with all amendments thereto; (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report prepared for such Company Plan; (F) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts; and (G) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(iii) Each Company Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. Other than with respect to Multiemployer Plans, each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification. All payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP. No claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims). No Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity.

(iv) With respect to any Company Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in, any violation of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and to the Knowledge of the Company the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all material premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no material tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(v) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(vi) Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or officer of the Company or any of its Subsidiaries or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director or officer of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or officer or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any Laws or Orders of any Governmental Entity, and, since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except, in each case, for any such violation that is not, individually or in the aggregate, reasonably likely to have a Company Material

Adverse Effect. The Company and its Subsidiaries have all authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity necessary to conduct their businesses as currently conducted (each, a “Permit”) except any such Permit the absence of which, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. This Section 5.1(i)(i) does not relate to the Company SEC Reports, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 5.1(e), employee benefits, which are the subject of Section 5.1(h), environmental matters, which are the subject of Section 5.1(k) or tax matters, which are the subject of Section 5.1(l).

(ii) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has at any time during the past three years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries (A) keep books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and the Subsidiaries’ assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the FCPA and (B) the Company and its Subsidiaries have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred except for such failures in each of (A) and (B) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes; No Rights Agreement.

(i) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, the approval by the Board of Directors of the Company referred to in Section 5.1(c)(ii) constitutes the only action necessary to render inapplicable to this Agreement and the Merger (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PBCL) set forth in Section 2538 of the PBCL and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PBCL) set forth in Subchapter F of Chapter 25 of the PBCL, in each case, to the extent, if any, such restrictions would otherwise be applicable to this Agreement or the Merger. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i) are true and correct, no other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to this Agreement or the Merger, including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PBCL.

(ii) The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(k) Environmental Matters.

(i) The Company and its Subsidiaries are in compliance and have in the last three years complied with, and have no liability under, applicable Environmental Laws and possess and are and have in the last three years been in compliance with all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws other than as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any violation or alleged violation of, or any liability under, any applicable Environmental Law during the past three years except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings or other Environmental Claims pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) As used in this Section 5.1(k), the term:

(A) “Environmental Law” means any Law concerning the protection of the environment (including air, surface water and groundwater), or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or waste material.

(B) “Environmental Claim” means any and all administrative, arbitral, regulatory or judicial actions, suits or proceedings, or directives, claims, Liens, publicly-disclosed investigations or investigations otherwise known to the Company, or notices of noncompliance, liability or violation by any Person, relating to any Environmental Law or hazardous substance.

(l) Taxes. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all income and other material Tax Returns required to be filed by them on or prior to the date of this Agreement (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have (A) duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over, or (B) adequately reserved against such Taxes in accordance with GAAP;

(ii) there are no audits, claims, or judicial proceedings by any taxing authority with respect to Taxes and, to the Knowledge of the Company, since December 31, 2009, no claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(iii) there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings;

(iv) there are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4; and

(vi) neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(vii) As used in this Agreement, the term:

(A) “Tax” (including, with correlative meaning, the term “Taxes”) means taxes including federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, escheat or unclaimed property, license, occupation, premiums, capital stock, social security (or similar), stamp, payroll, sales, use, employment, property, withholding, excise, production, value added, transfer, registration, estimated and similar taxes, together with all interest, penalties and additions imposed with respect thereto whether disputed or not; and

(B) “Tax Return” means returns, reports or statements required to be filed with a Tax authority relating to Taxes, including any schedule thereto or amendment thereof.

(m) Labor Matters.

(i) Section 5.1(m)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material collective bargaining or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries (the “Collective Bargaining Agreements”). The Company has made available to Parent copies of such Collective Bargaining Agreements, other than any such agreements or Contracts that are industry-wide or nation-wide.

(ii) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any Collective Bargaining Agreement, (B) to the Knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made in writing by or on behalf of any labor or equivalent organization, (C) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing strike, lockout or work stoppage and (D) within the past three (3) years, no plant closing or layoff of employees has been implemented that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), which notice was not given.

(n) Intellectual Property.

(i) Section 5.1(n)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Material Company Intellectual Property, indicating for each the name of the owner. To the Knowledge of the Company, all of the Material Company Intellectual Property is (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) adversely affecting the Company’s or its Subsidiaries’ use thereof or rights in and to such Intellectual Property. To the Knowledge of the Company, the Company or one of its Subsidiaries solely owns, licenses or otherwise has the right to use, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to the Material Company Intellectual Property.

(ii) To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ respective businesses, as currently conducted, do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person in any manner that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and (B) neither the Company nor any of its Subsidiaries has received any written claims within the past twelve months alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person except any such claim that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no pending claims, suits, actions or other proceedings before any Governmental Entity (excluding any administrative actions or proceedings before the United States Patent and Trademark Office or any foreign counterpart thereof) or any arbitrator against the Company or any of its Subsidiaries concerning the infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property rights by the Company or any of its Subsidiaries that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no ongoing infringement, misappropriation, dilution or other violation of any of the Material Company Intellectual Property that is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, the Merger will not impair the right, title or interest of the Company or any Subsidiary in or to the Material Company Intellectual Property, other than in such a way that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights throughout the world, including (A) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, symbols and other source or business identifiers and all goodwill associated therewith and symbolized thereby, but excluding any Domain Names (“Trademarks”), (B) patents, patent applications, registrations, continuations, continuations-in-part, divisions, renewals, extensions and reissues, (C) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, (D) works of authorship and the copyrights therein and thereto, the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof and (E) Internet domain names, all applications and registrations for the foregoing, including all renewals of same (“Domain Names”).

(iv) For purposes of this Agreement, “Material Company Intellectual Property” means trademark rights in the Trademarks set forth on Section 5.1(n)(iv) of the Company Disclosure Letter, in each case as they relate to the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business in the United States and Canada, and that are owned by, licensed to or used by the Company or any of its Subsidiaries.

(v) For purposes of this Section 5.1(n), the term “dilute”, “dilution”, and variations thereof mean and refer to the lessening of the capacity of a famous Trademark to identify and distinguish goods or services.

(vi) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 5.1(n) are the only representations and warranties in this Agreement with respect to the Intellectual Property owned by, licensed to or used by the Company or its Subsidiaries.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all such insurance policies have been paid, with such exceptions that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and insurable fee simple title to the Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 5.1(p)(i) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding against any of the Owned Real Property;

(ii) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each lease of material real property held by the Company or its Subsidiaries (each, a “Material Real Property Lease” and collectively, the “Material Real Property Leases”) is valid and binding on the Company or the Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (C) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease which remains uncured, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company;

(D) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any portion thereof; (E) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (F) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no, threatened, material condemnation proceeding, with respect to any Material Real Property Lease. To the extent the Company has not made available to Parent a true and correct copy of any Material Real Property Lease as of the date hereof, the Company shall make a true and correct copy of any such Material Real Property Lease available to Parent within five Business Days of the date hereof.

(iii) (A) “Encumbrance” means any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes (1) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed on Section 5.1(p)(iii)(A) of the Company Disclosure Letter; (2) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings; (3) other imperfections of title or encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted; (4) zoning, planning, building, land use and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (5) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (6) mechanics’, carriers’, materialmen’s, laborers’, workmen’s, warehouseman’s, repairmen’s, landlords’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or for amounts which are being contested in good faith by appropriate proceedings; (7) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (8) such other matters that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (clauses (1) through (8), collectively, the “Permitted Encumbrances”).

(B) For the purposes of this Agreement, “Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable to the extent appearing as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (b) and (c).

(C) For the purposes of this Agreement, “Intercompany Indebtedness” means Indebtedness owed by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.

(q) Contracts.

(i) Except for (x) this Agreement, (y) each Company Plan and (z) Contracts filed as exhibits to the Company SEC Reports or that have expired as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person, other than any such commitment, arrangement or agreement (x) entered into in the ordinary course of business, (y) with respect to wholly owned Subsidiaries of the Company or (z) pursuant to a Contract binding on the Company or any of its Subsidiaries previously made available to Parent or Merger Sub;

(C) that contain covenants limiting in any material respect the ability of the Company or any of its Subsidiaries to operate in any business or geographic area (other than store leases or subleases containing radius restrictions in accordance with industry custom) that, following the Merger, would apply to Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries);

(D) that would be required to be disclosed pursuant to Section 404(a) of Regulation S-K under the Exchange Act;

(E) that relates to any acquisition by the Company or any of its Subsidiaries of stock or businesses of another Person pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in payments in excess of $1 million, excluding for the avoidance of doubt any Contracts related to acquisitions of inventory, supplies, materials or other assets or products in the ordinary course of business;

(F) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business;

(G) that is a material Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party;

(H) that is an exclusive license or other material Contract under which the Company or any of its Subsidiaries licenses from any third party any Intellectual Property material to the conduct of the business, with aggregate payments by the Company or any of its Subsidiaries of more than $5 million over the remaining term of such Contract, other than off-the-shelf software licenses;

(I) evidencing Indebtedness of the Company or any of its Subsidiaries in excess of $1 million other than (x) Indebtedness in respect of capital leases, letters of credit (or bankers’ acceptances or similar credit transactions) or Intercompany Indebtedness and (y) obligations guaranteeing any such Indebtedness or Intercompany Indebtedness contemplated by clause (x);

(J) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million (excluding, for the avoidance of doubt, purchases or sales of supplies, inventory, merchandise, products, properties or other assets in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(K) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(L) that is a settlement, conciliation or similar agreement in existence as of the date hereof with any Governmental Entity or otherwise, in each case pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in each case in excess of $2.5 million; or

(M) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its

Subsidiaries, taken as a whole (each Contract described in clauses (A) through (M) and each Contract listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than such Contracts that have expired as of the date of this Agreement) is referred to herein as a “Company Material Contract”).

(ii) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except for any such failure to be valid and binding or to be in full force and effect that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, except in each case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Company Material Contract have been made available to Parent prior to the date of this Agreement, except for any Contracts (A) the terms of which prohibit its disclosure to any third party, (B) that have expired as of the date of this Agreement or (C) that have been filed as exhibits to the Company SEC Reports.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that the Company has employed Citigroup Global Markets Inc. and Peter J. Solomon Company as its financial advisors. Section 5.1(r) of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees it will incur to Citigroup Global Markets Inc. and Peter J. Solomon Company in connection with this Agreement and the Transactions. The fees and expenses of any legal or accounting service providers retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the fees and expenses set forth in Section 5.1(r) of the Company Disclosure Letter.

(s) No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Section 5.2, the Guarantee and the Financing Commitments, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

SECTION 5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions. Parent has made available to the Company complete and correct copies of the certificate of formation, articles of incorporation, limited liability company agreement and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

(b) Authority. The Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement, the Merger and the other Transactions. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into and has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, as amended, and the rules and regulations thereunder; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement; (C) the filing of the Articles of Merger and other appropriate merger documents required by the PBCL with the Department of State of the Commonwealth of Pennsylvania, (D) compliance with the applicable requirements of the NYSE and (E) such other items as disclosed on Section 5.1(c)(i) of the Parent Disclosure Letter (the items set forth above in clauses (A) through (E), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other Transactions, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger or the other Transactions.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the respective articles of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 5.2(c)(i), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially impede the consummation of the Merger or the other Transactions.

(d) Litigation. As of the date of this Agreement, there are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.

(e) Financing; Available Funds. Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters and other side letter agreements, each dated as of the date hereof, from the financial institutions and other Persons (including each agent and arranger) (together with any other Persons (other than Parent or any of its Affiliates) that otherwise have entered into or will enter into agreements in connection with the Debt Financing or debt or other financing in connection with the Transactions, collectively, the “Financing Sources”, which term shall, for the avoidance of doubt, include the financial institutions and other Persons providing the debt or other financing for the Carveout Transactions, together with their Affiliates, officers, directors, employees and representatives) identified therein (such letters, as may be amended, modified or restated to the extent permitted hereunder, the “Debt Financing Commitments”), pursuant to which the lenders (and certain of their Affiliates) and other Persons party thereto have committed, severally and not jointly, subject to the terms and conditions set forth therein, to lend or contribute the amounts set forth therein for the purposes of financing the Transactions (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”) and (ii) the equity commitment letter, dated as of the date hereof, from each of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, the “Equity Provider”), pursuant to which the Equity Provider has committed, subject to the terms and conditions set forth therein, to invest in Parent (and its Affiliates specified therein, for purposes of providing the equity funding for the Carveout Transactions) the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (such letter, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee, the “Securities Demand”, flex and certain other economic terms redacted (the “Redacted Fee Letter”), provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing), as of the date of this Agreement there are no side letters or other Contracts or understandings related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement (other than any customary engagement letter that does not impact the conditionality or amount of the Debt Financing). Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1 in all material respects, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, assuming the accuracy of the representations and warranties of the Company set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole), Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing. Assuming (w) the commitments contained in the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), (x) the accuracy of the representations and warranties set forth in Section 5.1(b)(i) (other than such inaccuracies as are de minimis relative to Section 5.1(b)(i) taken as a whole) and (y) the performance in all material respects by the Company of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantors in favor of the Company. The Guarantee is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Guarantee.

(g) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens. Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement, the Merger and the other Transactions. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(h) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

(i) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last five years has been, an “interested shareholder” of the Company, as such quoted terms are defined in Sections 2538, 2552 and 2553 of the PBCL. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” “beneficially owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 2552 of the PBCL. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates beneficially own (as used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) any Shares.

(j) Absence of Certain Agreements. Except for the Voting Agreements, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) (A) any shareholder of the Company (other than Parent and its Affiliates) would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration, (B) any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or any shareholder of the Company agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s Shares and/or Restricted Shares to the Company or its Subsidiaries or either Guarantor, Parent or any of their respective Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or either Guarantor, Parent or any of their respective Affiliates; provided that, notwithstanding anything herein to the contrary, Parent and its Affiliates may, from and after the date of this Agreement, enter customary agreements, arrangements and understandings with employees of the Company or any of its Subsidiaries of the nature described in clause (ii) above.

(k) Solvency. Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 5.1(e) and (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions, including the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger and the other Transactions, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under Section 5102 of the Pennsylvania Uniform Fraudulent Transfer Act as of such date. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(l) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the Transactions.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

SECTION 6.1. Interim Operations. (a) From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) as otherwise expressly contemplated or permitted by this Agreement (including Section 6.17), (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the business of it and its Subsidiaries to be conducted in the ordinary course of business and it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations with Governmental Entities, customers, suppliers, distributors, employees and business associates. Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clause (w), clause (x), clause (y) (it being understood that in the case of the below clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xv), (xvii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) and, with respect to actions contemplated by such clauses, the below clause (xxvi), Parent’s consent may be withheld for any reason in its sole discretion) and clause (z) of the immediately preceding sentence, the Company shall not and shall not permit its Subsidiaries to:

(i) amend the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any business(es) from any other Person in any transaction or series of related transactions, other than acquisitions of inventory, supplies, materials or other assets or products in the ordinary course of business;

(iii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock or securities convertible, exchangeable or exercisable therefor (collectively, “Equity Interests”) of the Company or any of its Subsidiaries (including Restricted Shares or Share Equivalent Units);

(v) declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, notwithstanding anything to the contrary in this Agreement or the Company Disclosure Letter;

(vi) reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for repurchases, redemptions or acquisitions in connection with the vesting or forfeiture of Restricted Shares;

(vii) except as contemplated by the terms of this Agreement, (A) incur, issue or modify in any material respect the terms of any Indebtedness for borrowed money (including Indebtedness in respect of capital leases), or assume, prepay (except as required pursuant to the terms of any Indebtedness currently outstanding), defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Amended and Restated Credit Agreement, dated as of April 28, 2011, by and among the Company and certain of its Subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and U.S. collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent,

J.P. Morgan Europe Limited, as European administrative agent and European collateral agent, Citibank, N.A., as syndication agent and Bank of America, N.A., Wells Fargo Capital Finance, LLC and Suntrust Bank, as documentation agents (the “Revolving Credit Facility”), (2) letters of credit issued pursuant to the Revolving Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate, foreign currency and other hedging arrangements on customary commercial terms in the ordinary course of business and (4) Intercompany Indebtedness incurred in the ordinary course of business;

(viii) grant or incur any Lien material to the Company and its Subsidiaries, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, securing any Indebtedness permitted pursuant to Section 6.1(a)(vii) or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(ix) notwithstanding anything to the contrary elsewhere in this Agreement or the Company Disclosure Letter (other than Section 6.1(a)(ix) of the Company Disclosure Letter), except as required pursuant to agreements and Company Plans in effect prior to the date of this Agreement (and disclosed on the Company Disclosure Letter), or as otherwise required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any similar benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) to, or modify any bonus arrangements or bonus targets for, any current or former director, officer or employee of the Company or any of its Subsidiaries, (C) increase the welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, except for across the board changes in welfare benefits for the employee population as a whole in the ordinary course of business consistent with past practice, (D) establish, adopt, terminate or materially amend any Company Plan or materially amend the terms of any Restricted Shares or Share Equivalent Units or amend any of the performance criteria relative to the terms of any Restricted Shares in any respect, or enter into any new, or amend any existing change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries or increase pension benefits for any such person, (E) accelerate the vesting or payment of or take action to fund, any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of persons who first become employees after the date of this Agreement and who will not be executive officers of the Company, new employment agreements in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $250,000, (G) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities or (H) hire or otherwise employ any person that would become an executive officer of the Company or would otherwise be entitled to an annual base salary and incentive compensation opportunity in excess of $250,000;

(x) other than in the ordinary course of business, (A) make or change any material Tax election, (B) change the Company’s or any Subsidiary of the Company’s method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xi) except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xii) make any loans, advances or capital contributions to, or investments in, any Person (including in any joint venture, whether or not now existing), other than (A) to or in the Company or to or in any direct or indirect controlled wholly-owned Subsidiary of the Company, (B) to or in franchise partners, distributors or wholesale customers in the ordinary course of business in an aggregate amount of less than $1,000,000, (C) any loans, advances, capital contributions or investments that are contemplated under the heading “Fixture Spend 2014” in the quarterly capital expenditure budgets attached to Item 2 of Section 6.1(a)(xv) of the Company Disclosure Letter and (D) loans, advances, capital contributions or investments in connection with Stuart Weitzman store buildout contributions;

(xiii) subject in any event to clauses (xxiii), (xxiv) and (xxv) below, (A) enter into any Contract that would have been a Company Material Contract pursuant to subsections (C), (D), (E), (F), (G), (J), (K) or (M) of Section 5.1(q)(i) had it been entered into prior to the date of this Agreement, (B) terminate, materially amend or waive any material rights under (x) any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case in a manner materially adverse to the Company and its Subsidiaries, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract or (y) any Contract set forth in Items 15 through 18, inclusive, of Section 5.1(q)(i)(G) of the Company Disclosure Letter, (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract, (D) enter into any Contract which contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the Merger or the other Transactions (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries, (E) amend or modify the letter of engagements of the Company’s financial advisors in any manner that materially increases the fees or commissions payable by the Company, or increase the fees or commissions payable by the Company to the Company’s financial advisors by reason of any discretionary compensation that might otherwise be awarded by the Company, (F) incur or pay any fees or expenses to any of the Company’s or its Subsidiaries’ legal or accounting service providers other than as set forth in Section 5.1(r) of the Company Disclosure Letter or (G) amend or modify in any material respect or terminate any Material Real Property Lease, or enter into any new lease that would have been a Material Real Property Lease had it been in effect as of the date hereof, in either case, except in the ordinary course of business, or enter into any Contract for the purchase or sale of real property;

(xiv) except as set forth on subsection 6.1(a)(xiv) of the Company Disclosure Letter, transfer, sell, lease, license, assign, mortgage, pledge, divest, discontinue or otherwise dispose of any entity or assets, brands, product lines, operations, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case either (x) having a current value of $1 million for all such transactions in the aggregate or (y) involving GRI, Brian Atwood, Rachel Roy or Robert Rodriquez brands, operations and/or businesses and/or any other brands, operations and/or businesses with at least $1 million in annual revenue, other than sales of inventory, supplies and product in the ordinary course of business;

(xv) except for the expenditures contemplated by the capital budgets set forth in Section 6.1(a)(xv) of the Company Disclosure Letter or for expenditures required by Law or in response to casualty loss or property damage, make or authorize any capital expenditures;

(xvi) without limiting the terms and conditions of Section 6.16, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action (A) where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed the amount set forth in Section 6.1(a)(xvi) of the Company Disclosure Letter and (B) that would not impose any material restrictions on the business or operations of the Company or its Subsidiaries; provided that the foregoing clause (A) will not restrict the Company’s ability to settle any ordinary course claim involving a settlement amount not in excess of the amount set forth in Section 6.1(a)(xvi) of the Company Disclosure Letter (so long as clause (B) is satisfied);

(xvii) adopt, enter into a plan of, or consummate, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice, unless the Company determines in its reasonable commercial judgment that the form or amount of such insurance should be modified;

(xix) (A) close any stores, other than as set forth in the store closure plan attached as Annex 1 to Section 6.1(a) of the Company Disclosure Letter (the “Store Closure Plan”), (B) with respect to the timing of any store closure listed in the Store Closure Plan, take any action or fail to take any action that results in a material deviation from the timing of any such store closure as set forth in the Store Closure Plan, (C) with respect to any store closure listed in the Store Closure Plan, commit to incur (or incur) any lease breakage costs or similar amounts materially in excess of the amount set forth on the Store Closure Plan with respect to such store closure or (D) consolidate or shutdown any distribution or supply chain facility;

(xx) effect or permit any plant closing or layoff of employees that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance;

(xxi) take, or authorize to be taken, any action or actions that results or could result in a cessation of operations, as defined for purposes of Section 4062(e) of ERISA, that could trigger the imposition of liability against the Company or any of its Subsidiaries under Section 4062(e) of ERISA;

(xxii) (A) open any new stores or enter into any lease with respect to a new store, other than new stores and leases identified on the store and lease plan attached as Annex 2 to Section 6.1(a) of the Company Disclosure Letter (the “Store Opening and Renewal Plan”) or (B) renew, extend, modify, replace or amend any lease (or sublease) of real property held by the Company or any of its Subsidiaries, other than leases or subleases identified on the Store Opening and Renewal Plan and where such renewal, extension, modification, replacement or amendment is not on terms that are adverse to the Company and its Subsidiaries in any material respect compared to the terms in existence on the date of the Agreement;

(xxiii) except for amendments, modifications or renewals that (x) do not materially affect the economic or financial terms of such Contract and (y) do not relate to the nature or scope (geographic, temporal or otherwise) of the rights, assets or properties licensed under any such Contract, amend, modify, terminate or renew any license Contract to which the Company or any of its Subsidiaries is a party or bound by that involve payments to or from the Company and/or any of its Subsidiaries in excess of $1,000,000 over the remaining term of such Contract;

(xxiv) except in accordance with the concession summary attached as Annex 3 to Section 6.1(a) of the Company Disclosure Letter, amend, modify, terminate, renew or otherwise change any concession Contracts of, or involving, the Kurt Geiger Business;

(xxv) make, or make any commitment with respect to, any key money expenditures; or

(xxvi) agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that could reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 6.2. Acquisition Proposals. (a) No Solicitation or Negotiation. (i) The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than a confidentiality agreement referred to in Section 6.2(a)(ii);

(D) grant any waiver, amendment or release under any confidentiality agreement entered into in connection with a potential Acquisition Proposal or fail to use reasonable efforts to enforce any confidentiality agreement entered into in connection with a potential Acquisition Proposal; it being agreed that any standstill provisions contained therein that restricted the ability of a third party to make a non-public Acquisition Proposal to the Company regarding a potential transaction between such third party and the Company shall be deemed waived in accordance with the following paragraph; or

(E) otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

The Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person (other than Parent, Merger Sub and their respective Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall promptly request that any such Person in possession of confidential information about the Company that was furnished by or on behalf of the Company return or destroy all such information in accordance with the terms of the confidentiality agreement with such Person. Notwithstanding the foregoing or anything in this Agreement to the contrary, each of the parties hereto hereby acknowledges and agrees that any provision included in a confidentiality agreement between the Company or any of its Subsidiaries and a third party in effect on the date hereof that restricts the ability of such third party to make a non-public Acquisition Proposal to the Company regarding a potential transaction between such third party and the Company shall be deemed waived by the Company or such Subsidiary party thereto effective upon execution of this Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not more favorable to such Person in any material respect than the terms contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include a standstill provision); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (B) or (C) above, the Board of Directors of the Company or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (y) in the case referred to in clause (D) above, the Board of Directors of the Company or any committee thereof determines in good faith after consultation with its financial advisor that such Acquisition Proposal is a Superior Proposal.

(b) For the purposes of this Agreement:

(i) “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (B) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which in each of clauses (A) and (B) above, if consummated, would result in any Person or group of Persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (1) 25% or more of the total voting power of the Company or (2) 25% or more of the consolidated total assets measured by fair market value (including equity securities of its Subsidiaries), of the Company.

(ii) “Superior Proposal” means a bona fide Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (1) and (2) thereof changed from 25% to 50%) that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including the financing thereof).

(c) No Change of Recommendation or Alternative Acquisition Agreement. (i) The Board of Directors of the Company and each committee thereof shall not:

(A) (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or (ii) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal (it being understood that the Board of Directors of the Company may make a customary “stop, look and listen” communication and may elect to take no position with respect to an Acquisition Proposal until the close of business as of the 10th Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-9(f) or Rule 14e-2 under the Exchange Act without such action being considered an adverse modification); or

(B) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a)(ii)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable or resolve to approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith is a Superior Proposal made after the date of this Agreement (any action described in clauses (A) or (B), a “Change of Recommendation”), and thereafter may also take action pursuant to Section 8.3(a); provided, however, that (1) in the case of clause (A) where such action is not taken in response to an Acquisition Proposal, the Board of Directors of the Company or any committee thereof shall have first determined in good faith, after consultation with outside counsel, that such action could be required by the directors’ fiduciary duties under applicable Law and (2) the Company shall not effect a Change of Recommendation in connection with an Acquisition Proposal or take any action pursuant to Section 8.3(a) with respect to an Acquisition Proposal unless and until (x) the Company notifies Parent in writing, at least three Business Days in advance, that the Company’s Board of Directors intends to effect a Change of Recommendation in connection with an Acquisition Proposal that is a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to an Acquisition Proposal that is a Superior Proposal, in either case subject only to compliance with this clause (2), which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all material related documentation providing for such Superior Proposal; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such three Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, the Financing Commitments and the Guarantee such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantee offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that in the event the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall notify Parent in writing of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the Company’s advance written notice obligation shall be reduced to two Business Days (rather than the three Business Days otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is the three Business Days otherwise contemplated by this Section 6.2(c)).

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) or (iii) making any disclosure to the Company’s shareholders that is required by Law; provided, however, that the Board of Directors of the Company or any committee thereof shall not make a Change of Recommendation except in accordance with Section 6.2(c).

(e) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information in connection with a potential Acquisition Proposal is requested from, or any discussions or negotiations in connection with a potential Acquisition Proposal are sought to be initiated or continued with, the Company or any of its Subsidiaries or any of their respective Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making the Acquisition Proposal or seeking such information or discussions or negotiations and including a written summary of the material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not made in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are made in writing, and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours with respect to a change in price and within 48 hours in the case of any other material change) of the terms of any such material modification (including any amendments thereto or any change to the scope, terms or conditions thereof) and the status of any such discussions or negotiations relating thereto. The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

SECTION 6.3. Proxy Filings; Information Supplied. The Company shall, as promptly as practicable after the date of this Agreement, prepare and file in preliminary form the Proxy Statement with the SEC. The Company agrees that as of the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 6.4. Shareholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the date on which the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Shareholders Meeting, but no longer than reasonably necessary, (a) with the consent of Parent; (b) for the absence of a quorum; (c) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Board of Directors of the Company or any committee thereof has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting; (d) if required by Law or any court of competent jurisdiction; or (e) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(c)(ii) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal, until a date that is three Business Days after the deadline contemplated by Section 6.2(c)(ii) with respect to such notice or subsequent notice(s) if the Acquisition Proposal is modified during such notice period. Subject to Section 6.2, the Board of Directors of the Company and any committee thereof shall recommend such adoption, shall include the Company Recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement. Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Shares at the Shareholders Meeting for the purpose of adopting this Agreement.

SECTION 6.5. Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below and, in the case of the Company in connection with the Carveout Transactions, Section 6.17 (the provisions of which shall not be expanded or otherwise modified by this Section 6.5(b)), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions, including under the HSR Act and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep each other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters. (i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to take or cause to be taken the following actions:

(A) as soon as practicable, and in any event, no later than 15 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Transactions, if required, under the HSR Act for each of Parent and the Company, in each such case, requesting early termination of the waiting period with respect to the Merger and the other Transactions, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B) to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other Transactions;

(C) to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions reasonably necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger and the other Transactions to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii) In furtherance and not in limitation of the undertakings pursuant to this Section 6.5, if any objections are asserted with respect to the Transactions under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the Transactions as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions, each of Parent and the Company and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions so as to permit consummation of the Transactions.

(iii) Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger or the other Transactions, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) subject to Section 6.5(e)(iv), if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company or any of its Subsidiaries or pre-Closing Affiliates and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger or the other Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv) Notwithstanding anything to the contrary in this Section 6.5, neither this Section 6.5, nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any required consent, clearance or approval from any Governmental Entity or otherwise, Parent, the Company or any of their respective Affiliates (the “Covered Parties”) to (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of any of the Covered Parties; except, solely in the case of any such actions listed in subsections (A) and (B) above to the extent solely relating to the Company or any of its Subsidiaries or pre-Closing Affiliates with respect to their respective businesses, if such action listed in subsections (A) or (B) above would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Nine West Business, taken as a whole, the Jones Apparel Business, taken as a whole, the Stuart Weitzman Business, taken as a whole, the Jeanswear Business, taken as a whole, or the Kurt Geiger Business, taken as a whole.

(v) Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(vi) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

SECTION 6.6. Access and Reports. (a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized representatives (including the Financing Sources) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 6.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b) This Section 6.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(c) The information provided pursuant to this Section 6.6 shall be used solely for the purpose of the Merger and the other Transactions, and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreement.

SECTION 6.7. Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.8. Publicity. The initial press release regarding the Merger and the other Transactions shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 6.2(c)) Parent (and Parent shall cause Sycamore Partners, L.P. and Sycamore Partners A, L.P. and their affiliated investment funds and use its reasonable best efforts to cause its other Affiliates) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

SECTION 6.9. Employee Benefits. (a) Parent agrees that, subject to any collective bargaining or similar agreements, during the period commencing at the Effective Time and ending on the date that is 12 months following the Closing Date, each employee of the Company and its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A) base salary and annual cash bonus opportunities which are no less than the base salary and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Effective Time, (B) employee benefits (other than defined benefit pension benefits, equity based benefits, and as otherwise provided in this Section 6.9) that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (C) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time.

(b) With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining amounts of severance, or future vacation or other paid time off accrual (but not for benefit accrual purposes under any qualified defined benefit pension plan) thereunder, service for the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service). In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time.

(c) Parent agrees that for the year in which the Effective Time occurs, it shall provide annual cash bonus opportunities that are not less than the annual cash bonus opportunities as in effect as of the Effective Time and performance metrics relative to such opportunities that are substantially comparable to the existing performance metrics as reasonably adjusted in good faith following the Effective Time to reflect changes to corporate structure, the Merger or the Carveout Transactions.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(e) Parent hereby acknowledges and recognizes that, as of the Effective Time, all of the Company’s and/or the Company’s Affiliates’ contractual obligations with the unions representing bargaining unit employees of the Company or its Affiliates will continue, including all contractual obligations under applicable collective bargaining agreements, as listed in Section 5.1(m)(i) of the Company Disclosure Letter (subject to future bargaining between the unions and the Company or the Company’s Affiliates).

(f) The parties agree that all provisions in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

(g) Parent shall take all actions necessary to cause each purchaser or transferee of any of the businesses or assets of the Company and its Subsidiaries in connection with the Carveout Transactions to assume the obligations of Parent under this Section 6.9 with respect to all employees of the Company and its Subsidiaries that directly or indirectly transfer to or are otherwise employed by such purchaser or transferee.

SECTION 6.10. Expenses. Except as otherwise expressly provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification or reimbursement obligations pursuant to Section 6.14(c), Section 6.17, Section 6.19 and Section 6.20.

SECTION 6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation will jointly and severally indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent will, and will cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director, officer, employee and agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer, employee or agent of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Merger and the other Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation relating to any acts or omissions covered under this Section 6.11 for which indemnification could be sought by an Indemnified Party hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (A) (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11 or (B) shall sell or transfer any of the businesses or assets of the Company and its Subsidiaries in connection with the Carveout Transactions, then proper provisions shall be made so that each purchaser or transferee of such businesses or assets is jointly and severally liable for Parent’s and the Surviving Corporation’s obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

SECTION 6.12. Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, Parent and their respective Boards of Directors shall each use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

SECTION 6.13. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

SECTION 6.14. Financing. (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (unless, in the case of this clause (x), such amount is fully replaced with an amount of new equity financing on terms no less favorable in any material respect (including as to conditionality)) or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent, Merger Sub or any of their respective Affiliates to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions (provided, however, that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement, in each case in accordance with the Debt Financing Commitments as of the date hereof). Each of Parent and Merger Sub shall use reasonable best efforts to (i) maintain in effect the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) until the Transactions are consummated, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective Affiliates party thereto in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) upon satisfaction of the conditions contained in the Financing Commitments, consummate the Financing at Closing, and (v) enforce its rights under the Debt Financing Commitments. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of any Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent, Merger Sub or any of their respective Affiliates party thereto will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent or Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent or Merger Sub shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions on terms not materially less favorable from the standpoint of Parent, Merger Sub, the Affiliates of Parent and Merger Sub party thereto and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company. Parent represents and warrants that (i) the only condition to closing set forth in the Carveout Purchase Agreements is that the Merger has been consummated in accordance with the terms and conditions of this Agreement and (ii) the terms of and performance by the parties of their obligations under such Carveout Purchase Agreements would not reasonably be expected to delay, prevent, hinder or impede the consummation of the Transactions. Parent and Merger Sub will not, and will not permit any of their Affiliates to, amend or modify any such Carveout Purchase Agreements” (a) to add new or additional conditions or amend, modify or expand the existing conditions or (b) otherwise in a manner that would reasonably be expected to delay, prevent, hinder or impede the consummation of the Transactions.

(b) Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitment and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitment until the Transactions are consummated and (ii) subject to Section 9.5(c) and Section 9.5(d), enforce their rights under the Equity Financing Commitment.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent, at the Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 6.14(a), including, without limitation (in each case, to the extent reasonably requested):

(i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii) assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii) (A) assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, payoff and release letters, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (it being understood that the Company shall be under no obligation to deliver or cause to be delivered any certificate with respect to solvency matters, but rather, any such certificates shall be the responsibility of the post-Effective Time officers of the Company); provided that the pre-Effective Time Board of Directors of the Company will not be required to pass any resolutions pursuant to this clause (iii)(A), (B) assisting with obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and (C) cooperating to facilitate the pledging of collateral (including any documents requested by Parent in connection with the preparation of Intellectual Property schedules, including with respect to items of Intellectual Property not included in the Material Company Intellectual Property);

(iv) furnishing Parent and the Financing Sources as promptly as practicable with (x) all of the financial statements described in paragraphs 6, 7 and 15 of Exhibit F of the Debt Financing Commitments (as in effect as of the date hereof, and provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions for use in connection with the offering of the Debt Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to financial information and data derived from the Company’s historical books and records) and (y) such other pertinent and customary financial and other information relating to the Company and its Subsidiaries as Parent shall reasonably request in order to market, syndicate and consummate the Debt Financing; it being understood that (A) all such financial statements and financial and other information, to the extent based upon assumptions relating to the Carveout Transactions, shall be prepared as contemplated by Section 6.14(e)(vii) and (B) in no event shall the information required to be delivered by the Company pursuant to this clause (iv) be deemed to include or shall the Company otherwise be required to provide (1) any description of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” (2) risk factors relating to the Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (3) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or

(4) other information customarily excluded from a Rule 144A offering memorandum (all such financial statements and other financial and other information in this clause (iv), the “Required Financial Information”);

(v) providing monthly financial statements (excluding footnotes) of the Company and its Subsidiaries or business units to the extent the Company customarily prepares (and has prepared) such financial statements;

(vi) using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel and title insurance as reasonably requested by Parent for financings similar to the Financing; and

(vii) using reasonable best efforts to (A) subject to Section 6.6(a), permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) cooperate with Parent to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory and intellectual property appraisals, Phase I environmental assessments and an appraisal of the owned real estate, and make audits and appraisals delivered for the purposes of any credit facility available to Parent for purposes of its Financing.

Nothing in this Section 6.14(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.14(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and management representation letters referred to in clause (ii) above). None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 6.14(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries (including the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business) provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(c). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII and subject, in each such case, to the limitations set forth in Section 9.5(c) and Section 9.5(d). In addition, the completion of the issuance of the senior notes pursuant to the Debt Financing Commitments is not a condition to Closing. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the senior notes as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the bridge facility to be drawn and the proceeds of the bridge facility contemplated by the Debt Financing Commitments to be used to replace such portion of the senior notes not issued at Closing.

(e) For purposes of this Agreement,

(i) the term “Marketing Period” shall mean the first period of 17 consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information and such Required Financial Information is Compliant, (ii) the conditions set forth in Section 7.1 (including the condition set forth in Section 7.1(a)) shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (B) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 17 consecutive Business Day period would be required to be updated in order to be Compliant in accordance with Section 6.14(e)(vi)(b) on any day during such 17 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated financial statements; provided, further, that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.14(a) is obtained; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered); provided, further, that, notwithstanding the foregoing, the Marketing Period shall not commence prior to January 6, 2014;

(ii) the term “Nine West Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing footwear, handbags, small leather goods and costume, semi-precious, sterling silver and marcasite jewelry through the Company’s domestic wholesale footwear and accessories, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Kurt Geiger Business and the Stuart Weitzman Business) and (y) licensing Trademarks related to the business described in clause (x) to third parties (including the licensing of Anne Klein products);

(iii) the term “Jeanswear Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing jeanswear, casual sportswear and dresses, in each case through the Company’s domestic wholesale jeanswear and international wholesale operating segments (but excluding in each case the Jones Apparel Business) and (y) licensing Trademarks related to the business described in clause (x) to third parties;

(iv) the term “Jones Apparel Business” means the business, as conducted by the Company and its Subsidiaries, of (x) designing, manufacturing through third party factories, procuring, marketing, selling (including through specialty retail and outlet stores, concessions and e-commerce sites) and distributing career and casual sportswear (including Jones New York and Anne Klein jeanswear), dresses, suits and a combination thereof (known as the “lifestyle collection”), in each case through the Company’s domestic wholesale sportswear, international wholesale, domestic retail and international retail operating segments (but excluding in each case the Jeanswear Business) and (y) licensing Trademarks related to the business described in clause (x) to third parties (excluding the licensing of Anne Klein products);

(v) the term “Kurt Geiger Business” means the business conducted by KG Group Holdings Limited and its Subsidiaries; and

(vi) the term “Compliant” shall mean, with respect to the Required Financial Information, that (a) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, (b) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing for RemainCo (as defined in the Debt Financing Commitments (as in effect as of the date hereof)), such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 for a non-reporting issuer (excluding subsidiary financial statements or any other information of the type required by Regulation S-X Rule 3-09, Rule 3-10 or Rule 3-16 or “segment reporting” and Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K), and is sufficient to permit a registration statement on Form S-1 for a non-reporting issuer using such financial information and financial statements provided at the commencement of the Marketing Period to be declared effective by the SEC throughout the Marketing Period (other than provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (c) the Company’s auditors have not objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information and any interim quarterly financial statements included in such Required Financial Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 and (d) in the case of the Required Financial Information delivered in connection with the offering of high yield debt securities as part of the Debt Financing for RemainCo (as defined in the Debt Financing Commitments (as in effect as of the date hereof)), the Company’s auditors have confirmed that they are prepared to issue customary comfort letters (by delivering drafts thereof) when customarily required to be delivered during the Marketing Period; and

(vii) if Parent does not deliver all assumptions reasonably necessary for use in connection with the production of the financial statements, business and other financial data, audit reports and other information for the Nine West Business, the Jeanswear Business, the Jones Apparel Business, the Kurt Geiger Business and the Stuart Weitzman Business included within the definition of “Required Financial Information” on or prior to December 27, 2013 (the “Assumption Period”), the Company shall be permitted to make in good faith any and all assumptions that it determines are reasonably necessary in order to produce such Required Financial Information (it being understood that the Company shall consider any assumptions provided by Parent after the Assumption Period and shall use such assumptions unless the Company determines that such assumptions would cause a material delay in the preparation of the Required Financial Information or would be factually incorrect).

SECTION 6.15. FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

SECTION 6.16. Transaction Litigation. “Transaction Litigation” means any litigation commenced or threatened against any party to this Agreement or any of its Affiliates by any Governmental Entity or any private party relating to, arising out of or involving this Agreement, the Merger or any of the other Transactions or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other Transactions. Each party to this Agreement shall keep the other parties reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of such party, jeopardize any privilege of the party with respect thereto regarding any such Transaction Litigation; it being agreed that each party will also cooperate with the other parties to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto. The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto without the prior written consent of Parent, which consent may be granted or withheld in Parent’s sole discretion.

SECTION 6.17. Carveout Transaction Matters. If requested by Parent, at Parent’s sole expense, the Company shall provide reasonable cooperation to Parent and Merger Sub in connection with Parent and Merger Sub’s review of, planning for and implementation of the Carveout Transactions (including, if requested by Parent, reasonable cooperation so that the closing of the Carveout Transactions and the Closing contemplated by this Agreement can occur and be effected concurrently) and, for the avoidance of doubt, shall refrain from taking actions to effect any internal reorganization to implement the Carveout Transactions without the prior written consent of Parent; provided that (a) the Board of Directors of the Company shall not be required to pass any resolutions related to the matters contemplated by this Section 6.17 and (b) this Section 6.17 shall not require the Company to take any action, to execute any document or other instrument, or to incur any liability (i) that is not conditioned upon or that would be effective prior to the Effective Time, (ii) that would contravene any organizational document of the Company or any of its Subsidiaries or (iii) that would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries. Upon request, Parent will reimburse the Company for any out-of-pocket expenses incurred by the Company pursuant to this Section 6.17. If requested by Parent, the Company shall take any reasonably requested steps to begin to unwind the Company’s Canadian financing structure on or prior to December 31, 2013, so long as any such steps will not result in any incremental material liability, obligation, cost or expense to the Company. Substantially concurrently with the Closing, unless prohibited by an Order, Parent shall cause the Restructuring (as defined in the Carveout Purchase Agreements) to be consummated.

SECTION 6.18. Credit Agreement Matters. If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination of the Revolving Credit Facility and any other existing indebtedness of the Company and its Subsidiaries and the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.18 require the Company to cause the Revolving Credit Facility or any other existing indebtedness to be terminated unless (a) the Company has received from Parent funds to pay in full the payoff amount for any such indebtedness and (b) Parent has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner satisfactory to the lenders or holders of such indebtedness, to the extent applicable. Upon request, Parent will reimburse the Company for any reasonably incurred and documented out-of-pocket expenses incurred by the Company pursuant to this Section 6.18.

SECTION 6.19. Repatriation. Parent may request in writing to the Company (the “Repatriation Notice”) that the Company and its wholly owned Subsidiaries cooperate to transfer in any jurisdiction located outside of the United States (the “Repatriation Jurisdictions”) unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary to accounts in the name of the Company or a wholly owned Subsidiary located in the United States (the “Repatriation”; and “Repatriate” shall have a correlative meaning) effective as of the Effective Time. Parent may periodically request from the Company, and the Company will provide (but not more often than monthly), an estimate of the amount of cash that it believes could be repatriated by the Company as of a Closing Date estimated by Parent (as provided for in the immediately following sentence), understanding that such amounts are only an estimate, that actual amounts may vary from such estimates and that the Company shall not be liable for any such variances. The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to repatriate cash from and Parent’s good faith estimate of the Closing Date. The Company will review the Repatriation Notice and send to Parent, as promptly as practicable after the receipt thereof, a written response setting forth the following information with respect each Repatriation Jurisdiction (the “Repatriation Response”): (a) the amount of cash in each Repatriation Jurisdiction that the Company believes could be reasonably Repatriated, taking into account (i) Parent’s estimate of the Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable Law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors’ duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses that would be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes that would be payable on such Repatriated amount and the estimated fees and expenses of counsel and accountants in connection with any such Repatriation (collectively, the “Estimated Costs”) and (c) the amount of time that the Company estimates it would take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice. The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response, Parent shall notify the Company in writing whether or not Parent wishes for the Company to consummate immediately prior to the Effective Time any or all of the Repatriations set forth in the Repatriation Response (including the amount of any such Repatriation, subject to increases or decreases of such amounts by the Company as may be reasonable at the time of Repatriation based on the amount of unrestricted cash actually available at such time) (the “Repatriation Confirmation”) and if it requests any such Repatriation, confirming with respect to each such Repatriation, (a) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such Repatriation and (b) that it approves of the Company incurring the Estimated Costs (and any additional costs as may be reasonably incurred in connection with the Repatriation). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.19 and including the Estimated Costs (and any additional costs). Without limiting the generality of the immediately preceding sentence, Parent shall, promptly upon request by the Company, reimburse the Company for all Estimated Costs (and any additional costs) actually incurred by the Company or its Subsidiaries in connection with this Section 6.19.

SECTION 6.20. Treatment of Certain Notes. (a) Reference is made to each of (i) the 5.125% Senior Notes Due 2014 issued by the Company and certain of its Subsidiaries (the “2014 Notes”), (ii) the 6.875% Senior Notes Due 2019 issued by the Company and certain of its Subsidiaries (the “2019 Notes”), (iii) the 6.125% Senior Notes Due 2034 issued by the Company and certain of its Subsidiaries (the “2034 Notes” and, collectively with the 2014 Notes and the 2019 Notes, the “Notes”; the indentures governing the Notes being the “Indentures”) and (iv) the 5% Loan Notes Due 2016 issued by Jones Apparel Group Holdings, Inc. (the “KG Loan Notes”) and the management loan note instrument governing the KG Loan Notes (the “KG Loan Note Deed”).

(b) As part of the Carveout Transactions, the KG Loan Notes will remain obligations of the current obligor thereunder. At the Effective Time, Parent shall cause Jones Apparel Group Holdings, Inc. to comply with all of the terms and conditions of the KG Loan Notes and the KG Loan Note Deed.

(c) At the Effective Time, Parent shall cause the Surviving Corporation and each issuer (or its successor in interest) under any of the then outstanding Notes to comply with all of the terms and conditions of the then outstanding Notes and the Indentures governing the Notes, including, to the extent required by the terms and conditions of any of the then outstanding Notes or any Indenture governing any series of the then outstanding Notes, causing the Surviving Corporation and any issuer (or its successor in interest) under any series of Notes to (A) obtain and deliver officers’ certificates and opinions of counsel stating that the Transactions comply with the applicable Indentures governing any series of then outstanding Notes and (B) take such steps as are required to secure any of the then outstanding Notes equally and ratably with all indebtedness secured by a lien on property not otherwise permitted to be subject to a lien under the applicable Indentures governing any series of then outstanding Notes.

(d) At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, and/or cause the Company’s Subsidiaries to promptly commence, an offer to purchase for any and all of the outstanding aggregate principal amount of the Notes on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith. The Company shall take all corporate actions that are reasonable and necessary for the Debt Tender Offer. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(e) If reasonably requested by the Parent in writing, the Company and the other issuers of the applicable series of Notes shall, in accordance with the applicable redemption provisions of the applicable series of Notes and the Indenture governing such Notes, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) use reasonable best efforts to take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, set aside sufficient funds to deliver to the Company to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time. Without in any way limiting the provisions of this Section 6.20(e), at the Effective Time, Parent shall cause the Surviving Corporation to Discharge the 2014 Notes as contemplated in clause (g) of Exhibit A to the Debt Financing Commitments.

(f) Parent shall (or the Company, if directed by Parent, shall), at a time selected by Parent (such time to be in accordance with the terms of the Debt Financing Commitments), commence a change of control offer to purchase all of the 2019 Notes (in accordance with the requirements of the Indenture governing such Notes) at the price required pursuant to the Indenture governing such Notes using funds provided by Parent. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with such change of control offer for the 2019 Notes. The closing of the change of control offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the change of control offer to close on the Closing Date; provided that the consummation of the change of control offer with respect to the 2019 Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the change of control offer for the 2019 Notes, the Surviving Corporation shall accept for purchase and purchase each of the 2019 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all 2019 Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such change of control offer. If all of the outstanding aggregate principal amount of the 2019 Notes is validly tendered (and not validly withdrawn) in the change of control offer and/or the Debt Tender Offer for the 2019 Notes, on the Closing Date, Parent shall cause the Surviving Corporation to Discharge the 2019 Notes as contemplated in clause (h) of Exhibit A to the Debt Financing Commitments.

(g) Parent shall prepare all necessary and appropriate documentation in connection with any change of control offer for the 2019 Notes or any Debt Tender Offer, including the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”), and provide the Company with a reasonable opportunity to comment and make reasonable changes to such documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with any Debt Tender Offer or such change of control offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the any Debt Tender Offer or change of control offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.20(g), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the any change of control offer for the 2019 Notes or any Debt Tender Offer and such compliance will not be deemed a breach hereof.

(h) The Company shall waive any of the conditions to any change of control offer for the 2019 Notes or any Debt Tender Offer (other than that the Merger shall have been consummated and that there shall be no Order prohibiting consummation of any Debt Tender Offer or such change of control offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Debt Tender Offer or such change of control offer or make any changes to any Debt Tender Offer or such change of control offer other than as agreed between Parent and the Company.

(i) In connection with the change of control offer for the 2019 Notes or any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Tender Offer or such change of control offer upon the incurrence of such fees and out-of-pocket expenses.

(j) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company at the request of Parent in connection with the Company’s compliance with its obligations under this Section 6.20, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Debt Tender Offer, Discharge or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 6.20 with respect to any Debt Tender Offer, Discharge or change of control offer (in each case other than as a result of the Company’s fraud or willful misconduct); provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred are attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(k) The Company shall be deemed to have satisfied each of its obligations set forth in clauses (d) through (g) of this Section 6.20 (other than its obligation to commence a Debt Tender Offer or change of control offer for the 2019 Notes) if the Company shall have used its reasonable best efforts (or other specified level of efforts) to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer, Discharge or change of control offer. No party hereto or any of its respective Affiliates (including, in the case of Parent and Merger Sub, the Guarantors) shall have any liability or obligation of any kind or nature whatsoever to any other party hereto or any of such party’s respective Subsidiaries or Affiliates or any of their respective Representatives or shareholders in the event that the parties hereto are unable to consummate the Merger or any of the Carveout Transactions as a result of any Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Carveout Transactions, whether on account of Transaction Litigation or otherwise, in each case so long as such party has not otherwise breached this Agreement.

ARTICLE VII

Conditions

SECTION 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Regulatory Consents. Any waiting periods (and any extension thereof) that are applicable to the consummation of the Merger and the Carveout Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunction. No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the Carveout Transactions shall have been issued and be continuing in effect, and the consummation of the Merger and the Carveout Transactions shall not have been prohibited or rendered illegal under any applicable Law.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), and Section 5.1(j) (Takeover Statutes; No Rights Agreement) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies as are de minimis relative to each such representation and warranty taken as a whole; and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Except as disclosed in any Company SEC Reports filed on or after December 31, 2010 and prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

SECTION 7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other Transactions and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

SECTION 7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

SECTION 8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

SECTION 8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a) the Merger shall not have been consummated by the date that is the 180th day anniversary of the date hereof (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a). Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if Parent has the right to terminate this Agreement pursuant to Section 8.4(b);

(b) the Shareholders Meeting shall have been held and completed and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or any of the Carveout Transactions shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

SECTION 8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designee in immediately available funds any fees required to be paid pursuant to Section 8.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.3(a) unless the Company has complied with the requirements of Section 6.2(c) (No Change of Recommendation or Alternative Acquisition Agreement);

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is three Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) at any time prior to the Effective Time, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger within two Business Days after the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready, willing and able to consummate the Merger during such two Business Day period.

SECTION 8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to when the Company Requisite Vote is obtained, if the Board of Directors of the Company (i) shall have made and not withdrawn a Change of Recommendation, (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement or (iii) shall have breached (or the Company shall have breached) in any material respect its obligations under Section 6.2 and, in the case of this clause (iii), such breach is not curable or, if curable, is not cured prior to the earlier of (x) the 5th Business Day after written notice thereof is given by Parent to the Company and (y) the date that is three Business Days prior to the Termination Date; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is three Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

SECTION 8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Termination Fee, the Parent Expenses, the Company Expenses or the expense and indemnification obligations pursuant to this Section 8.5, Section 6.14(c), Section 6.17, Section 6.18, Section 6.19 and Section 6.20 and (ii) the provisions set forth in this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) Termination Fee. In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.2(a) (the section relating to the Termination Date) or (2) Section 8.2(b) (the section relating to failure to receive shareholder approval), (y) any Person other than the Guarantors and their Affiliates shall have made (and not subsequently withdrawn prior to the event giving rise to such termination) a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “25%” in subsections (1) and (2) of the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (the section relating to a Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement);

then the Company shall (A) in the case of clause (i) of this Section 8.5(b), substantially concurrently with the consummation of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 8.5(b), (B) in the case of clause (ii) of this Section 8.5(b), no later than three Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 8.5(b), immediately prior to or substantially concurrently with such termination, pay to Parent or its designee the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $36,000,000. For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

(c) Parent Termination Fee. In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.3(b) (the section relating to material breach by Parent or Merger Sub) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date, (ii) the Company pursuant to Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2), (iii) Parent pursuant to Section 8.4(b) (the section relating to material breach by the Company) if (x) a Company Material Adverse Effect has occurred and (y) no termination right would have existed thereunder if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii) and this Section 8.5(c)) had been replaced with a reference to “Whole Company Material Adverse Effect” or (iv) by Parent or the Company pursuant to Section 8.2(a) (the section relating to the Termination Date), if (x) a Company Material Adverse Effect has occurred and (y) at the time of termination, all of the conditions set forth in Sections 7.1 and 7.2 would have been satisfied (including Section 7.2(a) but other than other conditions that by their nature cannot be satisfied other than at the Closing, all of which are capable of being satisfied at the closing) if each reference to “Company Material Adverse Effect” in this Agreement (other than the references thereto in Section 5.1(a)(ii) and this Section 8.5(c)) had been replaced with references to “Whole Company Material Adverse Effect”, then Parent shall, no later than three Business Days after the date of such termination, pay or cause to be paid to the Company (I) in the case of clause (i) or clause (ii) of this Section 8.5(c), the Parent Termination Fee and (II) in the case of clause (iii) or clause (iv) of this Section 8.5(c), the amount of the Company Expenses, in each case, by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion or both the Parent Termination Fee and the Company Expenses). “Parent Termination Fee” shall mean an amount equal to $60,000,000. For purposes of this Agreement, “Whole Company Material Adverse Effect” means a Company Material Adverse Effect, except that, solely for purposes of this definition, (i) each reference to “either (1) the Apparel Business, taken as a whole, (2) the Non-Apparel Business, taken as a whole, or (3) the Stuart Weitzman Business, taken as a whole” set forth in the definition of Company Material Adverse Effect shall be deemed to be replaced with “the Company and its Subsidiaries, taken as a whole” and (ii) each reference to “the Apparel Business, the Non-Apparel Business or the Stuart Weitzman Business” set forth in the definition of Company Material Adverse Effect shall be deemed to be a replaced with “the Company and its Subsidiaries”. “Company Expenses” means all reasonable and documented out-of-pocket fees and expenses (including reasonable legal, accounting and financial advisor fees and expenses, but excluding, for avoidance of doubt, any success fees payable to any financial advisor that are conditioned upon the occurrence of the Closing) actually incurred by the Company and its Subsidiaries between the date of this Agreement and the termination of this Agreement in connection with the Company’s compliance with the covenants set forth in this Agreement in furtherance of the Transactions (and not including any fees or expenses incurred in connection with any Acquisition Proposal), which amount shall not exceed $12,000,000 (the “Company Expenses Cap”). Notwithstanding the foregoing or anything else to the contrary herein, the parties agree that any amounts paid by Parent pursuant to Parent’s expense and indemnification obligations under Section 6.14(c), Section 6.17, Section 6.18, Section 6.19 and Section 6.20 shall be considered Company Expenses and shall be included in any calculation of the Company Expenses Cap on a dollar for dollar basis.

(d) Parent Expenses. In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) (the section relating to a failure to receive shareholder approval) or by Parent pursuant to Section 8.4(b) (the section relating to a material breach by the Company) as a result of a material breach by the

Company of this Agreement that is a consequence of an act or failure to act by the Company with the Company having actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement under circumstances in which the Termination Fee is not then payable pursuant to Section 8.5(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within three Business Days) pay all of Parent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), which amount shall in no event exceed $12,000,000 in the aggregate, by wire transfer of immediately available funds to one or more accounts designated by Parent or its designee; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b), but shall reduce, on a dollar for dollar basis, any Termination Fee that becomes due and payable under Section 8.5(b). For the avoidance of doubt, Parent shall have right to assign the right to receive the Parent Expenses to one or more Persons in its sole discretion.

(e) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(d) or Parent fails to promptly pay the amounts due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.5(b) or Section 8.5(d) or any portion thereof or a judgment against Parent for the amounts set forth in Section 8.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee or the Company Expenses, as the case may be, pursuant to this Section 8.5 (and its rights to enforce the Guarantee with respect thereto and, in the case the Parent Termination Fee or the Company Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)), any reimbursement and indemnification obligations of Parent pursuant to Sections 6.14(c), 6.17, 6.18, 6.19 or 6.20 and the Company’s right to specific performance of this Agreement pursuant to Sections 9.5(c) and 9.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Equity Provider, the Financing Sources or any of their respective former, current or future Affiliates, and any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Equity Provider, the Financing Sources or any of their respective former, current or future Affiliates, or any of the former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, controlling persons, advisors, attorneys, representatives or agents of any of the foregoing and any heirs, executors, successors or assigns of any of the foregoing, shall have any further liability or obligation (whether in law or in equity and whether based on contract, tort or otherwise) based upon, relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments (including any breach or alleged breach hereof or thereof) or the Transactions and (ii) Parent’s receipt of the Termination Fee or the Parent Expenses, as the case may be, from the Company pursuant to this Section 8.5 (plus, in the case the Termination Fee or the Parent Expenses are not timely paid, the amounts described in the first sentence of this Section 8.5(e)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective Affiliates, and any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective Affiliates, any of the former, current or future general or limited partners, shareholders, directors, officers, employees, managers, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(f) The Company (on behalf of itself and any of its Affiliates, its shareholders, directors, officers, employees, managers, members or agents of any of the foregoing) hereby waives any rights or claims against any Financing Source Related Party in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company agrees not to directly or indirectly commence any action or proceeding against any Financing Source Related Party in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source Related Party shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or the transactions contemplated hereby or thereby. As used in this Agreement “Financing Sources Related Parties” means each Financing Source, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing. Nothing in this Section 8.5(f) shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Financing Commitments (including Parent, Merger Sub or their respective Affiliates party to the Debt Financing Commitments) enumerated in the Debt Financing Commitments in accordance with the express terms and conditions thereof and (ii) any liability or obligation of any of the Financing Sources, and/or any of the rights of Parent, Merger Sub, the Company or their respective Affiliates, under any of the definitive documentation with respect to the Debt Financing.

ARTICLE IX

Miscellaneous and General

SECTION 9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses), 6.11 (Indemnification; Directors’ and Officers’ Insurance) and the indemnification obligations of Parent pursuant to Sections 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation) and 6.20 (Certain Note Matters) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 8.5 (Effect of Termination and Abandonment), the indemnification and reimbursement obligations of Parent pursuant to Sections 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation), 6.20 (Certain Note Matters) and the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guarantee, subject to the terms thereof and this Agreement). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that notwithstanding anything to the contrary contained in this Agreement, Section 8.5(e), Section 8.5(f), this Section 9.2, Section 9.5(a), Section 9.5(b), Section 9.8(vi), Section 9.12 and Section 9.14 may not be amended or modified without the written consent of the Financing Sources to the extent such amendment or modification would have an adverse effect on the Financing Sources’ rights thereunder.

SECTION 9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

SECTION 9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT THAT THE PROVISIONS OF THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL APPLY (X) WITH RESPECT TO THE RIGHTS AND DUTIES OF THE BOARD OF DIRECTORS OF THE COMPANY AND (Y) WHERE SUCH PROVISIONS ARE OTHERWISE MANDATORILY APPLICABLE; PROVIDED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEBT FINANCING COMMITMENTS, ANY LEGAL SUIT, ACTION, LITIGATION, PROCEEDING OR CLAIM AGAINST ANY LENDERS, AGENTS OR ARRANGERS UNDER THE DEBT FINANCING COMMITMENTS AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS AND ANY OTHER FINANCING SOURCE RELATED PARTY (WHETHER IN LAW OR EQUITY OR IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. The parties hereby irrevocably submit to the exclusive personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania and any state court located in the Commonwealth of Pennsylvania (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and their respective former, current or future Affiliates and their former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, agents, representatives, controlling persons, advisors or attorneys and any heirs, successors or assigns of any of the foregoing in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, and agree that the waiver of jury trial set forth in Section 9.5(b) hereof shall be applicable to any such proceeding.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CARVEOUT PURCHASE AGREEMENTS OR THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE DEBT FINANCING AND THE TRANSACTIONS RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions, (ii) the provisions in Section 8.5 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Merger and the other Transactions and without that right, none of the parties hereto would have entered into this Agreement. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.5(d), to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5 and 6.14 by Parent or Merger Sub. Each of Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 9.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.2 in the event that, but only in the event that, (i) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 6.14(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur pursuant to Section 1.2. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 6.14(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). The Company shall be permitted and entitled to seek both a grant of specific performance and payment of the Parent Termination Fee; provided that under no circumstance shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and (2) payment of the Parent Termination Fee. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(c), (2) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(e) and (3) the reimbursement and indemnification obligations of Parent contained in Sections 6.14(c), 6.17, 6.18, 6.19 and 6.20 and (B) under no circumstances will Parent be entitled to monetary damages in excess of (1) any amounts payable pursuant to Section 8.5(b) or Section 8.5(d) and (2) any reimbursement obligations of the Company pursuant to the first sentence of Section 8.5(e).

SECTION 9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

If to Parent or Merger Sub, to:

c/o Sycamore Partners

9 West 57th Street, 31st Floor

New York, NY 10019

Attention:	Stefan Kaluzny
Peter Morrow
Fax:	(212) 796-8560
Email:	skaluzny@sycamorepartners.com
pmorrow@sycamorepartners.com

with copies (which shall not constitute notice) to:

Law Offices of Gary M. Holihan, P.C.

2345 Larkdale Drive

Glenview, IL 60025

Attention:	Gary M. Holihan
Fax:	(847) 730-3461
Email:	garyholihan@gmail.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention:	James P. Faley
R. Cabell Morris Jr.
Fax:	(312) 558-5700
Email:	jfaley@winston.com
rmorris@winston.com

If to the Company, to:

The Jones Group Inc.

1411 Broadway

New York, NY 10018

Attention:	Ira M. Dansky
Fax:	(212) 790-9988
Email:	idansky@jny.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Scott A. Barshay, Esq.
George F. Schoen, Esq.
Fax:	(212) 474 3700
Email:	sbarshay@cravath.com
gschoen@cravath.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:	Franklin Gittes, Esq.
Stephen Arcano, Esq.
Fax:	(212) 735-3000
Email:	franklin.gittes@skadden.com
stephen.arcano@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

SECTION 9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated June 20, 2013, between Sycamore Partners Management, L.L.C. and the Company (the “Confidentiality Agreement”), the Guarantee and the Company’s right as an express third party beneficiary under the Equity Financing Commitment constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement in accordance with its terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S AFFILIATES, REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

SECTION 9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification obligations of Parent pursuant to Section 6.14(c) (Financing), 6.17 (Carveout Transaction Matters), 6.18 (Credit Agreement Matters), 6.19 (Repatriation) and 6.20 (Certain Note Matters), (iii) with respect to shareholders and only after the Effective Time, for the provisions set forth in Article IV, (iv) with respect to the rights of Persons who are explicitly provided to be third party beneficiaries of the Guarantee and the Equity Financing Commitment solely to the extent of the rights set forth therein, (v) with respect to the rights of the third parties specified in Sections 8.5(e) solely to the extent of the rights set forth therein and (vi) with respect to the Financing Sources, the provisions of this Section 9.8 (No Third Party Beneficiaries), Section 8.5(e) and (f) (Effect of Termination and Abandonment), Section 9.2 (Modification or Amendment), Section 9.5(a) (Governing Law and Venue), Section 9.5(b) (Waiver of Jury Trial), Section 9.12 (Severability) and Section 9.14 (Assignment) (and the related defined terms contained in the foregoing provisions), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.9. Obligations of Parent and of the Company. Whenever this Agreement requires an Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Affiliate to take such action. Whenever this Agreement requires an Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Affiliate to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Affiliate to take such action.

SECTION 9.10. Transfer Taxes. Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

SECTION 9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

SECTION 9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the Intralinks Datasite by or on behalf of the Company or (ii) delivered in person or electronically to Parent, Merger Sub or their respective representatives and advisors. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates. The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item (i) has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, (ii) did not arise in the ordinary course of business or in a manner consistent with past practice or (iii) meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Inclusion of any item in a Disclosure Letter shall not constitute, or be deemed to be, an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract), nor shall it be deemed to establish a standard for materiality or a Company Material Adverse Effect. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

SECTION 9.14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Notwithstanding the foregoing, prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the

Transactions or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub may assign their rights under this Agreement (in whole or in part) to any of the Financing Sources as collateral security.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE JONES GROUP INC.
By:	/s/ Ira M. Dansky
Name: Ira M. Dansky
Title: Executive Vice President and
General Counsel

JASPER PARENT LLC
By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: Chief Executive Officer

JASPER MERGER SUB, INC.
By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}

ANNEX A

DEFINED TERMS

Defined Terms	Section
2014 Notes	6.20
2019 Notes	6.20
2034 Notes	6.20
Acquisition Proposal	6.2(b)(i)
Actions	5.1(g)(i)
Affected Employees	6.9(a)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(i)(B)
Antitrust Law	6.5(e)(vi)
Apparel Business	5.1(a)(iv)
Applicable Date	5.1(e)(i)
Articles of Merger	1.3
Assumption Period	6.14(e)(vii)
Bankruptcy and Equity Exception	5.1(c)(i)
beneficial ownership	5.2(i)
Breach End Date	8.3(b)
Business Day	1.2
Bylaws	2.2
Carveout Transactions	Recitals
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Collective Bargaining Agreements	5.1(m)(i)
Company	Preamble
Company Disclosure Letter	5.1
Company Expenses	8.5(c)
Company Expenses Cap	8.5(c)
Company Financial Statements	5.1(e)(v)
Company Material Adverse Effect	5.1(a)(ii)
Company Material Contract	5.1(q)(i)(M)
Company Plans	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Required Governmental Approvals	5.1(d)(i)
Company Requisite Vote	5.1(c)(i)
Company SEC Reports	5.1(e)(i)
Compliant	6.14(f)(vi)
Confidentiality Agreement	9.7
Constituent Corporation	Preamble
Contract	5.1(g)(v)
Corporate Level Services	5.1(a)(iv)
Costs	6.11(a)

Defined Terms	Section
Covered Parties	6.5(e)(iv)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)
Debt Financing Commitments	5.2(e)
Debt Tender Offer	6.20
Discharge	6.20
Disclosure Letter	9.13(c)
Domain Names	5.1(n)(iii)
DTC	4.2(c)
DTC Payment	4.2(c)
Effective Time	1.3
Encumbrance	5.1(p)(iii)(A)
Environmental Claim	5.1(k)(iv)(B)
Environmental Law	5.1(k)(iv)(A)
Equity Financing	5.2(e)
Equity Financing Commitment	5.2(e)
Equity Interests	6.1(a)(iv)
Equity Provider	5.2(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(i)
Estimated Costs	6.19
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Shares	4.1(a)
FCPA	5.1(i)(ii)
Financing	5.2(e)
Financing Commitments	5.2(e)
Financing Sources	5.2(e)
Financing Sources Related Parties	8.5(f)
GAAP	5.1(e)(ii)
Governmental Antitrust Entity	6.5(e)(i)(B)
Governmental Entity	5.1(d)(i)
Guarantee	Recitals
Guarantor or Guarantors	Recitals
HSR Act	5.1(d)(i)
Indebtedness	5.1(p)(iii)(B)
Indemnified Parties	6.11(a)
Indentures	6.20
Intellectual Property	5.1(n)(iii)
Intercompany Indebtedness	5.1(p)(iii)(C)
IRS	5.1(h)(ii)
Jeanswear Business	6.14(e)(iii)
Jones Apparel Business	6.14(e)(iv)
KG Loan Note	6.20
KG Loan Note Deed	6.20
Knowledge	5.1(g)(iv)
Kurt Geiger Business	6.14(e)(v)
Law or Laws	4.2(e)
Lien	5.1(b)(i)
Marketing Period	6.14(e)(i)

Defined Terms	Section
Material Company Intellectual Property	5.1(n)(iv)
Material Real Property Lease	5.1(p)(ii)
Material Subsidiaries	5.1(a)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
Multiemployer Plan	5.1(h)(iii)
Nine West Business	6.14(e)(ii)
Non-Apparel Business	5.1(a)(v)
Notes	6.20
NYSE	5.1(d)(i)
Offer Documents	6.20
Order	5.1(g)(ii)
Outside Directors DC Plan	4.3(b)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Benefit Plans	6.9(b)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(d)
Parent Required Governmental Approvals	5.2(c)(i)
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
PBCL	Recitals
Per Share Merger Consideration	4.1(a)
Permit	5.1(i)(i)
Permitted Encumbrances	5.1(p)(iii)(A)
Person	4.2(e)
Preferred Shares	5.1(b)(i)
Proxy Statement	5.1(d)(i)
Record Holder of Shares	4.2(b)
Redacted Fee Letter	5.2(e)
Repatriation	6.19
Repatriation Confirmation	6.19
Repatriation Jurisdiction	6.19
Repatriation Notice	6.19
Repatriation Response	6.19
Representatives	6.2(a)(i)
Required Financial Information	6.14(c)(iv)
Restricted Shares	5.1(b)(i)
Revolving Credit Facility	6.1(a)(vii)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(d)(i)
Securities Act	5.1(a)(i)
Share or Shares	4.1(a)
Share Equivalent Unit	4.3(b)
Shareholders Meeting	6.4
Solvent	5.2(k)
Stock Plan	5.1(b)(i)
Stuart Weitzman Business	5.1(a)(vi)
Store Closure Plan	6.1(a)(ix)
Store Opening and Renewal Plan	6.1(a)(xxii)

Defined Terms	Section
Subsidiary	5.1(a)(iii)
Superior Proposal	6.2(b)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)(i)
Tax or Taxes	5.1(l)(vii)(A)
Tax Return	5.1(l)(vii)(B)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Trademarks	5.1(n)(iii)
Transaction Litigation	6.16
Transactions	Recitals
Voting Agreements	Recitals
Whole Company Material Adverse Effect	8.5(c)

ANNEX B-1

388 Greenwich St

New York, NY 10013

Confidential

December 19, 2013

The Board of Directors

The Jones Group Inc.

1411 Broadway

New York, NY 10018

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of The Jones Group Inc. (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 19, 2013, among Jasper Parent LLC (“Parent”), Jasper Merger Sub, Inc (“Merger Sub”) and the Company (the “Merger Agreement”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent and (ii) each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Restricted Shares), shall be converted into the right to receive $15.00, without interest (the “Merger Consideration”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

In arriving at our opinion, we reviewed the Merger Agreement dated as of December 19, 2013 and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and we assume no liability therefor. With respect to financial forecasts and other information and data relating to the Company

B-1-1

The Jones Group Inc.

December 19, 2013

provided by the Company, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data relating to the Company or the assumptions on which they were based.

We have assumed, with your consent, that the Merger will be consummated, in all respects material to our analyses or opinion, in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company or evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of the Shares, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities or class of securities, creditors or other constituencies of the Company. Our opinion does not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing, and in the future may provide, services to the Company unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation acting as a lender under certain credit facilities of the Company and lead bookrunner in connection with a $100 million senior notes issuance by the Company in September 2012. We and our affiliates have not provided services to Parent or its affiliates during the two year period preceding the date of this opinion; however we and our affiliates may in the future provide services to Parent and its affiliates, for which services we and such affiliates may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be, and does not constitute a, recommendation to any stockholders as to how such stockholder should vote or act on any matters relating to the proposed Merger.

B-1-2

The Jones Group Inc.

December 19, 2013

This opinion is for the information of the Board of Directors, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose without our prior written consent, except to the extent specifically permitted in this paragraph. This opinion may be included in its entirety in any proxy statement distributed to shareholders of the Company in connection with the Merger or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this opinion in such documents, provided that any such summary or reference language shall also be subject to our prior written approval (such approval not to be unreasonably withheld, delayed or conditioned). Except as described above, without our prior consent, this opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

B-1-3

ANNEX B-2

Privileged and Confidential

December 19, 2013

The Board of Directors of

The Jones Group Inc.

1411 Broadway 36th Floor

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of the shares of common stock, par value $0.01 per share (the “Shares”) of The Jones Group Inc. (the “Company”), of the consideration proposed to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 19, 2013, among Jasper Parent LLC (“Parent”), Jasper Merger Sub., Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Agreement”). Terms used but not defined herein shall have the meanings assigned to them in the Agreement.

The Agreement provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”). Pursuant to the Merger, each outstanding Share, other than the Excluded Shares (as defined in the Agreement), will be converted into the right to receive $15.00 in cash, without interest (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. We understand that Parent and Merger Sub have also entered into Voting Agreements, each dated December 19, 2013 (the “Voting Agreements”), with each of Wesley R. Card and Richard Dickson pursuant to which each such counter-party has agreed to vote in favor of the adoption of the Agreement and the Merger.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company provided by the management of the Company;

(iii) reviewed certain financial projections for the Company provided by the management of the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v) reviewed the reported prices and trading activity of the Shares;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Shares with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions, in whole or in part, that we deemed relevant;

(viii) participated in certain discussions among representatives of each of Parent and the Company, including but not limited to financial advisor for the Company, Citigroup Global Markets Inc.;

(ix) reviewed the Agreement; and

(x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such

B-2-1

information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make information provided by or on behalf of the Company inaccurate or misleading in any respect material to our opinion. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not conducted or assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the Merger will be consummated, in all respects material to our analysis or opinion, in accordance with the terms of the Agreement, including without waiver, modification or amendment of any term, condition or agreement therein (including, without limitation, the consideration proposed to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company. We have also assumed that all representations and warranties set forth in the Agreement are and will be true and correct in all material respects as of the dates made or deemed made for purposes of the Agreement, and that all parties to the Agreement will comply in all material respects with all covenants of such parties thereunder as set forth in the Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date one business day prior to the day hereof. In particular, we do not express any opinion as to the prices at which the Shares may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a sale of the Company, merger or other business combination transaction involving the Company or any of its assets.

We have acted as financial advisor to the Board of Directors in connection with this transaction and will receive a fee for our services. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking and other financial services to the Company, and certain of the Company’s and Parent’s respective affiliates, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as financial advisor to Company, and certain of the Company’s and Parent’s respective affiliates in connection with certain mergers and acquisitions transactions. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information of the Board of Directors of the Company, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of the Shares in connection with the Merger. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be received by the holders of the Shares (other than the holders of Excluded Shares) pursuant to the Agreement. We express no view as to, and our opinion does not

B-2-2

address, the fairness (financial or otherwise) of the Carveout Transactions (as such terms are defined in the Agreement). This letter does not constitute a recommendation to any holder of Shares as to how any such holder should vote on the Merger or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than the holders of Excluded Shares) in connection with the Merger is fair from a financial point of view to such holders.

Very truly yours,

/s/ Peter J. Solomon Company L.P.
PETER J. SOLOMON COMPANY L.P.

B-2-3

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposal(s) 1, 2 and 3.					For	Against	Abstain
1.

To approve the adoption of the Agreement and Plan of Merger dated as of December 19, 2013, by and among The Jones Group Inc., Jasper Parent LLC and Jasper Merger Sub, Inc., as it may be amended from time to time.

					☐	☐	☐
2.

To approve adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

					☐	☐	☐
3.	To approve, on a non-binding, advisory basis, the golden parachute compensation payable to The Jones Group Inc.’s named executive officers in connection with the merger.				☐	☐	☐

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #					SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

THE JONES GROUP INC. Special Meeting of Shareholders This proxy is solicited by the Board of Directors for use at the Special Meeting on{ }, 2014

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Special Meeting of Shareholders to be held on{            }, 2014 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side. The Special Meeting of Shareholders will be held on{            }, 2014 at {        }, at {                    }.

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 3.

Continued and to be signed on reverse side

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/jny
Use the Internet to vote your proxy until 11:59 p.m. (CT) on [Month day, year]. Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on [Month day, year].

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	The proposal to adopt the Agreement and Plan of Merger dated as of December 19, 2013, by and among The Jones Group Inc., Jasper Parent LLC and Jasper Merger Sub, Inc., as it may be amended from time to time.	☐ For		☐ Against	☐ Abstain

2.	The proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.	☐ For		☐ Against	☐ Abstain

3.	The proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to The Jones Group Inc.’s named executive officers in connection with the merger.	☐ For		☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE JONES GROUP INC.

SPECIAL MEETING OF SHAREHOLDERS

Day                             , Date                        , 20

Time

PLACE

1234 Main street

Anytown, XX 99999

THE JONES GROUP INC.
1411 Broadway
New York, New York 10018	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [                    ].

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Special Meeting of Shareholders to be held on [                    ], 2014 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side. The Special Meeting of Shareholders will be held on [                    ], 2014 at [                    ], at [                                        ].

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” Proposals 1, 2 and 3.

See reverse for voting instructions.